   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 1998
                                                    REGISTRATION NUMBER 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                       ALLBRITTON COMMUNICATIONS COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                         4833                     74-180-3105
(STATE OR OTHER JURISDICTION    PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
 OF INCORPORATION OR            CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)
 ORGANIZATION)


                         808 SEVENTEENTH STREET, N.W.
                                  SUITE 300
                         WASHINGTON, D.C. 20006-3903
                                (202) 789-2130
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              LAWRENCE I. HEBERT
                          VICE CHAIRMAN & PRESIDENT
                         808 SEVENTEENTH STREET, N.W.
                                  SUITE 300
                         WASHINGTON, D.C. 20006-3903
                                (202) 789-2130
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
      JERALD N. FRITZ, ESQ.                         MARILYN MOONEY, ESQ.
ALLBRITTON COMMUNICATIONS COMPANY               FULBRIGHT & JAWORSKI L.L.P.
  808 SEVENTEENTH STREET, N.W.                 801 PENNSYLVANIA AVENUE, N.W.
           SUITE 300                                    SUITE 400
   WASHINGTON, D.C. 20006-3903                  WASHINGTON, D.C. 20004-2604
         (202) 789-2130                               (202) 662-0200
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with Principal, Maturity and Interest Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED   PER NOTE(1)     PRICE(1)       FEE
-------------------------------------------------------------------------------
 8 7/8% Series B Senior
  Subordinated Notes due
  2008.................   $150,000,000      100%      $150,000,000  $44,250.00
================================================================================

(1) Pursuant to Rule 457(f) under the Securities Act of 1933, the registration fee has been calculated based on the market value of the 8 7/8% Series A Senior Subordinated Notes due 2008 of ACC for which the securities registered hereby will be exchanged, which is estimated to be the face amount of such Notes.

                               ----------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION DATED FEBRUARY 9, 1998

PROSPECTUS
                              OFFER TO EXCHANGE
                               ALL OUTSTANDING
             8 7/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2008
                 ($150,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                     FOR
              8 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
                       ($150,000,000 PRINCIPAL AMOUNT)
                                      OF
                      ALLBRITTON COMMUNICATIONS COMPANY

  ALTHOUGH THE NOTES ARE TITLED "SENIOR," THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY CURRENT ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR.

                                  -----------

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON      ,
                             1998, UNLESS EXTENDED.

                                  -----------

  Allbritton Communications Company, a Delaware corporation ("ACC"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions sets forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $150,000,000 of its 8 7/8% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes") for an equal principal amount of its outstanding 8 7/8% Series A Senior Subordinated Notes due 2008 (the "Notes"), in integral multiples of $1,000. The Exchange Notes will be senior unsecured obligations of ACC and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to this offer, except that (i) the offering and sale of the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of Exchange Notes will not be entitled to certain rights of holders under a Registration Rights Agreement dated as of January 22, 1998 (the "Registration Rights Agreement"), among ACC and the Initial Purchasers (as defined) of the Notes. The Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of January 22, 1998 (the "Indenture"), between ACC and State Street Bank and Trust Company, as trustee (the "Trustee"). See "Description of the Exchange Notes." There will be no proceeds to ACC from this offering; however, pursuant to the Registration Rights Agreement, ACC will bear certain offering expenses.

  The Exchange Notes will be general senior subordinated obligations of ACC and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein) of ACC and will rank pari passu in right of payment with ACC's existing 9 3/4% Senior Subordinated Debentures due 2007 (the "9 3/4% Debentures"). As of December 31, 1997, after giving pro forma effect to the sale of the Notes (and the application of the net proceeds thereof), Senior
Debt of ACC would have been approximately $11.3 million. The Exchange Notes will also be effectively subordinated to all existing and future liabilities (including trade payables) of ACC's subsidiaries. As of December 31, 1997, after giving pro forma effect to the sale of the Notes (and the application of the net proceeds thereof), ACC's subsidiaries would have had approximately
$26.2 million of total liabilities. See "Description of the Exchange Notes-- Subordination."
                                                        (continued on next page)

SEE "RISK FACTORS," WHICH BEGINS ON PAGE 12 OF THIS PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is      , 1998

(continued from previous page)

  ACC will accept for exchange any and all validly tendered Notes on or prior
to 5:00 p.m., New York City time, on    , 1998, unless extended (the
"Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. State Street Bank and Trust Company is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange but is otherwise subject to certain customary conditions. Assuming the Registration Statement of which this Prospectus is a part becomes
effective prior to    , 1998, if the Exchange Offer is consummated, holders of
the Notes, whether or not tendered, will not be entitled to the contingent increase in interest rates provided for in the Registration Rights Agreement.

  The Notes were sold by ACC on January 22, 1998, to the Initial Purchasers (as defined herein) in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act or pursuant to offers and sales to non-U.S. persons that occurred outside the United States within the meaning of Regulation S under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States or to U.S. persons (as defined in Regulation S under the Securities Act) unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of ACC under the Registration Rights Agreement. See "The Exchange Offer."

  The Exchange Notes will bear interest from January 22, 1998, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date (as defined) to which interest on such Debentures has been paid), at a rate equal to 8 7/8% per annum and on the same terms as the Notes. Interest on the Exchange Notes will be payable semiannually on February 1 and August 1 of each year commencing on the first such date following the Expiration Date. Holders whose Notes are accepted for exchange will be deemed to have waived the right to receive interest on the Notes accrued on and after the date on which interest on the Exchange Notes will begin to accrue.

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, ACC believes that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder (other than a broker-dealer, as set forth below) who is not an affiliate of ACC without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Debentures. Persons wishing to exchange Notes in the Exchange Offer must represent to ACC that such conditions have been met.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The Letter of Transmittal states that by so acknowledging and by so delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. ACC has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Prior to the Exchange Offer, there has been only a limited secondary market for the Notes and no public market for the Notes or the Exchange Notes. ACC does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised ACC that they intend to make a market in the Exchange Notes; however, they are not obligated to do so and any market-making may be discontinued at any time. As a result, ACC cannot determine whether an active public market will develop for the Exchange Notes. See "Risk Factors--Absence of Public Market."

  Any Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Notes will continue to be subject to the existing restrictions upon transfer thereof and, except under limited circumstances set forth in the Registration Rights Agreement, ACC will have no further obligation to such holders to provide for the registration under the Securities Act of the Notes held by those holders.

  ACC expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of Global Securities (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Securities representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Securities, Exchange Notes in certificated form will be issued in exchange for the Global Securities on the terms set forth in the Indenture. See "Description of the Exchange Notes--Book-Entry, Delivery and Form."

                               ----------------

  No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by ACC. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Exchange Notes offered hereby, nor does it constitute an offer to sell or the solicitation of an offer to buy any of the Exchange Notes to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

  UNTIL      , 1998 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  CERTAIN OF THE MATTERS DISCUSSED IN THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED BY REFERENCE, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SECURITIES ACT AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SUCH FORWARD-LOOKING STATEMENTS MAY INVOLVE UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS AND PERFORMANCE OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM FUTURE RESULTS OR PERFORMANCE EXPRESSED OR IMPLIED BY SUCH STATEMENTS. CAUTIONARY STATEMENTS REGARDING THE RISKS ASSOCIATED WITH SUCH FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, THOSE STATEMENTS INCLUDED UNDER "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." CERTAIN OF SUCH RISKS AND UNCERTAINTIES RELATE TO THE HIGHLY LEVERAGED NATURE OF THE COMPANY, THE RESTRICTIONS IMPOSED ON THE COMPANY BY CERTAIN INDEBTEDNESS, THE SENSITIVITY OF THE COMPANY TO ADVERSE TRENDS IN THE GENERAL ECONOMY, THE HIGH DEGREE OF COMPETITION IN THE COMPANY'S INDUSTRY, THE IMPACT OF NEW TECHNOLOGIES AND CHANGES IN FEDERAL COMMUNICATIONS COMMISSION ("FCC") REGULATIONS, THE VARIABILITY OF THE COMPANY'S QUARTERLY RESULTS AND THE COMPANY'S SEASONALITY, AMONG OTHERS.

  ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED BY THE FOREGOING CAUTIONARY STATEMENTS.

                              ------------------

  Depending on the context in which they are used, the following "call letters" refer either to the corporate owner of the station indicated or the station itself: "WJLA" refers to WJLA-TV, a division of ACC (operator of WJLA-TV, Washington, D.C.); "WHTM" refers to Harrisburg Television, Inc. (licensee of WHTM-TV, Harrisburg, Pennsylvania); "KATV" refers to KATV, LLC (licensee of KATV, Little Rock, Arkansas); "KTUL" refers to KTUL, LLC (licensee of KTUL, Tulsa, Oklahoma); "WCIV" refers to WCIV, LLC (licensee of WCIV, Charleston, South Carolina); "WSET" refers to WSET, Incorporated (licensee of WSET-TV, Lynchburg, Virginia); "WCFT" refers to TV Alabama, Inc. (licensee of WCFT-TV, Tuscaloosa, Alabama and WBMA-LP, Birmingham, Alabama); and "WJSU" refers to Flagship Broadcasting, Inc. (licensee of WJSU-TV, Anniston, Alabama). The term "ATP" refers to Allbritton Television Productions, Inc., the term "ANB" refers to Allbritton News Bureau, Inc. and the term "Perpetual" refers to Perpetual Corporation, which is controlled by Joe L. Allbritton, Chairman of ACC. "AGI" refers to Allbritton Group, Inc., which is a wholly-owned subsidiary of Perpetual and ACC's parent. "Westfield" refers to Westfield News Advertiser, Inc., an affiliate of ACC that is wholly-owned by Joe L. Allbritton. "Allfinco" refers to Allfinco, Inc., a wholly-owned subsidiary of ACC. "Harrisburg TV" refers to Harrisburg Television, Inc., an 80%-owned subsidiary of Allfinco. "TV Alabama" refers to TV Alabama, Inc., an 80%-owned subsidiary of Allfinco that programs WJSU and owns WCFT and WBMA-LP. "Allnewsco" refers to ALLNEWSCO, Inc., an affiliate of ACC that is an 80%-owned subsidiary of Perpetual. "RLA Trust" refers to the Robert Lewis Allbritton 1984 Trust for the benefit of Robert L. Allbritton, Chief Operating Officer and a Director of ACC, that owns 20% of Allnewsco. "RLA Revocable Trust" refers to the trust of the same name that owns 20% of each of Harrisburg TV and TV Alabama.

  As used herein, "designated market area" ("DMA") is defined as a geographic market designated by Nielsen Media Research, a subsidiary of Cognizant Corporation ("Nielsen"), for the sale of national "spot" and local advertising time sales. As used herein, (1) "Market rank (DMA)" is based on the Nielsen Station Index for November of the years indicated; (2) "Total commercial competitors in market" is the total number of commercial broadcast television stations in the DMA with an audience rating of at least 1% in the 7:00 a.m. to 1:00 a.m., Sunday through Saturday time period; (3) "Station rank in market" is the station's rank in the market based on its share of total viewing of commercial broadcast television stations in the market for the time periods referenced or, if no time period is indicated, such rank is based on 7:00 a.m. to 1:00 a.m., Sunday through Saturday; and (4) "Station's audience share" is a station's share of total viewing of commercial broadcast television stations in the market for the time periods referenced or, if no time period is indicated, such share is based on 7:00 a.m. to 1:00 a.m., Sunday through Saturday. "Anniston Option" refers to ACC's option to purchase the assets of WJSU. "Contribution" refers to a contribution by an affiliate in February 1996 of the capital stock of WSET and WCIV by which WSET and WCIV became wholly owned subsidiaries of ACC. "Senior Credit Facility" refers to that certain Revolving Credit Agreement by and between ACC, the financial institutions party thereto, and BankBoston, N.A. dated as of April 16, 1996, as amended.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   v
Incorporation of Certain Documents by Reference...........................   v
Prospectus Summary........................................................   1
Risk Factors..............................................................  12
The Exchange Offer........................................................  18
Use of Proceeds...........................................................  26
The Company...............................................................  27
Capitalization............................................................  28
Selected Consolidated Financial Data......................................  29
Management's Discussion and Analysis of Financial Condition and
  Results of Operations...................................................  31
Business..................................................................  45
Management................................................................  58
Ownership of Capital Stock................................................  61
Certain Transactions......................................................  62
Description of Certain Indebtedness.......................................  64
Description of the Exchange Notes.........................................  65
Certain Tax Considerations................................................  85
Plan of Distribution......................................................  89
Legal Matters.............................................................  90
Experts...................................................................  90
Index to Financial Statements............................................. F-1

                             AVAILABLE INFORMATION

  ACC has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to ACC or the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facilities maintained by the Commission identified below, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  ACC currently files with the Commission reports, information and documents specified in Section 13 of the Exchange Act and will furnish such reports to the registered holders of the Exchange Notes. Annual reports of ACC containing audited financial statements as well as unaudited quarterly financial reports will be furnished to the Trustee under the Indenture relating to the Exchange Notes. Reports and other information filed by ACC with the Commission in accordance with the Exchange Act may be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. at prescribed rates. The Commission also maintains a Web Site that contains reports and other information regarding ACC, and the address of such site is http://www.sec.gov.

  ACC expects that it will not be required to file any Exchange Act reports with the Commission for periods after September 30, 1998. However, ACC has agreed that it will continue to furnish the information required by the Exchange Act to the Commission so long as any Exchange Notes are outstanding even if it would be entitled under the Exchange Act not to furnish such information. ACC has also agreed that, at any time when it is not required to file reports with the Commission, the annual and quarterly reports furnished to the Trustee under the Indenture will be sent to registered holders of the Exchange Notes. Such reports will contain a narrative description of recent developments in the business of ACC and its consolidated subsidiaries and material changes in the financial condition and results of operations of ACC and its consolidated subsidiaries. In addition, while any Exchange Notes remain outstanding, the Company will make available upon request, to any holder or prospective purchaser of the Exchange Notes, the information required pursuant to Rule 144A(d)(4) promulgated under the Securities Act, during any period in which the Company is not subject to Sections 13 or 15(d) of the Exchange Act. Any such request should be directed to the Secretary of the Company at 808 Seventeenth Street, Suite 300, Washington, D.C. 20006 (telephone number: (202) 789-2130).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference into this Prospectus all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this Exchange Offer, which documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will furnish without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been incorporated by reference herein, other than exhibits to the documents which have been incorporated by reference herein unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to the Company at 808 Seventeenth Street, N.W., Suite 300, Washington, D.C. 20006-3903, Attention: Mr. Henry Morneault, Chief Financial Officer. In order to ensure timely delivery of the documents, any requests should be made by
   , 1998.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. The consolidated financial data included herein consist of the accounts of ACC and its consolidated subsidiaries (collectively, the "Company"). Unless otherwise indicated, all market rank, station rank in market and station audience rating and share data contained herein have been obtained from the Nielsen Station Index dated November 1997. Unless otherwise indicated, references to fiscal years are to the Company's fiscal years which end on September 30 of the year indicated.

                                  THE COMPANY

  The Company owns and/or operates ABC network affiliated television stations serving seven diverse geographic markets ranging from the 7th to the 117th largest DMA in the United States. ACC was founded in 1974 and is a subsidiary of Allbritton Group, Inc. ("AGI"), which is wholly-owned by Perpetual Corporation, which in turn is controlled by Joe L. Allbritton, ACC's Chairman.

  The following table sets forth general information for each of the Company's owned and/or operated stations as of November 1997:

                                                                  TOTAL
                                                       MARKET   COMMERCIAL  STATION    RANK
       DESIGNATED                  NETWORK    CHANNEL  RANK OR COMPETITORS  AUDIENCE    IN     ACQUISITION
      MARKET AREA        STATION AFFILIATION FREQUENCY DMA(1)  IN MARKET(2) SHARE(3) MARKET(4)    DATE
      -----------        ------- ----------- --------- ------- ------------ -------- --------- -----------
 Washington, D.C. ......  WJLA       ABC       7/VHF      7         6          24%        1     01/29/76
 Harrisburg-Lancaster-
  York-Lebanon, PA......  WHTM       ABC      27/UHF     45         5          26%        2     03/01/96
 Little Rock, AR........  KATV       ABC       7/VHF     56         5          34%        1     04/06/83
 Tulsa, OK..............  KTUL       ABC       8/VHF     58         5          30%        2     04/06/83
 Lynchburg-Roanoke, VA..  WSET       ABC      13/VHF     68         4          25%        2     01/29/76(5)
 Charleston, SC.........  WCIV       ABC       4/VHF     117        5          20%        3     01/29/76(5)
 Birmingham, AL(6)...... WBMA-LP     ABC      58/UHF     51         5          --       --      08/01/97
 Tuscaloosa, AL.........  WCFT       ABC      33/UHF     187        2          68%        1     03/15/96
 Anniston, AL(7)........  WJSU       ABC      40/UHF     201        2          67%        1        --

--------
(1) Represents market rank based on the Nielsen Station Index for November
    1997.
(2) Represents the total number of commercial broadcast television stations in the DMA with an audience rating of at least 1% in the 7:00 a.m. to 1:00 a.m., Sunday through Saturday, time period.
(3) Represents the station's share of total viewing of commercial broadcast television stations in the DMA.
(4) Represents the station's rank in the DMA based on its share of total viewing of commercial broadcast television stations in the DMA.
(5) WSET and WCIV have been indirectly owned and operated by Joe L. Allbritton since 1976. On March 1, 1996, WSET and WCIV became wholly-owned subsidiaries of ACC.
(6) TV Alabama serves the Birmingham market by simultaneously broadcasting identical programming over WBMA-LP, WCFT and WJSU (which TV Alabama programs pursuant to a local marketing agreement). The market rank figures reflect only the Birmingham market. The total commercial competitors in market figures exclude WBMA-LP, because it is a low power television station. The combined station audience share of commercial television viewership of WBMA-LP, WCFT and WJSU in the Birmingham DMA is 19%. This calculation is based on an 11% share for the combination of WBMA-LP, WCFT and WJSU divided by the 59% commercial television viewership share within the DMA at November 1997.
(7) Programmed Station.

BUSINESS AND OPERATING STRATEGY

  The Company's business strategy is to focus on building net operating revenues and net cash provided by operating activities (as defined by generally accepted accounting principles). During Fiscal 1996, the Company and its subsidiaries consummated several transactions that expanded their broadcast holdings. The Company acquired an 80% interest in the assets and certain liabilities of WHTM and WCFT (the "Acquisitions"). The Company, through an 80%- owned subsidiary, also entered into a LMA to program, for a period of ten years, WJSU, licensed to Anniston, Alabama (the "Anniston LMA"). In addition, WSET and WCIV became wholly-owned subsidiaries of ACC through a contribution of capital stock from an affiliate wholly-owned by Joe L. Allbritton.

  The Company intends to pursue selective acquisition opportunities as they arise. The Company's acquisition strategy is to target network-affiliated television stations where it believes it can successfully apply its operating strategy and where such stations can be acquired on attractive terms. Targets include midsized growth markets with what the Company believes to be advantageous business climates. Although the Company continues to review strategic investment and acquisition opportunities, no agreements or understandings are currently in place regarding any material investments or acquisitions.

  In addition, the Company constantly seeks to enhance net operating revenues at a marginal incremental cost through its use of existing personnel and programming capabilities. For example, KATV operates the Arkansas Razorback Sports Network ("ARSN"), which provides University of Arkansas sports programming to a network of 66 radio stations in four states.

  The Company's operating strategy focuses on four key elements:

  Local News and Community Leadership. The Company's stations strive to be local news leaders to exploit the revenue potential associated with local news leadership. Since the acquisition of each station, the Company has focused on building that station's local news programming franchise as the foundation for building significant audience share. In each of its market areas, the Company develops additional information-oriented programming designed to expand the stations' hours of commercially valuable local news and other programming with relatively small incremental increases in operating expenses. Local news programming is commercially valuable because of its high viewership level, the attractiveness to advertisers of the demographic characteristics of the typical news audience (allowing stations to charge higher rates for advertising time) and the enhanced ratings of other programming in time periods adjacent to the news. In addition, management believes strong local news product has helped differentiate local broadcast stations from the increasing number of cable programming competitors that generally do not provide this material.

  High Quality Non-Network Programming. The Company's stations are committed to attracting viewers through an array of syndicated and locally-produced programming to fill those periods of the broadcast day not programmed by the network. This programming is selected by the Company on its ability to attract audiences highly valued in terms of demographic makeup on a cost-effective basis and reflects a focused strategy to migrate and hold audiences from program to program throughout dayparts. Audiences highly valued in terms of demographic makeup include women aged 18-49 and all adults aged 25-54. These demographic groups are perceived by advertisers as the groups with the majority of buying authority and decision-making in product selection.

  Local Sales Development Efforts. The Company believes that television stations with a strong local presence and active community relations can realize additional revenue from advertisers through the development and promotion of special programming and marketing events. Each of the Company's stations has developed such additional products, including high quality programming of local interest (such as University of Arkansas football and basketball games, Washington Redskins pre-season football games and related shows) and sponsored community events. These sponsored events have included health fairs, contests, job fairs, parades and athletic events and have provided advertisers, who are offered participation in such events, an opportunity to direct a marketing program to targeted audiences. These additional products have proven successful in attracting incremental advertising revenues. The stations also seek to maximize their local sales efforts through the use of extensive research and targeted demographic studies.

  Cost Control. Management believes that controlling costs is an essential factor in achieving and maintaining the profitability of its stations. The Company believes that by delivering highly targeted audience levels and controlling programming and operating costs, the Company's stations can achieve increased levels of revenue and operating cash flow. As the provider of ABC network programming in each of its market areas, the Company has entered into long-term stable affiliation agreements. Further, each station rigorously manages its expenses through project accounting, a budgetary control process which includes daypart revenue analysis and expense analysis. Moreover, each of the stations closely monitors its staffing levels. As part of the planned development of the Birmingham station during Fiscal 1996 and 1997, the Company has made a continuing investment in the start-up operations, including staffing, programming, marketing and promotional activities.

                               THE NOTE OFFERING

THE NOTES...................  The Notes were sold by ACC on January 22,
                              1998, to Merrill Lynch & Co., Merrill Lynch,
                              Pierce, Fenner & Smith Incorporated,
                              BancBoston Securities Inc. and CIBC
                              Oppenheimer Corp. (collectively, the "Initial Purchasers") pursuant to a Purchase Agreement dated January 14, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act or pursuant to offers and sales to non-U.S. persons that occurred outside the United States within the meaning of Regulation S under the Securities Act.

REGISTRATION RIGHTS
 AGREEMENT..................  Pursuant to the Purchase Agreement, ACC and
                              the Initial Purchasers entered into a
                              Registration Rights Agreement dated January
                              22, 1998, which grants the holders of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights, which, except under very limited circumstances, terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

SECURITIES OFFERED..........  $150,000,000 aggregate principal amount of 8
                              7/8% Series B Senior Subordinated Notes due
                              2008.

THE EXCHANGE OFFER..........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $150,000,000 aggregate principal amount of Notes is outstanding. ACC will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, ACC believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a broker-dealer, as set forth below, and any such holder that is an "affiliate" of ACC within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                              Each broker-dealer that receives Exchange
                              Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by so delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. ACC has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
                              1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by ACC.

EXPIRATION DATE.............  5:00 p.m., New York City time, on    , 1998
                              unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

INTEREST ON THE EXCHANGE
 NOTES AND THE NOTES........  The Exchange Notes will bear interest from
                              January 22, 1998, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date (as defined) to which interest on such Notes has been paid). Accordingly, holders of Notes that are accepted for exchange will not receive interest on the Notes that is accrued but unpaid at the time of tender.

CONDITIONS TO THE EXCHANGE
 OFFER......................  The Exchange Offer is subject to certain customary conditions, which may be waived by ACC. See "The Exchange Offer--Conditions." The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered.

PROCEDURES FOR TENDERING
 NOTES......................  Each holder of Notes wishing to accept the
                              Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. By executing the Letter of Transmittal, each holder will represent to ACC that, among other things, the holder or the person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Notes, tendering holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer-- Procedures for Tendering."

SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS..........  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered holder. THE TRANSFER OF REGISTERED OWNERSHIP MAY TAKE CONSIDERABLE TIME AND MAY NOT BE ABLE TO BE COMPLETED PRIOR TO THE EXPIRATION DATE. SEE "THE EXCHANGE OFFER--PROCEDURES FOR TENDERING."

GUARANTEED DELIVERY
 PROCEDURES.................  Holders of Notes who wish to tender their
                              Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                              Procedures."

WITHDRAWAL RIGHTS...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the
                              Expiration Date pursuant to the procedures described under "The Exchange Offer-- Withdrawal of Tenders."

ACCEPTANCE OF NOTES AND
 DELIVERY OF EXCHANGE
 NOTES......................  Subject to the terms and conditions of the
                              Offer, including the reservation of certain rights by the Company, ACC will accept for exchange any and all Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to such terms and conditions, the Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

FEDERAL INCOME TAX
 CONSEQUENCES...............  The exchange pursuant to the Exchange Offer should not be a taxable event for Federal income tax purposes. See "Certain Tax Considerations."

EFFECT ON HOLDERS OF
 NOTES......................  As a result of the making of this Exchange
                              Offer, ACC will have fulfilled one of its obligations under the Registration Rights Agreement, and holders of Notes who do not tender their Notes will not, except under very limited circumstances, have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected.

EXCHANGE AGENT..............  State Street Bank and Trust Company.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

  The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

SECURITIES OFFERED..........  $150,000,000 principal amount of 8 7/8%
                              Series B Senior Subordinated Notes due
                              February 1, 2008.

MATURITY DATE...............  February 1, 2008.

INTEREST PAYMENT DATES......  February 1 and August 1 of each year, commencing August 1, 1998.

OPTIONAL REDEMPTION.........  The Exchange Notes will be redeemable at the option of ACC, in whole or in part, at any time on or after February 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the applicable date of redemption.

                              In addition, at any time on or prior to
                              February 1, 2001, ACC will have the option to redeem up to 35% of the aggregate principal amount of the Exchange Notes originally issued in the Offering at a redemption price equal to 108.875% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the applicable date of redemption, with the net proceeds of one or more public offerings of ACC Common Stock; provided that at least 65% of the aggregate principal amount of the Exchange Notes originally issued in the Exchange Offer remains outstanding immediately after the occurrence of such redemption.

                              Furthermore, at any time prior to February 1, 2003, upon a Change of Control, ACC will have the option to redeem the Exchange

                              Notes, in whole or in part, within 180 days of such Change of Control, at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest, if any, to the applicable date of redemption, plus (iii) the Applicable Premium. See "Description of the Exchange Notes--Optional Redemption."

CHANGE OF CONTROL...........
                              In the event of a Change of Control, each holder of Exchange Notes may require ACC to repurchase all of the Exchange Notes held by such holder at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Exchange Notes--Change of Control."

RANKING.....................  The Exchange Notes will be general senior subordinated obligations of ACC and will be subordinated in right of payment to all existing and future Senior Debt of ACC and will rank pari passu in right of payment with the 9 3/4% Debentures and, until the date of redemption thereof, the 11 1/2% Debentures. See "Use of Proceeds." As of December 31, 1997, after giving pro forma effect to the sale of the Notes (and the application of the net proceeds thereof), Senior Debt of ACC would have been approximately $11.3 million. The Exchange Notes will also be effectively subordinated to all existing and future liabilities (including trade payables) of ACC's subsidiaries. As of December 31, 1997, after giving effect to the sale of the Notes (and the application of the net proceeds thereof), ACC's subsidiaries would have had approximately $26.2 million of total liabilities. See "Description of the Exchange Notes--Subordination."

CERTAIN COVENANTS...........
                              The Indenture will contain certain covenants that, among other things, will limit the ability of ACC to: (i) incur Debt (as defined herein) and issue preferred stock; (ii) make Restricted Payments (as defined herein);
                              (iii) incur other subordinated Debt; (iv) create certain liens; (v) enter into transactions with affiliates; (vi) create certain dividend and other payment restrictions affecting subsidiaries; (vii) make certain Asset Sales (as defined herein); and (viii) engage in any merger, consolidation or sale of substantially all assets. See "Description of the Exchange Notes--Certain Covenants."

EVENTS OF DEFAULT...........  The Indenture provides for certain Events of
                              Default. See "Description of the Exchange Notes-- Events of Default."

USE OF PROCEEDS.............
                              There will be no cash proceeds to ACC from the Exchange Offer. See "Use of Proceeds."

NO PRIOR PUBLIC MARKET FOR
THE EXCHANGE NOTES..........  The Exchange Notes will be new securities for which there currently is no market. Although the Initial Purchasers have informed ACC that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. ACC does not intend to apply for listing of the Exchange Notes on any securities exchange. See "Risk Factors-- Absence of Public Market."

TRUSTEE.....................  State Street Bank and Trust Company.

DIRECTION OF TRUSTEE........  The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain exceptions. See "Description of the Exchange Notes--Concerning the Trustee." Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. See "Description of the Exchange Notes--Rights Upon Default."

                                  RISK FACTORS

  Prospective investors should consider all of the information contained in this Prospectus before making an investment in the Exchange Notes. In particular, prospective investors should carefully consider the factors set forth under "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The summary consolidated financial data for the fiscal years ended September 30, 1993, 1994, 1995, 1996 and 1997 are derived from the Company's Consolidated Financial Statements. The summary consolidated financial data for the three months ended December 31, 1996 and 1997 are derived from the Company's Unaudited Consolidated Financial Statements. The information in this table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere herein.

                                                                          THREE MONTHS
                                                                              ENDED
                                FISCAL YEAR ENDED SEPTEMBER 30,           DECEMBER 31,
                          ---------------------------------------------- ---------------
                            1993      1994     1995     1996      1997    1996    1997
                          --------  -------- -------- --------  -------- ------- -------
                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA(1):
Operating revenues,
 net....................  $109,867  $125,830 $138,151 $155,573  $172,828 $47,792 $51,320
Television operating
 expenses, excluding
 depreciation and
 amortization...........    65,533    67,745   75,199   92,320   105,630  26,404  27,589
Depreciation and
 amortization...........     5,771     5,122    4,752   10,257    19,652   4,294   4,802
Corporate expenses......     3,231     4,250    3,753    5,112     4,382     974   1,062
Operating income........    35,332    48,713   54,447   47,884    43,164  16,120  17,867
Interest expense........    22,336    22,303   22,708   35,222    42,870  10,659  11,058
Interest income.........     2,408     2,292    2,338    3,244     2,433     611     628
Income before
 extraordinary items and
 cumulative effect of
 changes in accounting
 principles.............     7,586    17,360   19,909    8,293       424   3,194   4,023
Extraordinary items(2)..     1,485       --       --    (7,750)      --      --      --
Cumulative effect of
 changes in accounting
 principles(3)..........      (523)    3,150      --       --        --      --      --
Net income..............     8,548    20,510   19,909      543       424   3,194   4,023

                                                                                                  AS
                                                                                             ADJUSTED(4)
                                                                                   AS OF        AS OF
                                        AS OF SEPTEMBER 30,                     DECEMBER 31, DECEMBER 31,
                         -----------------------------------------------------  ------------ ------------
                           1993       1994       1995       1996       1997         1997         1997
                         ---------  ---------  ---------  ---------  ---------  ------------ ------------
                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA(1):
Total assets............ $  91,218  $  94,079  $  99,605  $ 281,778  $ 280,977   $ 282,261    $ 283,941
Total debt(5)...........   197,154    199,473    198,919    402,993    415,722     425,095      435,170
Redeemable preferred
 stock(6)...............       168        168        168        --         --          --           --
Stockholder's
 investment.............  (138,288)  (136,961)  (133,879)  (172,392)  (185,563)   (189,552)    (197,543)

                                                                                 AS                              AS
                                                                             ADJUSTED(4)                    ADJUSTED(4)
                                                                             FISCAL YEAR   THREE MONTHS     THREE MONTHS
                                                                                ENDED          ENDED           ENDED
                                FISCAL YEAR ENDED SEPTEMBER 30,             SEPTEMBER 30,  DECEMBER 31,     DECEMBER 31,
                         -------------------------------------------------  ------------- ----------------  ------------
                           1993      1994      1995      1996       1997        1997       1996     1997        1997
                         --------  --------  --------  ---------  --------  ------------- -------  -------  ------------
                                                          (DOLLARS IN THOUSANDS)
CASH FLOW DATA(7):
Cash flows from
 operating activities... $ 12,531  $ 18,267  $ 22,145  $  28,370  $ 15,551    $ 16,781    $(3,549) $(1,133)    $ (785)
Cash flows from
 investing activities...   (1,933)   (1,420)   (2,543)  (165,109)  (17,363)    (17,363)    (1,862)  (2,543)    (2,543)
Cash flows from
 financing activities...  (19,793)  (16,905)  (18,549)   145,031    (2,875)      7,425     (1,362)   1,031      1,031

                                                                            AS                              AS
                                                                        ADJUSTED(4)                    ADJUSTED(4)
                                                                        FISCAL YEAR   THREE MONTHS     THREE MONTHS
                                                                           ENDED          ENDED           ENDED
                              FISCAL YEAR ENDED SEPTEMBER 30,          SEPTEMBER 30,  DECEMBER 31,     DECEMBER 31,
                          -------------------------------------------  ------------- ----------------  ------------
                           1993     1994     1995     1996     1997        1997       1996     1997        1997
                          -------  -------  -------  -------  -------  ------------- -------  -------  ------------
                                                        (DOLLARS IN THOUSANDS)
FINANCIAL RATIOS AND
 OTHER DATA(1):
Operating Cash Flow(8)..  $41,103  $53,835  $59,199  $58,141  $62,816     $62,816    $20,414  $22,669    $22,669
Operating Cash Flow
 Margin(9)..............     37.4%    42.8%    42.9%    37.4%    36.3%       36.3%      42.7%    44.2%      44.2%
Capital expenditures....  $ 1,972  $ 3,264  $ 2,777  $20,838  $12,140     $12,140    $ 1,874  $ 2,561    $ 2,561
Interest expense,
 net(10)................   19,928   20,011   20,370   31,978   40,437      38,244     10,048   10,430      9,808
Ratio of total debt to
 Operating Cash
 Flow(11)...............     4.80x    3.71x    3.36x    6.93x    6.62x       6.85x      5.01x    4.69x      4.80x
Ratio of Operating Cash
 Flow to interest
 expense, net...........     2.06x    2.69x    2.91x    1.82x    1.55x       1.64x      2.03x    2.17x      2.31x
Ratio of Operating Cash
 Flow less capital
 expenditures to
 interest expense, net..     1.96x    2.53x    2.77x    1.17x    1.25x       1.33x      1.85x    1.93x      2.05x
Ratio of earnings to
 fixed charges(12)......     1.63x    2.27x    2.41x    1.40x    1.03x       1.09x      1.51x    1.62x      1.71x

                                                   (Footnotes on following page)

FOOTNOTES
(Dollars in thousands)
(1) The consolidated statement of operations data, balance sheet data and financial ratios and other data as of and for the year ended September 30, 1996 include the effects of significant transactions consummated by the Company during the year that impact the comparability of Fiscal 1996 data to previous years. Such transactions include the effects of a $275,000 offering of 9 3/4% Debentures, the Acquisitions, the acquisitions of the Anniston LMA and Anniston Option, the early repayment of approximately $74,704 in debt and payment of a prepayment penalty on such debt of $12,934. These transactions are discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations as well as Note 3 and 6 of Notes to Consolidated Financial Statements. In addition, the comparability of Fiscal 1997 and Fiscal 1996 data is impacted by the fact that the results of operations of WHTM, WCFT and WJSU are included for the full year in Fiscal 1997 as compared to the period from the date of acquisition and the effective date of the Anniston LMA in Fiscal 1996.
(2) The extraordinary gain during Fiscal 1993 resulted from the use of net operating loss carryforwards and carrybacks for state income tax reporting purposes. The extraordinary loss during Fiscal 1996 resulted from a $7,750 loss, net of tax, on the early repayment of long-term debt (see Note 6 of Notes to Consolidated Financial Statements).
(3) As required by generally accepted accounting principles, the Company changed its method of accounting for nonpension postretirement benefits during Fiscal 1993 and its method of accounting for income taxes during Fiscal 1994.
(4) The unaudited consolidated balance sheet data as of December 31, 1997, As Adjusted, give effect to the sale of the Notes and the application of the net proceeds thereof as if each had occurred on such date. The unaudited consolidated cash flow data and financial ratios and other data for the fiscal year ended September 30, 1997, As Adjusted, and for the three months ended December 31, 1997, As Adjusted, give effect to the sale of the Notes and the application of the net proceeds thereof as if each had occurred on October 1, 1996. The premium to be paid and costs to be incurred in connection with the redemption of the 11 1/2% Debentures are not included in the unaudited consolidated cash flow data and financial ratios and other data for the year ended September 30, 1997, As Adjusted, or for the three months ended December 31, 1997, As Adjusted, but will be reflected, net of the related income tax benefit, as an extraordinary loss in the Company's consolidated results of operations and cash flows when incurred. The unaudited consolidated stockholder's investment as of December 31, 1997, As Adjusted, gives effect to the premium to be paid and costs to be incurred, net of income taxes, in connection with the redemption of the 11 1/2% Debentures. See "Capitalization."
(5) Total debt is defined as long-term debt (including the current portion thereof, and net of discount), short-term debt and capital lease obligations.
(6) In September 1996, the Company purchased for cash the Series A redeemable preferred stock at its redemption value of $168.
(7) Cash flows from operating, investing and financing activities were determined in accordance with generally accepted accounting principles. See "Consolidated Financial Statements--Consolidated Statements of Cash Flows."
(8) "Operating Cash Flow" is defined as operating income plus depreciation and amortization. Programming expenses are included in television operating expenses. The Company has included Operating Cash Flow data because it understands that such data is used by investors to measure a company's ability to fund its operations and service debt. Operating Cash Flow does not purport to represent cash flows from operating activities determined in accordance with generally accepted accounting principles as reflected in the Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles, should not be considered in isolation or as a substitute for net income or cash flows from operating activities and may not be comparable to similar measures reported by other companies.
(9) "Operating Cash Flow Margin" is defined as Operating Cash Flow as a percentage of operating revenues, net.
(10) Interest expense, net is defined as interest expense less interest income.
(11) For the three months ended December 31, 1996 and 1997, the ratio of total debt to Operating Cash Flow was computed by annualizing the Operating Cash Flow for the respective period.
(12) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before extraordinary items and income taxes and cumulative effects of changes in accounting principles plus fixed charges. Fixed charges consist of interest expense, which includes interest on all debt, amortization of deferred financing costs and debt discount and that portion of rental expenses representative of interest (deemed to be one-third of total expense which is a reasonable approximation of the interest).

                                 RISK FACTORS

  In addition to the other information set forth in this Prospectus, prospective investors should carefully review the following risk factors in evaluating an investment in the Exchange Notes.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

  As of December 31, 1997, after giving pro forma effect to the sale of the Notes (and the application of the net proceeds thereof), ACC's total amount of debt outstanding would have been $435.2 million and ACC would have had a stockholder's deficit of $197.5 million. In addition, after giving pro forma effect to the sale of the Notes (and the application of the net proceeds thereof), ACC's ratio of earnings to fixed charges and interest expense, net would have been 1.09 to 1 and $38.2 million, respectively, for Fiscal 1997 and
1.71 to 1 and $9.8 million, respectively, for the three months ended December 31, 1997. The Indenture will permit ACC and its subsidiaries to incur additional debt, subject to certain limitations. ACC currently plans to finance any future acquisitions with the incurrence of additional debt, subject to the limitations set forth in the Indenture. See "Capitalization," "Selected Consolidated Financial Data" and "Description of the Exchange Notes--Certain Covenants--Limitations on Incurrence of Debt and Issuance of Preferred Stock."

  The degree to which ACC is leveraged could have important consequences to holders of the Notes and the Exchange Notes, including, but not limited to, the following: (i) ACC's ability to obtain additional financing in the future for working capital, capital expenditures or general corporate or other purposes may be impaired; (ii) a substantial portion of ACC's cash flow from operations will be dedicated to the payment of the principal of and interest on its debt and will not be available for other purposes; (iii) certain of ACC's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and (iv) the agreements governing ACC's long-term debt contain certain restrictive financial and operating covenants, and the failure by ACC to comply with such covenants could result in an event of default under the applicable instrument, which could permit acceleration of the debt under such instrument and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions. See "Description of Certain Indebtedness," "Description of the Exchange Notes--Certain Covenants--Limitation on Incurrence of Debt and Issuance of Preferred Stock" and "--Events of Default."

  ACC's ability to make scheduled payments of principal of, or to pay interest on or to refinance its debt (including the Notes and the Exchange Notes) depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the Company's current level of operations, management believes that available cash, together with available borrowings under the Senior Credit Facility, will be adequate to meet ACC's anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on its debt (including the Notes and the Exchange Notes). There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its debt (including the Notes and the Exchange Notes) or to make necessary capital expenditures or other expenditures. Furthermore, there can be no assurance that ACC will be able to raise additional capital for any such refinancing in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

SUBORDINATION

  The Exchange Notes will be, and the Notes are, general senior subordinated obligations of ACC and will be subordinated in right of payment to all existing and future Senior Debt of ACC and will rank pari passu in right of payment with the 9 3/4% Debentures and, until the date of redemption thereof, the 11 1/2% Debentures. See "Use of Proceeds." As of December 31, 1997, after giving pro forma effect to the sale of the Notes (and the application of the net proceeds thereof), Senior Debt of ACC would have been approximately $11.3 million. In the event of the insolvency, bankruptcy, liquidation, dissolution, reorganization or other winding-up of ACC, or, in the event of acceleration of any debt of ACC upon the occurrence of an event of default, the assets of ACC would be available to pay Obligations on the Notes and the Exchange Notes only after holders of Senior Debt have been paid in full. Also, under certain circumstances, payments to holders of the Notes and the Exchange Notes may be subject to blockage by the holders of Senior Debt and redemption of the Notes and the Exchange Notes upon a Change of Control is prohibited without the consent of the lenders under the Senior Credit Facility. In addition, under the Senior Credit Facility, ACC is required to apply all of the net proceeds of certain asset sales to debt outstanding thereunder. See "Description of the Exchange Notes--Subordination," "--Change of Control" and "--Certain Covenants--Limitations on Asset Sales."

HOLDING COMPANY STRUCTURE; DEPENDENCE ON SUBSIDIARIES FOR REPAYMENT OF THE EXCHANGE NOTES

  ACC conducts a portion of its business through its subsidiaries. The Exchange Notes will be, and the Notes are, effectively subordinated to all existing and future liabilities (including trade payables) of ACC's subsidiaries. As of December 31, 1997, after giving pro forma effect to the sale of the Notes (and the application of the net proceeds thereof), ACC's subsidiaries would have had approximately $26.2 million of total liabilities. Four of the Company's owned and operated stations, KATV, KTUL, WSET and WCIV are wholly owned subsidiaries of ACC; WJSU is programmed by an 80%-owned subsidiary of ACC (TV Alabama); and WCFT is owned by TV Alabama and WHTM is owned by Harrisburg TV, each of which are 80%-owned indirect subsidiaries of ACC. Future acquisitions may be made through present or future subsidiaries; therefore, ACC's cash flow from operations and consequent ability to service its debt, including the Notes and the Exchange Notes, is, in part, dependent upon the earnings of its subsidiaries and the distribution (through dividends or otherwise) of those earnings to ACC, or upon loans, advances or other payments of funds by those subsidiaries to ACC. ACC's subsidiaries will have no obligation, contingent or otherwise, to make any funds available to ACC for payment of the principal of or interest on the Notes and the Exchange Notes. To the extent assets of ACC are or will be held by its subsidiaries, the claims of holders of the Notes and the Exchange Notes will, in effect, be subordinated to the claims of creditors, including trade creditors, of such subsidiaries. As of December 31, 1997, 78% of the assets of ACC were held by operating subsidiaries and, for Fiscal 1997 and for the three months ended December 31, 1997, approximately 50% of ACC's net operating revenues were derived from the operations of ACC's subsidiaries. Under the terms of the Indenture, certain subsidiaries of ACC will be restricted in their ability to incur debt in the future. See "Description of the Exchange Notes--Certain Covenants."

NETWORK AFFILIATION

  The Company's owned and operated stations are affiliated with the ABC network. The Company's television viewership levels are materially dependent upon programming provided by such network, and there can be no assurance that such programming will achieve and maintain satisfactory viewership levels in the future. Each of the Company's owned and/or operated stations has entered into a long term affiliation agreement with the ABC network, the earliest of which is scheduled to terminate in 2005. Although ABC has continually renewed its affiliation with the television stations for as long as the Company has owned them and the Company expects to continue to be able to renew such affiliation agreements, no assurance can be given that such renewals will be obtained. The non-renewal or termination of one or more of the network affiliation agreements could have a material adverse effect on the Company's results of operations. Continuation of ABC's affiliation agreement with WCFT and WJSU is conditioned on WJSU's continuing to be programmed by ACC under the Anniston LMA for the duration of the affiliation agreement. Changes by Congress or by the FCC in the current regulatory treatment of LMA's for television stations could have a material adverse effect on the Anniston LMA which, in turn, could jeopardize the Company's ABC network affiliation in the Birmingham, Tuscaloosa and Anniston markets. See "--Potential FCC Regulation of Local Marketing Agreements."

TELEVISION INDUSTRY; COMPETITION AND TECHNOLOGY

  The television industry is highly competitive. Some of the stations with which the Company's stations compete are subsidiaries of large national or regional companies that have greater resources, including financial resources, than the Company. Technological innovation, and the resulting proliferation of programming alternatives such as cable, direct satellite-to-home services and home video rentals, have fractionalized television viewing audiences and subjected television broadcast stations to new types of competition. Over the past decade, cable television has captured an increasing market share, while the overall viewership of the major networks has generally declined. In addition, the expansion of cable television and other industry changes have increased, and may continue to increase, competitive demand for programming. Such increased demand, together with rising production costs, may in the future continue to increase the Company's programming costs or impair the Company's ability to acquire programming.

  The FCC has adopted rules for implementing digital (including high-definition) television ("DTV") service in the United States. Implementation of DTV is intended to improve the technical quality of television. Under certain circumstances, however, conversion to DTV operations may reduce a station's geographical coverage area. The FCC has allotted a second broadcast channel to each full-power commercial television station for DTV operation. Under the proposal, stations will be required to phase in their DTV operations on the second channel over a transition period and to surrender their non-DTV channel later. Implementation of digital television service may impose additional costs on television stations providing the new service, due to increased equipment costs, and may affect the competitive nature of the market areas in which the Company operates if competing stations adopt and implement the new technology before the Company's stations. The FCC has adopted standards for the transmission of DTV signals. These standards will serve as the basis for the phased conversion to digital transmission. See "Business--Legislation and Regulation--Digital Television."

  Further advances in technology may also increase competition for household audiences and advertisers. Video compression techniques, now under development for use with current cable channels or direct broadcast satellites, are expected to reduce the bandwidth required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach very defined audiences may alter the competitive dynamics for advertising expenditures. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations. See "Business--Competition."

REGULATORY MATTERS

  The broadcasting industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). Approval of the FCC is required for the issuance, renewal and transfer of television station operating licenses. In particular, the Company's business is dependent upon its continuing to hold broadcasting licenses from the FCC that are issued for terms of eight years. While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses will be renewed upon their expiration dates. All of the Company's owned and operated stations are presently operating under regular licenses that expire on the following dates: October 1, 2004 (WJLA and WSET); December 1, 2004 (WCIV); June 1, 2005 (KATV); June 1, 1998 (KTUL); August 1, 1999 (WHTM); and April 1, 2005 (WCFT and WBMA). In addition, the license issued to WJSU (which the Company programs pursuant to the Anniston LMA) expires on April 1, 2005. In February 1998, a renewal application will be filed by KTUL. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters (including technological changes) that could, directly or indirectly, materially adversely affect the operation and ownership of ACC's broadcast properties. It is impossible to predict the outcome of federal legislation or the potential effect thereof on the Company's business. See "Business--Legislation and Regulation."

POTENTIAL FCC REGULATION OF LOCAL MARKETING AGREEMENTS

  The FCC currently is reviewing its "cross-interest policy," which essentially prevents individuals from having meaningful "cross-interests" that are not otherwise specifically prohibited by the application of the multiple ownership rules. See "Business--Legislation and Regulation--Ownership Matters." In connection with such review, the FCC released a Further Notice of Proposed Rulemaking in January 1995, which, among other things, seeks comments on the extent to which time brokerage agreements (otherwise referred to as LMAs) between television stations should be regulated. The FCC has permitted similar agreements for radio broadcast stations and, to date, has not stated that LMAs between television stations would be an impermissible business arrangement. There can be no assurance, however, that the FCC will not prohibit or restrict television LMAs as a result of the above-mentioned rulemaking or of any other proceeding.

  Changes by Congress or the FCC in the current regulatory treatment of LMAs for television stations could have a material adverse effect on the Anniston LMA which, in turn, could jeopardize the Company's ABC network affiliation in the Birmingham, Tuscaloosa and Anniston markets. See "--Network Affiliation" and "Business--Legislation and Regulation--Ownership Matters."

STOCKHOLDER'S INVESTMENT

  ACC has made advances to certain related parties. Because, at present, such related parties' primary sources of repayment of the advances is through the ability of the Company to pay dividends or to make other distributions, these advances have been treated as reductions to stockholder's investment and described as "distributions" in the Company's consolidated balance sheets. The stockholder's deficit at September 30, 1995, 1996 and 1997 and December 31, 1997 was approximately $133.9 million, $172.4 million, $185.6 million and $189.6 million, respectively. As of December 31, 1997, after giving pro forma effect to the sale of the Notes (and the application of the net proceeds thereof), the stockholder's deficit would have been approximately $197.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Under the Indenture, future advances, loans, dividends and distributions by ACC will be subject to certain restrictions. See "Description of the Exchange Notes--Certain Covenants--Limitations on Restricted Payments" and "--Limitations on Incurrence of Debt and Issuance of Preferred Stock." ACC anticipates that, subject to such restrictions and subject to its payment obligations with respect to the Notes and the Exchange Notes ACC will make distributions to related parties in the future.

DEPENDENCE ON ADVERTISING REVENUES; EFFECT OF ECONOMIC CONDITIONS

  The broadcast television industry is cyclical in nature, being affected by prevailing economic conditions. Because the Company relies on sales of advertising time for substantially all of its revenues, its operating results are sensitive to general economic conditions and regional conditions in each of the local markets in which the Company's stations operate. For Fiscal 1997 and for the three months ended December 31, 1997, WJLA accounted for approximately one-half of the Company's total revenues. As a result, the Company's results of operations are highly dependent on WJLA and, in turn, the Washington, D.C. economy and, to a lesser extent, on each of the other local economies in which the Company's stations operate. The Company is also dependent on automotive-related advertising. Approximately 24%, 25%, 26% and 18% of the Company's total broadcast revenues for the years ended September 30, 1995, 1996 and 1997 and the three months ended December 31, 1997, respectively, consisted of automotive-related advertising. A significant decrease in such advertising could materially and adversely affect the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and "Business--Owned and/or Operated Stations."

CONTROL BY SOLE STOCKHOLDER; AFFILIATE TRANSACTIONS

  Joe L. Allbritton, ACC's Chairman, controls ACC. See "Ownership of Capital Stock." Accordingly, Mr. Allbritton is able to control the vote on all matters submitted to a vote of ACC's stockholder, including, but not limited to, electing directors, adopting amendments to ACC's certificate of incorporation and approving mergers or sales of substantially all of ACC's assets. There can be no assurance that the interests of Mr. Allbritton will not conflict with the interests of the holders of the Notes and the Exchange Notes. In addition, an affiliate of ACC engages in the television broadcast business. There can be no assurance that such affiliate's ownership of television stations will not conflict with ACC's business. See "Ownership of Capital Stock--ACC Common Stock" and "Certain Transactions."

FRAUDULENT TRANSFER CONSIDERATIONS

  Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer and conveyance laws, if ACC, at the time it issued the Exchange Notes, (a) incurred such indebtedness with the actual intent to hinder, delay or defraud creditors or (b)(i) received less than reasonably equivalent value or fair consideration therefor and (ii)(A) was insolvent at the time of such incurrence, (B) was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof), (C) was engaged or was about to engage in a business or transaction for which the assets remaining with ACC constituted unreasonably small capital to carry on its business or (D) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Exchange Notes or, in the alternative, fashion other equitable relief such as subordinating the Exchange Notes to existing and future indebtedness of ACC. The measure of insolvency for purposes of the foregoing would likely vary depending upon the law applied in such case. Generally, however, ACC would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at a fair valuation, or if the present fair-saleable value of its assets was less than the amount that would be required to pay the probable liabilities on its existing debts, including contingent liabilities, as such debts become absolute and matured. ACC's management believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer and conveyance laws, the Exchange Notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith; that ACC will receive reasonably equivalent value or fair consideration therefor and that, after the issuance of the Exchange Notes and the application of the net proceeds thereof, ACC will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. However, there can be no assurance that a court passing on such issues would agree with the determination of ACC's management.

ABSENCE OF PUBLIC MARKET

  The Notes currently are owned by a relatively small number of beneficial owners. The Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the Exchange Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. Although the Exchange Notes generally will be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, the Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. However, the Notes are eligible for trading in the NASD's Private Offerings, Resales and Trading Through Automated Linkages (PORTAL) market. If the Notes or, if issued, the Exchange Notes, are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. The Company has been advised by the Initial Purchasers that they intend to make a market in the Exchange Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and any such market making activities may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes. Pursuant to the Registration Rights Agreement, ACC is required to consummate the Exchange Offer for the Notes or file the Shelf Registration Statement covering resales of the Notes within 120 days following the Issuance Date. Until ACC performs its obligations under the Registration Rights Agreement, the Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement under the Securities Act and applicable state securities laws.

EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Notes, a properly completed and duly executed Letter of

Transmittal and all other required documents. Therefore, holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, except in very limited circumstances, the registration rights under the Registration Rights Agreement will terminate upon consummation of the Exchange Offer. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "--Consequences of the Exchange Offer on Non-Tendering Holders of the Notes."

CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE EXCHANGE
NOTES

  The Company intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, the Company does not, except in very limited circumstances set forth in the Registration Rights Agreement, intend to file further registration statements for the sale or other disposition of Notes. Consequently, following completion of the Exchange Offer, holders of Notes seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Notes.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Notes were sold by ACC on January 22, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently placed the Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act or pursuant to offers and sales to non-U.S. persons that occurred outside the United States within the meaning of Regulation S under the Securities Act. As a condition to the purchase of the Notes by the Initial Purchasers, ACC entered into the Registration Rights Agreement with the Initial Purchasers, which requires, among other things, that promptly following the sale of the Notes to the Initial Purchasers, ACC would (i) file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of ACC identical in all material respects to the Notes, (ii) use its best efforts to cause such registration statement to become effective under the Securities Act and (iii), upon the effectiveness of that registration statement, offer to the holders of the Notes the opportunity to exchange their Notes for a like principal amount of Exchange Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of ACC within the meaning of Rule 405 under the Securities Act), subject, in the case of certain broker-dealers, to any requirement that they comply with the prospectus delivery requirements referred to below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Notes are registered on the books of ACC or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Notes are held of record by The Depository Trust Company who desires to deliver such Notes by book-entry transfer at The Depository Trust Company.

  The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Notes may be offered for sale, resold or otherwise transferred by any Holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any Holder of such Exchange Notes (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  By tendering in the Exchange Offer, each Holder of Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such Holder, (ii) neither the Holder of Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Notes, neither the Holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes. If the tendering Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  Following the consummation of the Exchange Offer, Holders of the Notes who did not tender their Notes will not, except under very limited circumstances, have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, ACC will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. ACC will issue $1,000 principal amount of Exchange Notes in exchange for $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Notes was outstanding and registered in the name of Cede & Co. as nominee for The Depository Trust Company. ACC has fixed the close of business
on     , 1998, as the record date for the Exchange Offer for purposes of determining the person to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. ACC intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

  ACC shall be deemed to have accepted validly tendered Notes when, as and if ACC has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from ACC.

  If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. ACC will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
              , 1998, unless ACC, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  To extend the Exchange Offer, ACC will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  ACC reserves the right, in its sole discretion, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by ACC to constitute a material change, ACC will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, ACC will extend the Exchange Offer for a period of five to 10 business days if the Exchange Offer would otherwise expire during such five to 10 business day period.

  Without limiting the manner in which ACC may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, ACC shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from January 22, 1998, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date (as defined) to which interest on such Notes has been paid). Accordingly, Holders of Notes that are accepted for exchange will not receive interest that is accrued but unpaid on such Notes at the time of tender.

  Interest on the Exchange Notes will be payable semi-annually on each February 1 and August 1, commencing on the first such date following their date of issuance.

PROCEDURES FOR TENDERING

  Only a Holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  By executing the Letter of Transmittal, each Holder will make to ACC the representation set forth below in the second paragraph under the heading "Resale of Exchange Notes."

  The tender by a Holder and the acceptance thereof by ACC will constitute agreement between such Holder and ACC in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO ACC. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

  Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by ACC, evidence satisfactory to ACC of their authority to so act must be submitted with the Letter of Transmittal.

  ACC understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by ACC in its sole discretion, which determination will be final and binding. ACC reserves the absolute right to reject any and all Notes not properly tendered or any Notes ACC's acceptance of which would, in the opinion of counsel for ACC, be unlawful. ACC also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. ACC's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as ACC shall determine. Although ACC intends to notify Holders of defects or irregularities with respect to tenders of Notes, neither ACC, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

  Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Notes register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by ACC, whose determination shall be final and binding on all parties. Any old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes that have been tendered but that are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tendered or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, ACC shall not be required to accept for exchange, or to exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that, in the sole judgment of ACC, might materially impair the ability of ACC to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to ACC or any of its subsidiaries; or

    (b) any change, or any development involving a prospective change, in the business or financial affairs of ACC or any of its subsidiaries has occurred that, in the sole judgment of ACC, might materially impair the ability of ACC to proceed with the Exchange Offer; or

    (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted that, in the sole judgment of ACC, might materially impair the ability of ACC to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to ACC; or

    (d) there shall occur a change in the current interpretation by the staff of the Commission that permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes to be offered for resale, resold and otherwise transferred by Holders thereof (other than broker-dealers and any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that such Exchange Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

    (e) any governmental approval has not been obtained, which approval ACC shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If ACC determines in its sole discretion that any of the conditions are not satisfied, ACC may (i) refuse to accept any Notes and return all tendered Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, ACC will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, ACC will extend the Exchange Offer for a period of five to 10 business days if the Exchange Offer would otherwise expire during such five to 10 day period.

  The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion, although the Company has no current intention of doing so. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail:

  State Street Bank and Trust Company
  Corporate Trust Department
  Two International Place--Fourth Floor
  Boston, MA 02110
  Attention: Kellie Mullen

  By Overnight Mail or Hand:

  State Street Bank and Trust Company
  Corporate Trust Department
  Two International Place--Fourth Floor
  Boston, MA 02110
  Attention: Kellie Mullen

  By Facsimile:

  (617) 664-5784
  Confirm: (617) 664-5539
  Attention: Kellie Mullen

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by ACC. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of ACC and its affiliates.

  ACC has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. ACC, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

  ACC will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Notes as reflected in ACC's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the expenses related to the issuance of the Notes (which are expected to total approximately $4,000,000) will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, ACC believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than a broker-dealer, as set forth below, and any such holder that is an "affiliate" of ACC within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  By tendering in the Exchange Offer, each Holder will represent to ACC that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by ACC. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of ACC will represent to ACC that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

  As set forth above, affiliates of ACC are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

  As a result of the making of this Exchange Offer, ACC will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes will not, except under very limited circumstances, have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Notes that does not exchange that Holder's Notes for Exchange Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent such rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

  The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to ACC (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, or (v) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

  Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected. See "Risk Factors--Consequences of the Exchange Offer on Non-Tendering Holders of the Notes" and "--Termination of Certain Rights."

TERMINATION OF CERTAIN RIGHTS

  Holders of the Notes will not be entitled to certain rights under the Registration Rights Agreement following the consummation of the Exchange Offer. The rights that will terminate are (i), except in very limited circumstances, the right to have the Company file with the Commission and use its best efforts to have declared effective a shelf registration statement to cover resales of the Notes by the holders thereof and (ii) the right to receive additional interest if the registration statement of which this Prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the Commission within certain specified time periods or the Exchange Offer is not consummated within a specified time period.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

  No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tender be accepted from or, on behalf of) holders of Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  ACC may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. ACC has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes.


                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of ACC's obligations under the Purchase Agreement and the Registration Rights Agreement. ACC will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, ACC will receive Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which replace the Notes), except as otherwise described herein. The Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of ACC. As such, no effect has been given to the Exchange Offer in the selected consolidated financial data or capitalization tables.

  The net proceeds from the sale of the Notes were approximately $146 million (net of commissions paid to the Initial Purchasers and estimated fees and expenses incurred in connection therewith). ACC will use such net proceeds to
(i) redeem the 11 1/2% Debentures (including approximately $5.8 million representing the premium relating to the redemption) and (ii) repay approximately $17.2 million under the Senior Credit Facility (which bears interest at a weighted average rate of 8.9% and expires on April 16, 2001). See "Description of Certain Indebtedness."

                                  THE COMPANY

  ACC itself and through subsidiaries owns and operates ABC network-affiliated television stations: WJLA in Washington, D.C.; WHTM in Harrisburg, Pennsylvania; KATV in Little Rock, Arkansas; KTUL in Tulsa, Oklahoma; WSET in Lynchburg, Virginia; WCIV in Charleston, South Carolina; WCFT in Tuscaloosa, Alabama; and WBMA-LP, a low power television station licensed to Birmingham, Alabama. WJLA is owned and operated by ACC, while the Company's remaining owned and operated stations are owned by Harrisburg Television, Inc. (WHTM), KATV, LLC (KATV), KTUL, LLC (KTUL), WSET, Incorporated (WSET), WCIV, LLC
(WCIV) and TV Alabama, Inc. (WCFT and WBMA-LP). Each of these is a wholly-owned subsidiary of ACC, except Harrisburg TV and TV Alabama, each of which is an indirect 80%-owned subsidiary of ACC. TV Alabama began programming WJSU, a television station in Anniston, Alabama, east of Birmingham, under the Anniston LMA effective December 29, 1995. Pursuant to merger agreements effective September 30, 1997, KATV Television, Inc. became KATV, LLC; KTUL Television, Inc. became KTUL, LLC and First Charleston Corp. became WCIV, LLC. Each of these new entities is a Delaware limited liability company, wholly-owned by ACC. ACC was founded in 1974 and is a subsidiary of Allbritton Group, Inc. ("AGI"), which is wholly-owned by Perpetual Corporation, which in turn is controlled by Joe L. Allbritton, ACC's Chairman. ACC and its subsidiaries are Delaware corporations or limited liability companies. ACC's corporate headquarters is located at 808 Seventeenth Street, N.W., Suite 300, Washington, D.C. 20006-3903, and its telephone number at that address is (202) 789-2130.

                                CAPITALIZATION

  The following table sets forth the short-term debt, which consists of current installments of debt, and capitalization of the Company as of December 31, 1997 and as adjusted to give effect to the sale of the Notes (and the application of the net proceeds thereof), as if the same had occurred on December 31, 1997. See "Use of Proceeds." The issuance of the Exchange Notes in exchange for the Notes will have no effect on the capitalization of the Company.

                                                         DECEMBER 31, 1997
                                                      -------------------------
                                                       ACTUAL    AS ADJUSTED(1)
                                                      ---------  --------------
                                                       (DOLLARS IN THOUSANDS)
Current installments of debt(2)...................... $   1,282    $   1,282
                                                      =========    =========
Debt (net of current installments):
  Senior Credit Facility, maximum amount $40,000,
   expiring April 16, 2001........................... $  22,000        4,843
  Capital lease obligations..........................     5,197        5,197
  11 1/2% Senior Subordinated Debentures due 2004
   (less unamortized discount of $232)...............   122,768          --
  9 3/4% Senior Subordinated Debentures due 2007
   (less unamortized discount of $1,152).............   273,848      273,848
  8 7/8% Senior Subordinated Notes due 2008 .........       --       150,000
                                                      ---------    ---------
    Total debt (net of current installments).........   423,813      433,888
                                                      ---------    ---------
Stockholder's investment:
  Common stock.......................................         1            1
  Capital in excess of par value.....................     6,955        6,955
  Retained earnings(3)...............................    48,858       43,467
  Distributions to owners, net(4)....................  (245,366)    (247,966)
                                                      ---------    ---------
    Total stockholder's investment...................  (189,552)    (197,543)
                                                      ---------    ---------
      Total capitalization(5)........................ $ 234,261    $ 236,345
                                                      =========    =========

--------
(1) The capitalization of the Company as of December 31, 1997, As Adjusted, gives effect to the sale of the Notes and the application of the net proceeds thereof as if each had occurred on such date.
(2) Represents current maturities of amounts due under capital lease obligations.
(3) Retained earnings as of December 31, 1997. As Adjusted, gives effect to the premium to be paid and costs to be incurred, net of income taxes, in connection with the redemption of the 11 1/2% Debentures.
(4) ACC has periodically made advances to related parties. At present, the related parties' primary source of repayment of the advances from ACC is through the ability of ACC to pay dividends or make other distributions; therefore, these advances from ACC have been treated as a reduction of Stockholder's investment and described as "distributions" in the Company's consolidated balance sheets. See Note 8 to the Consolidated Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions."
(5) Excludes current installments of debt.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data for the fiscal years ended September 30, 1993, 1994, 1995, 1996 and 1997 are derived from the Company's Consolidated Financial Statements. The summary consolidated financial data for the three months ended December 31, 1996 and 1997 are derived from the Company's Unaudited Consolidated Financial Statements. The information in this table should be read in conjunction with "Summary Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere herein.

                                                                                 THREE MONTHS ENDED
                                   FISCAL YEAR ENDED SEPTEMBER 30,                  DECEMBER 31,
                          -----------------------------------------------------  --------------------
                            1993       1994       1995       1996       1997       1996       1997
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA(1):
Operating revenues,
 net....................  $ 109,867  $ 125,830  $ 138,151  $ 155,573  $ 172,828  $  47,792  $  51,320
Television operating
 expenses, excluding
 depreciation and
 amortization...........     65,533     67,745     75,199     92,320    105,630     26,404     27,589
Depreciation and
 amortization...........      5,771      5,122      4,752     10,257     19,652      4,294      4,802
Corporate expenses......      3,231      4,250      3,753      5,112      4,382        974      1,062
Operating income........     35,332     48,713     54,447     47,884     43,164     16,120     17,867
Interest expense........     22,336     22,303     22,708     35,222     42,870     10,659     11,058
Interest income.........      2,408      2,292      2,338      3,244      2,433        611        628
Income before
 extraordinary items and
 cumulative effect of
 changes in accounting
 principles.............      7,586     17,360     19,909      8,293        424      3,194      4,023
Extraordinary items(2)..      1,485        --         --      (7,750)       --         --         --
Cumulative effect of
 changes in accounting
 principles(3)..........       (523)     3,150        --         --         --         --         --
Net income..............      8,548     20,510     19,909        543        424      3,194      4,023
                                         AS OF SEPTEMBER 30,                            AS OF
                          -----------------------------------------------------     DECEMBER 31,
                            1993       1994       1995       1996       1997            1997
                          ---------  ---------  ---------  ---------  ---------  --------------------
                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA(1):
Total assets............  $  91,218  $  94,079  $  99,605  $ 281,778  $ 280,977       $ 282,261
Total debt(4)...........    197,154    199,473    198,919    402,993    415,722         425,095
Redeemable preferred
 stock(5)...............        168        168        168        --         --           --
Stockholder's
 investment.............   (138,288)  (136,961)  (133,879)  (172,392)  (185,563)       (189,552)
                                                                                 THREE MONTHS ENDED
                                   FISCAL YEAR ENDED SEPTEMBER 30,                  DECEMBER 31,
                          -----------------------------------------------------  --------------------
                            1993       1994       1995       1996       1997       1996       1997
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (DOLLARS IN THOUSANDS)
CASH FLOW DATA(6):
Cash flows from
 operating activities...  $  12,531  $  18,267  $  22,145  $  28,370  $  15,551  $  (3,549) $  (1,133)
Cash flows from
 investing activities...     (1,933)    (1,420)    (2,543)  (165,109)   (17,363)    (1,862)    (2,543)
Cash flows from
 financing activities...    (19,793)   (16,905)   (18,549)   145,031     (2,875)    (1,362)     1,031
                                                                                 THREE MONTHS ENDED
                                   FISCAL YEAR ENDED SEPTEMBER 30,                  DECEMBER 31,
                          -----------------------------------------------------  --------------------
                            1993       1994       1995       1996       1997       1996       1997
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 (DOLLARS IN THOUSANDS)
FINANCIAL RATIOS AND
 OTHER DATA(1):
Operating Cash Flow(7)..  $  41,103  $  53,835  $  59,199  $  58,141  $  62,816  $  20,414  $  22,669
Operating Cash Flow
 Margin(8)..............       37.4%      42.8%      42.9%      37.4%      36.3%      42.7%      44.2%
Capital expenditures....  $   1,972  $   3,264  $   2,777  $  20,838  $  12,140  $   1,874  $   2,561
Interest expense,
 net(9).................     19,928     20,011     20,370     31,978     40,437     10,048     10,430
Ratio of total debt to
 Operating Cash
 Flow(10)...............      4.80x      3.71x      3.36x      6.93x      6.62x      5.01x      4.69x
Ratio of Operating Cash
 Flow to interest
 expense, net...........      2.06x      2.69x      2.91x      1.82x      1.55x      2.03x      2.17x
Ratio of Operating Cash
 Flow less capital
 expenditures to
 interest expense, net..      1.96x      2.53x      2.77x      1.17x      1.25x      1.85x      1.93x
Ratio of earnings to
 fixed charges(11)......      1.63x      2.27x      2.41x      1.40x      1.03x      1.51x      1.62x

                                                  (Footnotes on following page)

FOOTNOTES
--------
(Dollars in thousands)
(1) The consolidated statement of operations data, balance sheet data and financial ratios and other data as of and for the year ended September 30, 1996 include the effects of significant transactions consummated by the Company during the year that impact the comparability of Fiscal 1996 data to previous years. Such transactions include the effects of a $275,000 offering of 9 3/4% Debentures, the Acquisitions, the acquisitions of the Anniston LMA and Anniston Option, the early repayment of approximately $74,704 in debt and payment of a prepayment penalty on such debt of $12,934. These transactions are discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations as well as Notes 3 and 6 of Notes to Consolidated Financial Statements. In addition, the comparability of Fiscal 1997 and Fiscal 1996 data is impacted by the fact that the results of operations of WHTM, WCFT and WJSU are included for the full year in Fiscal 1997 as compared to the period from the date of acquisition and the effective date of the Anniston LMA in Fiscal 1996.
(2) The extraordinary gain during Fiscal 1993 resulted from the use of net operating loss carryforwards and carrybacks for state income tax reporting purposes. The extraordinary loss during Fiscal 1996 resulted from a $7,750 loss, net of tax, on the early repayment of long-term debt (see Note 6 of Notes to Consolidated Financial Statements).
(3) As required by generally accepted accounting principles, the Company changed its method of accounting for nonpension postretirement benefits during Fiscal 1993 and its method of accounting for income taxes during Fiscal 1994.
(4) Total debt is defined as long-term debt (including the current portion thereof, and net of discount), short-term debt and capital lease obligations.
(5) In September 1996, the Company purchased for cash the Series A redeemable preferred stock at its redemption value of $168.
(6) Cash flows from operating, investing and financing activities were determined in accordance with generally accepted accounting principles. See "Consolidated Financial Statements--Consolidated Statements of Cash Flows."
(7) "Operating Cash Flow" is defined as operating income plus depreciation and amortization. Programming expenses are included in television operating expenses. The Company has included Operating Cash Flow data because it understands that such data is used by investors to measure a company's ability to fund its operations and service debt. Operating Cash Flow does not purport to represent cash flows from operating activities determined in accordance with generally accepted accounting principles as reflected in the Consolidated Financial Statements, is not a measure of financial performance under generally accepted accounting principles, should not be considered in isolation or as a substitute for net income or cash flows from operating activities and may not be comparable to similar measures reported by other companies.
(8) "Operating Cash Flow Margin" is defined as Operating Cash Flow as a percentage of operating revenues, net.
(9)  Interest expense, net is defined as interest expense less interest income.
(10) For the three months ended December 31, 1996 and 1997, the ratio of total debt to Operating Cash Flow was computed by annualizing the Operating
     Cash Flow for the respective period.
(11) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before extraordinary items and income taxes and cumulative effects of changes in accounting principles plus fixed charges. Fixed charges consist of interest expense, which includes interest on all debt, amortization of deferred financing costs and debt discount and that portion of rental expenses representative of interest (deemed to be one-third of total expense which is a reasonable approximation of the interest).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)

OVERVIEW

  The Company owns and operates seven ABC network-affiliated television stations: WJLA in Washington, D.C.; WHTM in Harrisburg, Pennsylvania; KATV in Little Rock, Arkansas; KTUL in Tulsa, Oklahoma; WSET in Lynchburg, Virginia; WCIV in Charleston, South Carolina; and WCFT in Tuscaloosa, Alabama (west of Birmingham, Alabama). The Company also programs the ABC network affiliate WJSU in Anniston, Alabama (east of Birmingham, Alabama) under the Anniston LMA, and owns a low power television station licensed to Birmingham, Alabama (WBMA-LP). The Company operates WCFT and programs WJSU in tandem with WBMA-LP serving the viewers of Birmingham, Tuscaloosa and Anniston.

  The operating revenues of the Company are derived from local and national advertisers and, to a much lesser extent, from the networks and program syndicators for the broadcast of programming and from commercial production and tower rental activities. The primary operating expenses involved in owning and operating television stations are employee compensation, programming, news gathering, production, promotion and the solicitation of advertising.

  Television stations receive revenues for advertising sold for placement within and adjoining locally originated programming and adjoining their network programming. Advertising is sold in time increments and is priced primarily on the basis of a program's popularity among the specific audience an advertiser desires to reach, as measured principally by quarterly audience surveys. In addition, advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market areas served and the availability of alternative advertising media in the market areas. Rates are highest during the most desirable viewing hours (generally during local news programming and prime time), with corresponding reductions during other hours.

  The Company's advertising revenues are generally highest in the first and third quarters of each fiscal year, due in part to increases in retail advertising in the period leading up to and including the holiday season and active advertising in the spring. The Company's operating expenses are spread evenly throughout the year so that the fluctuation in operating results is generally related to the fluctuation in the revenue cycle. In addition, advertising revenues are generally higher during election years due to spending by political candidates, which is typically heaviest during the Company's first fiscal quarter. Years in which Olympic Games are held also cause cyclical fluctuation in operating results depending on which television network is carrying Olympic coverage.

  The broadcast television industry is cyclical in nature, being affected by prevailing economic conditions. Because the Company relies on sales of advertising time for substantially all of its revenues, its operating results are sensitive to general economic conditions and regional conditions in each of the local market areas in which the Company's stations operate. For Fiscal 1996 and 1997 and for the three months ended December 31, 1997, WJLA accounted for approximately one-half of the Company's total revenues. As a result, the Company's results of operations are highly dependent on WJLA and, in turn, the Washington, D.C. economy and, to a lesser extent, on each of the other local economies in which the Company's stations operate. The Company is also dependent on automotive-related advertising. Approximately 24%, 25%, 26% and 18% of the Company's total broadcast revenues for the years ended September 30, 1995, 1996, 1997 and the three months ended December 31, 1997, respectively, consisted of automotive-related advertising. A significant decrease in such advertising could materially and adversely affect the Company's operating results.

FACTORS AFFECTING FISCAL 1996

  There were significant factors which affected the results of operations for the year ended September 30, 1996. In March 1996, the Company, through its 80%-owned subsidiaries, acquired the assets and certain liabilities of WHTM and WCFT for $115,475 and $20,181, respectively (the "Acquisitions"). The results of operations of WHTM and WCFT are included for the period subsequent to the Acquisitions. Additionally, in December 1995, the Company, through an 80%-owned subsidiary, entered into the ten-year Anniston LMA with the owners of WJSU, a television station operating in Anniston, Alabama. The operating revenues and expenses of WJSU are therefore included in the Company's consolidated financial statements since December 1995. The RLA Revocable Trust, created for the benefit of Robert Allbritton, owns the remaining 20% interest in these subsidiaries. Robert Allbritton is a Director and officer of the Company and is the son of Joe L. Allbritton.

  References to the "New Stations" in Management's Discussion and Analysis of Financial Condition and Results of Operations are to WHTM, WCFT and WJSU as programmed under the Anniston LMA.

  In February 1996, the Company completed the offering of its 9 3/4% Debentures. The proceeds from the offering of the 9 3/4% Debentures were used to finance the Acquisitions for $135,656, acquire the Anniston Option for $10,000, repay approximately $74,704 of debt which was outstanding under senior secured promissory notes and other credit agreements and pay a related prepayment penalty of $12,934. The remaining net proceeds were retained by the Company for the construction of studio and transmission facilities in Birmingham, Alabama and general corporate purposes.

OPERATING REVENUES

  The following table depicts the principal types of operating revenues, net of agency commissions, earned by the Company for each of the last three fiscal years and for the three months ended December 31, 1996 and 1997, and the percentage contribution of each to the total broadcast revenues of the Company, before fees.

                                  FISCAL YEAR ENDED SEPTEMBER 30,              THREE MONTHS ENDED DECEMBER 31,
                         ----------------------------------------------------- ---------------------------------
                               1995              1996              1997             1996             1997
                         ----------------- ----------------- ----------------- ---------------- ----------------
                         DOLLARS   PERCENT DOLLARS   PERCENT DOLLARS   PERCENT DOLLARS  PERCENT DOLLARS  PERCENT
                         --------  ------- --------  ------- --------  ------- -------  ------- -------  -------
Local/regional (1)...... $ 67,228    47.3% $ 77,248    48.0% $ 85,954    48.1% $22,525    45.7% $25,586    48.2%
National (2)............   59,930    42.2%   64,277    40.0%   71,324    40.0%  18,639    37.8   21,619    40.7
Network compensation
 (3)....................    2,623     1.9%    5,443     3.4%    6,223     3.5%   1,420     2.9    1,467     2.8
Political (4)...........    3,320     2.3%    3,160     2.0%    4,273     2.4%   3,376     6.9      917     1.7
Trade and barter (5)....    5,897     4.2%    7,119     4.4%    7,868     4.4%   1,915     3.9    2,144     4.0
Other revenues (6)......    3,022     2.1%    3,489     2.2%    3,002     1.6%   1,376     2.8    1,350     2.6
                         --------   -----  --------   -----  --------   -----  -------   -----  -------   -----
Broadcast revenues......  142,020   100.0%  160,736   100.0%  178,644   100.0%  49,251   100.0%  53,083   100.0%
                                    =====             =====             =====            =====            =====
Fees (7)................   (4,789)           (5,541)           (6,068)          (1,580)          (1,768)
                         --------          --------          --------          -------          -------
Broadcast revenue, net
 of fees................  137,231           155,195           172,576           47,671           51,315
Non-broadcast revenue
 (8)....................      920               378               252              121                5
                         --------          --------          --------          -------          -------
Total net operating
 revenues............... $138,151          $155,573          $172,828          $47,792          $51,320
                         ========          ========          ========          =======          =======

--------
(1) Represents sale of advertising time to local and regional advertisers or agencies representing such advertisers.
(2) Represents sale of advertising time to agencies representing national advertisers.
(3) Represents payment by networks for broadcasting or promoting network programming.
(4) Represents sale of advertising time to political advertisers.
(5) Represents value of commercial time exchanged for goods and services (trade) or syndicated programs (barter).
(6) Represents miscellaneous revenue, principally receipts from tower rental, production of commercials and revenue from the sales of University of Arkansas sports programming to advertisers and radio stations.
(7) Represents fees paid to national sales representatives and fees paid for music licenses.
(8) Represents revenues from program syndication sales and other miscellaneous non-broadcast revenues.

  Local/regional and national advertising constitute the Company's largest categories of operating revenues, collectively representing almost 90% of the Company's total broadcast revenues in each of the last three fiscal years and for the three months ended December 31, 1997. Although the total percentage contribution of local/regional and national advertising has been relatively constant over such period, the growth rate of local/regional and national advertising revenues varies annually based upon the demand and rates for local/regional advertising time versus national advertising time in each of the Company's markets. Local/regional advertising revenues increased 12.6%, 14.9% and 11.3% in Fiscal 1995, 1996 and 1997, respectively; and national advertising revenues increased 6.8%, 7.3% and 11.0% during the same respective periods. Each other individual category of revenues represented less than 5.0% of the Company's total revenues for each of the last three fiscal years.

RESULTS OF OPERATIONS--THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1996

  As compared to the same period in the prior fiscal year, the Company's results of operations for the three months ended December 31, 1997 principally reflect increased demand by advertisers in the Washington, D.C. market as well as increased audience share and advertising revenues in the Birmingham market together with reduced operating expenses for the Birmingham operation. These positive results were partially offset by a significant decrease in political advertising revenues due principally to the absence of significant elections in the first quarter of Fiscal 1998.

  Set forth below are selected consolidated financial data for the three months ended December 31, 1996 and 1997 and the percentage change between the periods:

                                                       THREE MONTHS
                                                           ENDED
                                                       DECEMBER 31,
                                                      --------------- PERCENTAGE
                                                       1996    1997     CHANGE
                                                      ------- ------- ----------
   Operating revenues, net........................... $47,792 $51,320     7.4%
   Total operating expenses..........................  31,672  33,453     5.6%
                                                      ------- -------
   Operating income..................................  16,120  17,867    10.8%
   Nonoperating expenses, net........................  10,439  10,727     2.8%
   Income tax provision..............................   2,487   3,117    25.3%
                                                      ------- -------
   Net income........................................  $3,194  $4,023    26.0%
                                                      ======= =======

 Net Operating Revenues

  Net operating revenues for the three months ended December 31, 1997 totaled $51,320, an increase of $3,528, or 7.4%, when compared to net operating revenues of $47,792 for the three months ended December 31, 1996. This increase results principally from increased local and national advertising demand partially offset by decreased political advertising revenues in the majority of the Company's markets. The most significant quarterly revenue increase was generated by the Washington, D.C. and Birmingham markets. WJLA's revenue increase was achieved through a combination of overall improvement in the Washington, D.C. advertising market and increased audience share, particularly in local news. The revenue growth in Birmingham was achieved through increased audience share. This expansion in audience share is the result of the Company's development of the Birmingham operation.

  Local/regional advertising revenues increased 13.6% during the three months ended December 31, 1997 versus the comparable period in Fiscal 1997. The increase for the three months ended December 31, 1997 of $3,061 over the three months ended December 31, 1996 is primarily attributable to an improvement in the Washington, D.C. local/regional advertising market and market share gains by the Company's Birmingham stations.

  National advertising revenues increased $2,980, or 16.0%, for the three months ended December 31, 1997 over the comparable period in Fiscal 1997. The increase for the three months ended December 31, 1997 is primarily attributable to an improvement in the Washington, D.C. national advertising market and market share gains by the Company's Birmingham stations.

  Political advertising revenues, which comprised 1.7% of the Company's total net operating revenues for the three months ended December 31, 1997, decreased by $2,459, or 72.8%, from the comparable period in Fiscal 1997. The decrease is due primarily to the national presidential election as well as various high-profile local political races in several of the Company's markets that took place during the three months ended December 31, 1996 with no comparable political elections occurring during the same period in Fiscal 1998.

  No individual advertiser accounted for more than 5% of the Company's broadcast revenues during the three months ended December 31, 1996 or 1997.

 Total Operating Expenses

  Total operating expenses for the three months ended December 31, 1997 totaled $33,453, an increase of $1,781, or 5.6%, compared to total operating expenses of $31,672 for the three-month period ended December 31, 1996. This increase consists of an increase in television operating expenses, excluding depreciation and amortization, of $1,185, an increase in depreciation and amortization of $508 and an increase in corporate expenses of $88.

  Television operating expenses, excluding depreciation and amortization, increased $1,185, or 4.5%, to $27,589 for the three months ended December 31, 1997 as compared to $26,404 for the three months ended December 31, 1996. The increase in Fiscal 1998 is primarily attributable to increased sales, news and programming expenses across the majority of the Company's stations partially offset by reduced operating expenses in Birmingham.

  Depreciation and amortization expense of $4,802 for the first three months of Fiscal 1998 increased $508, or 11.8%, versus the comparable period in Fiscal 1997. The increase for the three months ended December 31, 1997 is principally the result of increased depreciation from the facility construction and equipment purchases in Birmingham as well as from the purchase of a corporate aircraft during Fiscal 1997.

 Operating Income

  For the three months ended December 31, 1997, operating income of $17,867 increased $1,747, or 10.8%, when compared to operating income of $16,120 for the three months ended December 31, 1996. For the three months ended December 31, 1997, the operating margin increased to 34.8% from 33.7% for the comparable period in Fiscal 1997. The increases in operating income and margin were the result of operating revenues increasing at a greater rate than operating expenses. In addition, the Company's Fiscal 1997 operating margins were adversely impacted due to the investment in the start-up operations in Birmingham (e.g., programming and staffing changes, marketing and promotion activities, and capital expenditures for facility construction and equipment purchases to integrate the operation) during the initial phase of Birmingham's audience share development. The increase in operating margin for the first quarter of Fiscal 1998 as compared to the first quarter of Fiscal 1997 reflected the increased audience share of the Birmingham stations together with a reduction in operating expenses.

 Nonoperating Expenses, Net

  Interest expense of $11,058 for three months ended December 31, 1997 increased $399, or 3.7%, as compared to $10,659 for the three-month period ended December 31, 1996. This increase is due to the incremental interest expense associated with additional borrowings under the Company's Senior Credit Facility and capital lease facility. The weighted average balance of debt was $408,001 and $420,525 for the three months ended December 31, 1996 and 1997, respectively, and the weighted average interest rate on debt was 10.4% and 10.2% for the three months ended December 31, 1996 and 1997, respectively.

 Income Taxes

  The provision for income taxes for the three months ended December 31, 1997 totaled $3,117, an increase of $630, or 25.3%, when compared to the provision for income taxes of $2,487 for the three months ended December 31, 1996. The increase is directly related to the $1,459, or 25.7%, increase in the Company's income before income taxes due to the factors discussed above.

 Net Income

  Net income for the three months ended December 31, 1997 was $4,023 as compared to net income of $3,194 for the three months ended December 31, 1996 due to the factors discussed above.

 Balance Sheet

  Significant balance sheet fluctuations from September 30, 1997 to December 31, 1997 consisted of increased accounts receivable and long-term debt, offset by decreases in program rights, accrued interest payable and program rights payable. In addition, distribution to owners increased as a result of net cash advances made during the three months ended December 31, 1997. The increase in accounts receivable reflects the Company's continued revenue growth while the program rights and accrued interest activity are related to the timing of cash payments. The increase in long-term debt is primarily due to additional draws under the Senior Credit Facility to fund working capital.

RESULTS OF OPERATIONS--FISCAL 1997 COMPARED TO FISCAL 1996

  As compared to Fiscal 1996, the Company's results of operations for Fiscal 1997 principally reflect the effect of the New Stations as their results are included for the entire year in Fiscal 1997 as compared to the period from the date of acquisition in Fiscal 1996. Additional significant factors include increased demand by advertisers in the Washington, D.C. market, offset by continued spending in Birmingham. As part of the planned development of the Birmingham operation, the Company has continued to make enhancements in its local news and has increased its marketing activities to promote WCFT and WJSU as the new ABC affiliates for the Birmingham market. These activities have resulted in increased audience share, and management believes that expansion in audience share will continue resulting in increasingly higher advertising revenues.

  Set forth below are selected consolidated financial data for Fiscal 1996 and 1997, respectively, and the percentage change between the years.

                                                  FISCAL YEAR ENDED
                                                    SEPTEMBER 30,
                                                  ----------------- PERCENTAGE
                                                    1996     1997     CHANGE
                                                  -------- -------- ----------
   Operating revenues, net....................... $155,573 $172,828    11.1 %
   Total operating expenses......................  107,689  129,664    20.4 %
                                                  -------- --------
   Operating income..............................   47,884   43,164    (9.9)%
   Nonoperating expenses, net....................   33,079   41,630    25.9 %
   Income tax provision..........................    7,812    1,110   (85.8)%
                                                  -------- --------
   Income before minority interest and
    extraordinary item...........................    6,993      424   (93.9)%
   Minority interest in net losses of
    Consolidated subsidiaries....................    1,300      --      --
   Extraordinary item, net of income tax
    benefit......................................    7,750      --      --
                                                  -------- --------
   Net income.................................... $    543 $    424   (21.9)%
                                                  ======== ========
   Operating Cash Flow........................... $ 58,141 $ 62,816     8.0 %
                                                  ======== ========

 Net Operating Revenues

  Net operating revenues for Fiscal 1997 totaled $172,828, an increase of $17,255 or 11.1%, as compared to Fiscal 1996. The New Stations accounted for $11,282, or 65.4% of the increase in net operating revenues. The majority of this significant contribution by the New Stations is due to the fact that results of the New Stations are included for the full year in Fiscal 1997 as compared to the period from the date of acquisition in Fiscal 1996. The balance of the increase results principally from increased local/regional and national advertising in the Washington, D.C. and Little Rock markets offset by a decline in the Charleston market.

  Local/regional advertising revenues increased $8,706 or 11.3% over Fiscal 1996. The increase is largely attributable to a $6,127 increase in local/regional revenues by the New Stations and revenue increases generated by the Company's stations located in the Washington, D.C. and Little Rock markets, offset by weakening in the Tulsa and Charleston markets for local/regional advertisers.

  National advertising revenues increased $7,047, or 11.0%, in Fiscal 1997 over the prior fiscal year. The increase is principally attributable to $4,003 generated by the New Stations and improvements in the Washington, D.C., Little Rock and Tulsa markets offset by a weakening in the Charleston market for national advertising.

  No individual advertiser accounted for more than 5% of the Company's broadcast revenues during Fiscal 1997 or 1996.

  Increased network compensation revenue of $780, or 14.3%, over the Fiscal 1996 level is principally attributable to the incremental network compensation of the New Stations during Fiscal 1997.

 Total Operating Expenses

  Total operating expenses in Fiscal 1997 were $129,664, an increase of $21,975, or 20.4%, compared to total operating expenses of $107,689 in Fiscal 1996.

  Television operating expenses (before depreciation, amortization and corporate expenses) totaled $105,630 in Fiscal 1997, an increase of $13,310, or 14.4% when compared to television operating expenses of $92,320 in Fiscal 1996. Television operating expenses of the New Stations accounted for 79.5% of the increase. The New Stations accounted for a greater proportionate increase in television operating expenses than in net operating revenues principally due to the impact of Birmingham as discussed further below. The remaining increase in television operating expenses is largely attributable to approximately $2,000 of non-recurring program expense resulting from the Company's early termination of a program contract. Excluding the New Stations and the non-recurring program expense, Fiscal 1997 television operating expenses increased approximately $727, or 0.9%, over the Fiscal 1996 level. This expense increase over the prior year was concentrated in the news area, which is consistent with the Company's operating strategy that emphasizes local news leadership in each of its markets.

  Depreciation and amortization expense of $19,652 in Fiscal 1997 increased $9,395 from $10,257 in Fiscal 1996. The New Stations accounted for $8,843, or 88.8%, of the increase. This is due to the increased level of depreciable and intangible assets which resulted principally from the acquisition of WHTM and WCFT, the Anniston Option and capital equipment and leasehold improvements associated with the new studio in Birmingham and transmission facilities in Tuscaloosa and Anniston.

  Corporate expenses in Fiscal 1997 decreased $730 from Fiscal 1996. The decrease is principally due to a decrease in charitable contributions.

 Operating Income

  The operating results of the New Stations impacted the Company's consolidated performance trends for Fiscal 1997 as compared to Fiscal 1996 primarily due to the fact that they are included for the entire period in Fiscal 1997 as compared to the period from the date of acquisition in the prior year. In addition, the operating results of the Birmingham operation had a continuing impact on the Company's consolidated performance trends in Fiscal 1997 as compared to Fiscal 1996. The operating margins generated by the Company in the aggregate were adversely impacted primarily due to the Company's continuing investment in the start-up operations in Birmingham (e.g., programming and staffing changes, marketing and promotional activities) as well as due to the impact of the intangible amortization expense arising from the Acquisitions and increased depreciation expense from capital improvements made to the New Stations.

  Operating income of $43,164 in Fiscal 1997 decreased $4,720 or 9.9%, compared to operating income of $47,884 in Fiscal 1996. The operating profit margin in Fiscal 1997 decreased to 25.0% from 30.8% for the comparable period in the prior year. The decrease in operating profit and margin was due primarily to operating expenses increasing at a greater rate than operating revenue as discussed above.

 Operating Cash Flow

  Operating Cash Flow increased to $62,816 in Fiscal 1997 from $58,141 in Fiscal 1996, an increase of $4,675, or 8.0%. This increase is a result of the growth in net operating revenues as discussed above together with smaller proportional television operating expenses and corporate expenses. The Company believes that Operating Cash Flow, defined as operating income plus depreciation and amortization, is important in measuring the Company's financial results and its ability to pay principal and interest on its debt because of the Company's level of non-cash expenses attributable to depreciation and amortization of intangible assets. Operating Cash Flow does not purport to represent cash flows from operating activities determined in accordance with generally accepted accounting principles as reflected in the Company's consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles, should not be considered in isolation or as a substitute for net income or cash flows from operating activities and may not be comparable to similar measures reported by other companies.

 Nonoperating Expenses, Net

  Interest expense of $42,870 for Fiscal 1997 increased by $7,648, or 21.7%, from $35,222 in Fiscal 1996. The increase is attributable to increased interest expense from the issuance of the Company's 9 3/4% Debentures, together with higher average working capital debt balances during Fiscal 1997 compared to the prior year. The average amount of debt outstanding and the weighted average interest rate on such debt for Fiscal 1997 and 1996 approximated $413,723 and 10.2%, and $324,824 and 10.5%, respectively.

  Interest income of $2,433 in Fiscal 1997 decreased $811, or 25.0%, as compared to interest income of $3,244 in Fiscal 1996. The decrease was primarily due to interest earned from temporarily investing certain proceeds from the sale of the 9 3/4% Debentures during Fiscal 1996.

 Income Taxes

  The provision for income taxes in Fiscal 1997 of $1,110 decreased by $6,702, or 85.8%, when compared to the provision for income taxes of $7,812 in Fiscal 1996. The decrease is directly related to the $13,271, or 89.6%, decrease in income before income taxes, minority interest and extraordinary item (as previously discussed).

 Income Before Minority Interest and Extraordinary Item

  Income before minority interest and extraordinary item in Fiscal 1997 decreased by $6,569, or 93.9%, from Fiscal 1996. As discussed previously, the start-up nature of the Birmingham operation, the increased interest expense and depreciation and amortization associated with the Acquisitions and the non-recurring program expense adversely impacted the Fiscal 1997 results.

 Net Income

  Net income for Fiscal 1997 of $424 decreased $119, or 21.9%, when compared to net income of $543 in Fiscal 1996. The decrease in net income is attributed to the factors discussed above. Additionally, net income for Fiscal 1996 reflects the $7,750 extraordinary loss on early repayment of debt.

 Balance Sheet

  Significant balance sheet fluctuations from September 30, 1996 to September 30, 1997 consist of increased accounts receivable and long-term debt, offset by decreases in cash and cash equivalents and accounts payable. In addition, distributions to owners increased as a result of cash advances made during Fiscal 1997. The increase in accounts receivable reflects the Company's continued revenue growth while the offsetting decreases in cash and cash equivalents and accounts payable are primarily attributable to the timing of cash payments. The increase in long-term debt is related to additional draws under its Senior Credit Facility and new capital leases to fund capital expenditures, primarily in Birmingham, Alabama and Washington, D.C.

RESULTS OF OPERATIONS--FISCAL 1996 COMPARED TO FISCAL 1995

  Set forth below are selected consolidated financial data for Fiscal 1995 and 1996, respectively, and the percentage change between the years.

                                                  FISCAL YEAR ENDED
                                                    SEPTEMBER 30,
                                                  ----------------- PERCENTAGE
                                                    1995     1996     CHANGE
                                                  -------- -------- ----------
   Operating revenues, net....................... $138,151 $155,573    12.6 %
   Total operating expenses......................   83,704  107,689    28.7 %
                                                  -------- --------
   Operating income..............................   54,447   47,884   (12.1)%
   Nonoperating expenses, net....................   20,603   33,079    60.6 %
   Income tax provision..........................   13,935    7,812   (43.9)%
                                                  -------- --------
   Income before minority interest and
    extraordinary item...........................   19,909    6,993   (64.9)%
   Minority interest in net losses of
    consolidated subsidiaries....................      --     1,300     --
   Extraordinary item, net of income tax
    benefit......................................      --     7,750     --
                                                  -------- --------
   Net income.................................... $ 19,909 $    543   (97.3)%
                                                  ======== ========

 Net Operating Revenues

  Net operating revenues for Fiscal 1996 totaled $155,573, an increase of $17,422, or 12.6%, as compared to Fiscal 1995. The New Stations accounted for $14,916, or 85.6%, of the increase. The increase was primarily due to a $14,367 or 11.3% increase in local/regional and national advertising and a $2,820, or 107.5%, increase in network compensation compared to Fiscal 1995. The increase in local/regional advertising revenue of $10,020, or 14.9%, over the Fiscal 1995 level was largely attributable to $8,035 of local/regional advertising revenue generated by the New Stations, coupled with increased local/regional advertising revenue principally in the Little Rock, Tulsa and Charleston markets which management attributes to an increase in total market revenues and to certain changes in the competitive environment including, in Charleston, advertising revenue increases from strong NBC prime time ratings and the summer Olympics.

  The increase in national advertising revenue of $4,347, or 7.3%, over the Fiscal 1995 level was largely attributable to $5,525 of national advertising generated by the New Stations, offset principally by a weakening of the Washington, D.C. market for national advertisers.

  Increased network compensation revenue of $2,820, or 107.5%, over the Fiscal 1995 level was primarily attributable to a new ten-year affiliation agreement with ABC effective April 1996, with certain increases retroactive to August 1995. The new network compensation agreement increased annual network compensation by approximately $2,200 from the Fiscal 1995 level. This new compensation agreement, and to a lesser extent the incremental network compensation attributable to the New Stations, accounted for the increase in the Fiscal 1996 network compensation.

 Total Operating Expenses

  Total operating expenses in Fiscal 1996 were $107,689, an increase of $23,985, or 28.7%, when compared to total operating expenses of $83,704 in Fiscal 1995. Operating expenses, excluding the New Stations, increased 9.0% from Fiscal 1995. Television operating expenses (before depreciation, amortization and corporate expenses) totaled $92,320 in Fiscal 1996, an increase of $17,121, or 22.8%, when compared to television operating expenses of $75,199 in Fiscal 1995. Television operating expenses of the New Stations accounted for approximately 63.4% of the increase. The remaining increase in television operating expenses was due to increases in programming and news expenses. The increase in programming expense relates primarily to an increase in programming costs from the renewal of certain long-term program contracts primarily at WJLA, KATV and WSET. The increase in news expense was primarily due to increased staffing and other news related expenses such as research and set design. WJLA accounted for a majority of the programming and news expense increase. The Fiscal 1996 programming and local news expense trends are consistent with the Company's operating strategy which emphasizes local news leadership in each of its markets and the airing of high-quality non-network programming to fill those periods of the broadcast day not programmed by the network. The operating strategy as implemented in 1996 was reflected in the establishment of a news bureau in York, Pennsylvania to expand the WHTM news coverage and the hiring of well-known news personalities in the Birmingham market.

  Depreciation and amortization expense of $10,257 in Fiscal 1996 increased $5,505, or 115.8%, from $4,752 in Fiscal 1995 primarily as a result of the increased level of depreciable assets and intangible assets resulting principally from the acquisitions of WHTM and WCFT, the Anniston Option and capital equipment and leasehold improvements associated with the new studio in Birmingham and transmission facilities in Tuscaloosa.

  Corporate expenses were $5,112 in Fiscal 1996, an increase of $1,359, or 36.2%, compared to $3,753 in Fiscal 1995. The increase was due to increases in various expenses, including compensation, consulting, audit and charitable contributions.

 Operating Income

  For Fiscal 1996, operating income of $47,884 decreased by $6,563, or 12.1%, compared to operating income of $54,447 in Fiscal 1995. The decrease was due to increased revenue from the existing stations and the New Stations, offset by increased operating, depreciation, amortization and corporate expenses, as discussed above.

 Nonoperating Expenses, Net

  Interest expense of $35,222 for Fiscal 1996 increased by $12,514, or 55.1% from $22,708 in Fiscal 1995. The increase is attributable to increased interest expense from the issuance of the 9 3/4% Debentures, together with higher average working capital debt balances and interest rates during the first two quarters of Fiscal 1996 compared to the same periods in the prior year. The average amount of debt outstanding and the average interest rate on such debt for Fiscal 1996 and 1995 approximated $324,824 and 10.5%, and $200,176 and 11.2%, respectively.

  Interest income of $3,244 in Fiscal 1996 increased $906, or 38.8%, as compared to interest income of $2,338 in Fiscal 1995. The increase was primarily due to investment interest earned from investing excess proceeds from the sale of the 9 3/4% Debentures.

 Income Taxes

  Income taxes in Fiscal 1996 of $7,812 decreased by $6,123, or 43.9%, when compared to income taxes of $13,935 in Fiscal 1995. The decrease in income taxes is principally attributable to a decrease in income before taxes of $19,039.

 Extraordinary Loss on Early Repayment of Debt

  During Fiscal 1996, the Company incurred an extraordinary loss of $7,750, net of income tax benefit, due to a prepayment penalty of $12,934 in conjunction with the early repayment of $63,500 of debt.

 Net Income

  Net income for Fiscal 1996 of $543 decreased by $19,366, or 97.3%, when compared to net income of $19,909 in Fiscal 1995. The decrease in net income was attributable primarily to a decrease in income from operations of $6,563, an increase in interest expense of $12,514, an increase in interest income of $906, a decrease in income taxes of $6,123, and the extraordinary charge for early repayment of debt, net of tax benefit, of $7,750. Income before extraordinary loss in Fiscal 1996 was $8,293, a decrease of $11,616, or 58.3%, as compared to Fiscal 1995.

 Unaudited Pro Forma Results of Operations

  The following reflects the unaudited pro forma consolidated results of operations as if the offering of the 9 3/4% Debentures and the application of net proceeds (including the Acquisitions, the acquisition of the Anniston Option and the acquisition of the Anniston LMA) had occurred at the beginning of the respective periods.

                                   FISCAL YEAR ENDED SEPTEMBER 30,
                                   -------------------------------
                                                                    PERCENTAGE
                                        1995            1996          CHANGE
                                   --------------- ---------------  ----------
   Operating revenues, net........ $       162,300 $       164,933       1.6 %
   Total operating expense........         105,818         116,774      10.4 %
   Operating income...............          56,482          48,159     (14.7)%
   Income taxes...................           8,146           5,717     (29.8)%
   Income before extraordinary
    item..........................           9,679           4,204     (56.6)%
   Net income.....................           1,929          (3,546)   (283.8)%

  Assuming that the offering of the 9 3/4% Debentures and the application of net proceeds thereof occurred at the beginning of Fiscal 1995, net operating revenues for Fiscal 1996 stated on an unaudited pro forma basis would have totaled $164,933, an increase of $2,633, or 1.6%, as compared to Fiscal 1995 on an unaudited pro forma basis. This increase is attributable to a $2,506, or 1.8%, increase in net operating revenue excluding the New Stations and a $126, or .5% increase in operating revenue from the New Stations. Total operating expenses for Fiscal 1996 stated on an unaudited pro forma basis totaled $116,774, an increase of $10,956, or 10.4%, over the unaudited pro forma Fiscal 1995 level. This increase was directly attributable to the increased operating expenses of $7,557, or 9.0%, excluding the New Stations, and $3,399, or 15.4%, for the New Stations. The increase in operating expenses was principally due to increases in programming costs, salaries and wages, news research costs, set design costs, consulting and charitable contributions at existing stations as well as costs associated with implementing the Company's operating strategy related to the Anniston LMA and the Acquisitions. Increases in operating expenses at the New Stations related primarily to salaries and wages of new employees hired and other costs associated with establishing and operating the new Birmingham facility.

  Operating income for Fiscal 1996, stated on an unaudited pro forma basis, totaled $48,159, a decrease of $8,323, or 14.7%, compared to Fiscal 1995 stated on an unaudited pro forma basis. The decrease in operating income is attributable to the factors causing the increase in unaudited pro forma operating revenues and expenses as previously discussed. The net loss for Fiscal 1996 stated on an unaudited pro forma basis was $3,546, a decrease of $5,475, or 283.8%, as compared to Fiscal 1995 stated on an unaudited pro forma basis. The decrease was principally attributable to the factors discussed above.

 Balance Sheet

  Significant balance sheet fluctuations from September 30, 1995 to September 30, 1996 consist of increased cash and cash equivalents, accounts receivable, program rights, program rights payable, property, plant and equipment, intangible assets, deferred financing costs, accounts payable, accrued expenses, accrued interest payable and long-term debt, offset by decreases in current notes payable. The increases in program rights and program rights payable are the result of new program rights and program contracts assumed in the Acquisitions. Distributions to owners increased due primarily to cash advances made during Fiscal 1996 offset by an $18,371 non-cash dividend declared by WSET and WCIV. The other changes are primarily the result of the Acquisitions, the offering of the 9 3/4% Debentures, and new capital leases to fund capital expenditures, primarily in Birmingham, Alabama.

LIQUIDITY AND CAPITAL RESOURCES

 Cash Provided by Operations

  The Company's primary source of liquidity is cash provided by operations and borrowings under its Senior Credit Facility. Cash and cash equivalents decreased $2,645 from September 30, 1997 to December 31, 1997, principally resulting from net cash used in operations of $1,133, net capital expenditures of $2,561 and net distributions to owners of $8,012, offset by a $9,300 increase in borrowings under the Senior Credit Facility. Cash used in operations was primarily a result of net income plus depreciation and amortization, offset by other changes in assets and liabilities, primarily an increase in accounts receivable.

  Cash and cash equivalents decreased $4,687 from September 30, 1996 to September 30, 1997, principally resulting from net cash provided by operations of $15,551 and a $10,600 increase in borrowings under the Senior Credit Facility, offset by net capital expenditures of $12,140, the additional payment under the Anniston Option of $5,348 and net distributions to owners of $12,904. Cash provided by operations was primarily a result of net income plus depreciation and amortization of $19,652, offset by other changes in assets and liabilities, primarily an increase in accounts receivable, program rights, deferred income taxes and accounts payable.

  Cash and cash equivalents increased $8,292 from September 30, 1995 to September 30, 1996, principally from net cash provided by operations of $28,370, proceeds from the issuance of debt of $285,725, offset by net capital expenditures of $20,838, the amounts paid for the Acquisitions and the Anniston Option of $145,656, deferred financing costs of $7,605, a prepayment penalty on early repayment of debt of $12,934, repayment of debt of $85,365 and net distributions to owners of $34,612. Cash provided by operations was primarily a result of net income plus depreciation and amortization of $10,257, an extraordinary loss on early repayment of debt (net of tax benefit) of $7,750 and by other changes in assets and liabilities, primarily an increase in accounts payable, accrued interest payable and program rights payable. Depreciation and amortization, program rights payable, and accounts payable increased predominantly due to the Acquisitions. The increase in accrued interest payable is principally due to the higher debt balance resulting from the issuance of the $275,000 9 3/4% Debentures during Fiscal 1996.

 Distributions to Related Parties

  The Company periodically makes advances in the form of distributions to Perpetual. Prior to the Contribution, WSET and WCIV made cash advances to Westfield. For Fiscal 1995, 1996, 1997 and the three months ended December 31, 1997, the Company made cash advances net of repayments to these related parties of $28,711, $39,882, $12,904 and $10,073, respectively. In addition, during Fiscal 1995 and 1996 and during the three months ended December 31, 1997, the Company was charged for federal income taxes by Perpetual and Westfield and distributed certain tax benefits to Westfield totaling $11,930, $836 and $2,061, respectively. During Fiscal 1997, the Company generated a benefit from federal income taxes of $691. This benefit was effectively distributed to Perpetual as such benefit will not be recognized in future years pursuant to the terms of the tax sharing agreement between the companies. In conjunction with the Contribution, WSET and WCIV declared non-cash dividends in Fiscal 1996 to Westfield totaling $18,371 which represented the cumulative net advances made to Westfield by WSET and WCIV prior to the Contribution. As a result, the net change in distributions to related parties during such periods were $16,781, $20,675, $12,904 and $8,012, respectively. The advances to these related parties are non-interest bearing and, as such, do not reflect market rates of interest-bearing loans to unaffiliated third parties.

  At present, the primary sources of repayment of net advances is through the ability of the Company to pay dividends or make other distributions, and there is no immediate intent for the amounts to be repaid. Accordingly, these advances have been treated as a reduction of stockholder's investment and are described as "distributions" in the Company's Consolidated Financial Statements.

  During Fiscal 1991, the Company made a $20,000 11.06% loan to Allnewsco. This amount has been reflected in the Company's Consolidated Financial Statements on a consistent basis with other distributions to owners. The loan has stated repayment terms consisting of annual principal installments of approximately $2,200 commencing January 1997 through January 2005 and payments of interest semi-annually. During Fiscal 1997, the Company deferred the first annual principal installment payment. The Company is currently renegotiating the note to extend the maturity date to January 2008 and defer all principal installments until maturity, with the principal balance also due upon demand. Interest payments on the loan have been made in accordance with the terms of the note, and the Company expects it will continue to receive such payments on a current basis. To date, interest payments from Allnewsco have been funded by advances from Perpetual to Allnewsco. The Company anticipates that such payments will be funded in a similar manner for the foreseeable future. However, there can be no assurance that Allnewsco will have the ability to make such interest payments in the future.

  Under the terms of the Company's borrowing agreements, future advances, distributions and dividends to related parties are subject to certain restrictions. The Company anticipates that, subject to such restrictions, the Company will make distributions and loans to related parties in the future.

 Indebtedness

  On January 22, 1998, the Company completed a $150,000 offering of its 8 7/8% Senior Subordinated Notes due 2008. The cash proceeds of the offering, net of offering expenses, of approximately $146,000 will be used to redeem the Company's 11 1/2% Debentures with the balance used to repay certain amounts outstanding under the Company's Senior Credit Facility. A notice of redemption has been issued for the redemption of the 11 1/2% Debentures on March 3, 1998.

  The Company's total debt, including the current portion of long-term debt, increased from $415,722 at September 30, 1997 to $425,095 at December 31, 1997. This debt, net of applicable discounts, consists of $273,848 of 9 3/4% Debentures, $122,768 of 11 1/2% Debentures, $6,479 of capital lease obligations and $22,000 under the Senior Credit Facility. The increase of $9,373 in total debt from September 30, 1997 to December 31, 1997 is primarily due to a $9,300 increase in amounts outstanding under the Senior Credit Facility to fund working capital. The Company's Senior Credit Facility is secured by the pledge of stock of the Company and its subsidiaries and matures April 16, 2001.

  Under the existing borrowing agreements, the Company agrees to abide by restrictive covenants that place limitations upon payments of cash dividends, issuance of capital stock, investment transactions, incurrence of additional obligations and transactions with affiliates. In addition, the Company must maintain specified levels of operating cash flow and working capital and comply with other financial covenants. As of December 31, 1997, the Company was in compliance with these financial covenants.

 Other Uses of Cash

  During Fiscal 1995, 1996, 1997 and the three months ended December 31, 1997, the Company made $2,777, $20,838, $12,140 and $2,561, respectively, of capital expenditures. The increase in capital expenditures in Fiscal 1996 and 1997 was principally attributable to facility construction and equipment purchases in Alabama associated with the consolidation of the operations of WCFT and WJSU and the purchase of a corporate aircraft in Fiscal 1997. Capital expenditures in the normal course of business are financed from cash flow from operations or with capitalized leases and are primarily for the acquisition of technical equipment and vehicles to support operations. The Company anticipates that capital expenditures for Fiscal 1998 will approximate $12,000, including approximately $3,000 to enable WJLA to simultaneously broadcast its programming over its second channel authorized to transmit a digital television signal. The amount may increase or decrease depending upon changes in channel allocation or changes to the digital television implementation strategy. Management expects that the source of funds for these anticipated capital expenditures will be cash provided by operations and capitalized leases. The Company has a $10,000 annually renewable lease credit facility for the purpose of financing capital expenditures under capitalized leases. The equipment under lease is at interest rates which vary according to the lessor's cost of funds. This facility expires on March 1, 1998 and is renewable annually on mutually satisfactory terms. The Company currently intends to renew this facility. At December 31, 1997, $6,479 was outstanding under this lease credit facility.

  The Company regularly enters into program contracts for the right to broadcast television programs produced by others and program commitments for the right to broadcast programs in the future. Such programming commitments are generally made to replace expiring or canceled program rights. During Fiscal 1995, 1996 and 1997 and the three months ended December 31, 1997, the Company made cash payments of approximately $14,000, $15,700, $19,500 and $3,500, respectively, for rights to television programs. The Fiscal 1997 amount includes the approximate $2,000 non-recurring program expense resulting from the Company's early termination of a program contract. As of September 30, 1997, the Company had commitments to acquire further program rights through September 30, 2002 totaling $44,099 and anticipates cash payments for program rights will approximate $16,000 per year for the foreseeable future. The Company currently intends to fund these commitments with cash provided by operations.

  The Company has begun an evaluation to ensure that its critical information systems and technology are "Year 2000 compliant." "Year 2000 compliant" refers to information systems and technology that accurately process date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and, in particular, the years 1999 and 2000. The Company has and will continue to make certain investments in its software systems and applications as a result of this evaluation. While no current estimate is available, the total cost of ensuring "Year 2000 compliant" systems is not anticipated to have a material effect on the Company's consolidated financial condition or results of operations.

  Based upon the Company's current level of operations, management believes that available cash, together with available borrowings under the Senior Credit Facility and lease credit facility, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on its debt for the next twelve months.

  ACC's cash flow from operations and consequent ability to service its debt, including the Notes and the Exchange Notes, is, in part, dependent upon the earnings of its subsidiaries and the distribution (through dividends or otherwise) of those earnings to ACC, or upon loans, advances or other payments of funds by those subsidiaries to ACC. As of December 31, 1997, 78% of the assets of ACC were held by operating subsidiaries and for Fiscal 1997 and for the three months ended December 31, 1997, approximately 50% of ACC's net operating revenues were derived from the operations of ACC's subsidiaries. See "Risk Factors--Holding Company Structure; Dependence on Subsidiaries for Repayment of the Exchange Notes."

 Income Taxes

  The operations of the Company are included in a consolidated federal income tax return filed by Perpetual. In accordance with the terms of a tax sharing agreement between the Company and Perpetual, the Company is required to pay to Perpetual its federal income tax liability, computed based upon statutory federal income tax rates applied to the Company's consolidated taxable income. Taxes payable to Perpetual are not reduced by losses generated in prior years by the Company. In addition, the amount payable by the Company to Perpetual under the tax sharing agreement is not reduced if losses of other members of the Perpetual group are utilized to offset taxable income of the Company for purposes of the Perpetual consolidated federal income tax return.

  A District of Columbia income tax return is filed by the Company and separate state income tax returns are filed by the Company's subsidiaries, except for WSET. The operations of WSET are included in a combined state income tax return filed with other affiliates. WSET's state income tax liability is not reduced if losses of the affiliates are used to offset the taxable income of WSET for purposes of the combined state income tax return.

  The provision for income taxes is determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires that the consolidated amount of current and deferred income tax expense for a group that files a consolidated income tax return be allocated among members of the group when those members issue separate financial statements. Perpetual and, prior to the Contribution, Westfield, allocated a portion of their respective consolidated current and deferred income tax expense to the Company as if the Company and its subsidiaries were separate taxpayers. The Company records deferred tax assets, to the extent it is considered more likely than not that such assets will be realized in future periods, and deferred tax liabilities for the tax effects of the differences between the bases of its assets and liabilities for tax and financial reporting purposes. To the extent a deferred tax asset would be recorded due to the incurrence of losses for federal income tax purposes, any such benefit recognized is effectively distributed to Perpetual as such benefit will not be recognized in future years pursuant to the tax sharing agreement.

 Inflation

  The impact of inflation on the Company's consolidated financial condition and consolidated results of operations for each of the periods presented was not material.

NEW ACCOUNTING STANDARDS

  Statements of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" were issued during the year ended September 30, 1997. These statements, which become effective during the Company's Fiscal 1999, address presentation and disclosure matters and will have no impact on the Company's financial position or results of operations.

                                   BUSINESS

TELEVISION INDUSTRY BACKGROUND

  Commercial television broadcasting began in the United States on a regular basis in the 1940s. Currently, there are a limited number of channels available for broadcasting in any one geographic area, and the license to operate a broadcast television station is granted by the FCC. Television stations that broadcast over the VHF band (channels 2-13) of the spectrum generally have some competitive advantage over television stations that broadcast over the UHF band (channels 14-69) of the spectrum because VHF channels usually have better signal coverage and operate at a lower transmission cost. However, the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only receivers and the expansion of cable television systems have reduced the competitive advantage of television stations broadcasting over the VHF band.

  Television station revenues are primarily derived from local, regional and national advertising and, to a much lesser extent, from network compensation, revenues from studio rental and commercial production activities. Advertising rates are set based upon a variety of factors, including a program's popularity among viewers whom an advertiser wishes to attract, the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Advertising rates are also determined by a station's overall ability to attract viewers in its market area, as well as the station's ability to attract viewers among particular demographic groups that an advertiser may be targeting. Because broadcast television stations rely on advertising revenues, they are sensitive to cyclical changes in the economy. The size of advertisers' budgets, which are affected by broad economic trends, affect both the broadcast industry in general and the revenues of individual broadcast television stations.

  United States television stations are grouped by Nielsen into 211 generally recognized television market areas that are ranked in size according to various formulae based upon actual or potential audience. Each market area is designated as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. The specific geographic markets are called Designated Market Areas or DMAs.

  Nielsen, which provides audience-measuring services, periodically publishes data on estimated audiences for television stations in the various DMAs throughout the country. These estimates are expressed in terms of both the percentage of the total potential audience in the DMA viewing a station (the station's "rating") and the percentage of the audience actually watching television (the station's "share"). Nielsen provides such data on the basis of total television households and selected demographic groupings in the DMA. Nielsen uses two methods of determining a station's ratings and share. In larger DMAs, ratings are determined by a combination of meters connected directly to selected household television sets and weekly viewer-completed diaries of television viewing, while in smaller markets ratings are determined by weekly diaries only. Of the market areas in which the Company conducts business, Washington, D.C. is a metered market while the remaining markets are weekly diary markets. Nielsen has indicated, however, that the Birmingham market will become metered in the Fall of 1998.

  Historically, three major broadcast networks--ABC, NBC and CBS--dominated broadcast television. In recent years, FOX has effectively evolved into the fourth major network, although the hours of network programming produced by FOX for its affiliates are fewer than those produced by the other three major networks. In addition, UPN and WB recently have been launched as new television networks.

  The affiliation by a station with one of the four major networks has a significant impact on the composition of the station's programming, revenues, expenses and operations. A typical affiliate station receives approximately 9 to 13 hours of each day's programming from the network. This programming, along with cash payments ("network compensation"), is provided to the affiliate by the network in exchange for a substantial majority of the advertising time sold during the airing of network programs. The network then sells this advertising time for its own account. The affiliate retains the revenues from time sold during breaks in and between network programs and during programs produced by the affiliate or purchased from non-network sources. In acquiring programming to supplement network programming, network affiliates compete primarily with affiliates of other networks and independent stations in their market areas. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. In addition, a television station may acquire programming through barter arrangements. Under barter arrangements, which are becoming increasingly popular with both network affiliates and independents, a national program distributor can receive advertising time in exchange for the programming it supplies, with the station paying no fee or a reduced fee for such programming.

  An affiliate of UPN or WB receives a smaller portion of each day's programming from its network compared to an affiliate of ABC, CBS, NBC or FOX. As a result, affiliates of UPN or WB must purchase or produce a greater amount of their programming, resulting in generally higher programming costs. These stations, however, retain a larger portion of the inventory of advertising time and the revenues obtained therefrom compared to stations affiliated with the major networks, which may partially offset their higher programming costs.

  In contrast to a network affiliated station, an independent station purchases or produces all of the programming that it broadcasts, generally resulting in higher programming costs, although the independent station is, in theory, able to retain its entire inventory of advertising time and all of the revenue obtained from the sale of such time. Barter and cash-plus-barter arrangements, however, have become increasingly popular among all stations.

  Public broadcasting outlets in most communities compete with commercial broadcasters for viewers but not for advertising dollars.

  Broadcast television stations compete for advertising revenues primarily with other broadcast television stations and, to a lesser extent, with radio stations, cable system operators and programmers and newspapers serving the same market. Traditional network programming, and recently FOX programming, generally achieves higher audience levels than syndicated programs aired by independent stations. However, as greater amounts of advertising time become available for sale by independent stations and FOX affiliates in syndicated programs, those stations typically achieve a share of the television market advertising revenues greater than their share of the market area's audience.

  Through the 1970s, network television broadcasting enjoyed virtual dominance in viewership and television advertising revenues because network-affiliated stations only competed with each other in local markets. Beginning in the 1980s, this level of dominance began to change as the FCC authorized more local stations and marketplace choices expanded with the growth of independent stations and cable television services.

  Cable television systems were first constructed in significant numbers in the 1970s and were initially used to retransmit broadcast television programming to paying subscribers in areas with poor broadcast signal reception. In the aggregate, cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming, although no single cable programming network regularly attains audience levels amounting to more than a small fraction of any of the major broadcast networks. The advertising share of cable networks increased during the 1970s and 1980s as a result of the growth in cable penetration (the percentage of television households that are connected to a cable system). Notwithstanding such increases in cable viewership and advertising, over-the-air broadcasting remains the dominant distribution system for mass market television advertising.

  Direct Broadcast Satellite ("DBS") service has recently been introduced as a new competitive distribution method. Home users purchase or lease satellite dish receiving equipment and subscribe to a monthly service of programming options. At present, the nature of DBS service permits primarily national programming but in selected markets, including Washington, D.C., a satellite company is retransmitting locally originated programs and advertising back to the originating local markets.

  The Company believes that the market shares of television stations affiliated with ABC, NBC and CBS declined during the 1980s primarily because of the emergence of FOX and certain strong independent stations and secondarily because of increased cable penetration. Independent stations have emerged as viable competitors for television viewership share, particularly as a result of the availability of first-run network-quality programming. In addition, there has been substantial growth in the number of home satellite dish receivers and video cassette recorders, which has further expanded the number of programming alternatives available to household audiences.

  Terrestrially-distributed television broadcast stations use analog transmission technology. Recent advances in digital transmission technology formats will enable broadcasters to migrate from analog to digital broadcasting. Digital technologies provide cleaner video and audio signals as well as the ability to transmit "high definition television" with theatre screen aspect ratios, higher resolution video and "noise-free" sound. Digital transmission also permits dividing the transmission frequency into multiple discrete channels of standard definition television. The FCC recently authorized a transition plan to convert existing analog stations to digital by temporarily authorizing a second channel to transmit programming digitally with the return of the analog channel after the transition period. See "Risk Factors--Television Industry; Competition and Technology."

STATION INFORMATION

  The Company owns and/or operates ABC network affiliated television stations serving seven diverse geographic markets, ranging from the 7th to the 117th largest DMA in the United States. The following table sets forth general information for each of the Company's owned and/or operated stations as of November 1997:

                                                                  TOTAL
                                                       MARKET   COMMERCIAL  STATION    RANK
       DESIGNATED                  NETWORK    CHANNEL  RANK OR COMPETITORS  AUDIENCE    IN     ACQUISITION
      MARKET AREA        STATION AFFILIATION FREQUENCY DMA(1)  IN MARKET(2) SHARE(3) MARKET(4)    DATE
      -----------        ------- ----------- --------- ------- ------------ -------- --------- -----------
Washington, D.C. .......    WJLA     ABC       7/VHF       7         6         24%        1     01/29/76
Harrisburg-Lancaster-
 York-
 Lebanon, PA............    WHTM     ABC      27/UHF      45         5         26%        2     03/01/96
Little Rock, AR.........    KATV     ABC       7/VHF      56         5         34%        1     04/06/83
Tulsa, OK...............    KTUL     ABC       8/VHF      58         5         30%        2     04/06/83
Lynchburg-Roanoke, VA...    WSET     ABC      13/VHF      68         4         25%        2     01/29/76(5)
Charleston, SC..........    WCIV     ABC       4/VHF     117         5         20%        3     01/29/76(5)
Birmingham, AL(6)....... WBMA-LP     ABC      58/UHF      51         5         --        --     08/01/97
Tuscaloosa, AL..........    WCFT     ABC      33/UHF     187         2         68%        1     03/15/96
Anniston, AL(7).........    WJSU     ABC      40/UHF     201         2         67%        1          --

--------
(1) Represents market rank based on the Nielsen Station Index for November
    1997.
(2) Represents the total number of commercial broadcast television stations in the DMA with an audience rating of at least 1% in the 7:00 a.m. to 1:00 a.m., Sunday through Saturday, time period.
(3) Represents the station's share of total viewing of commercial broadcast television stations in the DMA.
(4) Represents the station's rank in the DMA based on its share of total viewing of commercial broadcast television stations in the DMA.
(5) WSET and WCIV have been indirectly owned and operated by Joe L. Allbritton since 1976. On March 1, 1996, WSET and WCIV became wholly-owned subsidiaries of ACC.
(6) TV Alabama serves the Birmingham market by simultaneously broadcasting identical programming over WBMA-LP, WCFT and WJSU (which TV Alabama programs pursuant to the Anniston LMA). The market rank figures reflect only the Birmingham market. The total commercial competitors in market figures exclude WBMA-LP, because it is a low power television station. The combined station audience share of commercial television viewership of WBMA-LP, WCFT and WJSU in the Birmingham DMA is 19%. This calculation is based on an 11% share for the combination of WBMA-LP, WCFT and WJSU divided by the 59% commercial television viewership share within the DMA at November 1997.
(7) Programmed Station.

BUSINESS AND OPERATING STRATEGY

  The Company's business strategy is to focus on building net operating revenues and net cash provided by operating activities. During Fiscal 1996, the Company and its subsidiaries consummated several transactions that expanded their broadcast holdings. The Company acquired an 80% interest in the assets and certain liabilities of WHTM and WCFT. The Company, through an 80%- owned subsidiary, also entered into a LMA to program, for a period of ten years, WJSU, licensed to Anniston, Alabama. In addition, WSET and WCIV became wholly-owned subsidiaries of ACC through the Contribution.

  The Company intends to pursue selective acquisition opportunities as they arise. The Company's acquisition strategy is to target network-affiliated television stations where it believes it can successfully apply its operating strategy and where such stations can be acquired on attractive terms. Targets include midsized growth markets with what the Company believes to be advantageous business climates. Although the Company continues to review strategic investment and acquisition opportunities, no agreements or understandings are currently in place regarding any material investments or acquisitions.

  In addition, the Company constantly seeks to enhance net operating revenues at a marginal incremental cost through its use of existing personnel and programming capabilities. For example, KATV operates the Arkansas Razorback Sports Network ("ARSN"), which provides University of Arkansas sports programming to a network of 66 radio stations in four states.

  The Company's operating strategy focuses on four key elements:

  Local News and Community Leadership. The Company's stations are local news leaders and exploit the revenue potential associated with local news leadership. Since the acquisition of each station, the Company has focused on building that station's local news programming franchise as the foundation for building significant audience share. In each of its market areas, the Company develops additional information-oriented programming designed to expand the stations' hours of commercially valuable local news and other programming with relatively small incremental increases in operating expenses. Local news programming is commercially valuable because of its high viewership level, the attractiveness to advertisers of the demographic characteristics of the typical news audience (allowing stations to charge higher rates for advertising time) and the enhanced ratings of other programming in time periods adjacent to the news. In addition, management believes strong local news product has helped differentiate local broadcast stations from the increasing number of cable programming competitors that generally do not provide this material.

  High Quality Non-Network Programming. The Company's stations are committed to attracting viewers through an array of syndicated and locally-produced programming to fill those periods of the broadcast day not programmed by the network. This programming is selected by the Company on its ability to attract audiences highly valued in terms of demographic makeup on a cost-effective basis and reflects a focused strategy to migrate and hold audiences from program to program throughout dayparts. Audiences highly valued in terms of demographic makeup include women aged 18-49 and all adults aged 25-54. These demographic groups are perceived by advertisers as the groups with the majority of buying authority and decision-making in product selection.

  Local Sales Development Efforts. The Company believes that television stations with a strong local presence and active community relations can realize additional revenue from advertisers through the development and promotion of special programming and marketing events. Each of the Company's stations has developed such additional products, including high quality programming of local interest (such as University of Arkansas football and basketball games, Washington Redskins pre-season football games and related shows) and sponsored community events. These sponsored events have included health fairs, contests, job fairs, parades and athletic events and have provided advertisers, who are offered participation in such events, an opportunity to direct a marketing program to targeted audiences. These additional products have proven successful in attracting incremental advertising revenues. The stations also seek to maximize their local sales efforts through the use of extensive research and targeted demographic studies.

  Cost Control. Management believes that controlling costs is an essential factor in achieving and maintaining the profitability of its stations. The Company believes that by delivering highly targeted audience levels and controlling programming and operating costs, the Company's stations can achieve increased levels of revenue and operating cash flow. As the provider of ABC network programming in each of its market areas, the Company has entered into long-term stable affiliation agreements. Further, each station rigorously manages its expenses through project accounting, a budgetary control process which includes daypart revenue analysis and expense analysis. Moreover, each of the stations closely monitors its staffing levels. As part of the planned development of the Birmingham station during Fiscal 1996 and 1997, the Company has made a continuing investment in the start-up operations, including staffing, programming, marketing and promotional activities.

OWNED AND/OR OPERATED STATIONS

 WJLA: Washington, D.C.

  Acquired by the Company in 1976, WJLA is an ABC network affiliate pursuant to an affiliation agreement that expires on October 1, 2005. The Station's FCC license expires on October 1, 2004. Washington, D.C. is the seventh largest DMA, with approximately 1,928,000 television households. The Company believes that this position historically permitted stations in this market to earn higher advertising rates than its other owned and operated stations because many national advertising campaigns concentrate their spending in the top ten media markets and on issue-oriented advertising in Washington, D.C. The Washington market is served by six commercial television stations. Approximately 46% of WJLA's 24-hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

 WHTM: Harrisburg-Lancaster-York-Lebanon, Pennsylvania

  Acquired by the Company in 1996, WHTM is an ABC network affiliate pursuant to an affiliation agreement that expires on January 1, 2005. The Station's FCC License expires August 1, 1999. Harrisburg, Pennsylvania, which consists of nine contiguous counties located in central Pennsylvania, is the 45th largest DMA, reaching approximately 588,000 television households. Harrisburg is the capital of Pennsylvania, and the government represents the area's largest employer. The Harrisburg market is served by five commercial television stations, one of which is a VHF station. Approximately 42% of WHTM's 24-hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

 KATV: Little Rock, Arkansas

  Acquired by the Company in 1983, KATV is an ABC network affiliate pursuant to an affiliation agreement that expires on July 31, 2005. The Station's FCC license expires on June 1, 2005. The Little Rock market is the 56th largest DMA, with approximately 481,000 television households. The Little Rock market has a diversified economy, both serving as the seat of state and local government and housing a significant concentration of businesses in the medical services, transportation and insurance industries. The Little Rock market is served by five commercial television stations. Approximately 40% of KATV's 24-hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

  Capitalizing on its exclusive rights to the University of Arkansas basketball and football schedules through the year 2000, KATV launched ARSN in Fiscal 1994 by entering into programming sublicense agreements with a network of 66 radio stations in four states. Pay-per-view and home video rights are also controlled by ARSN.

 KTUL: Tulsa, Oklahoma

  Acquired by the Company in 1983, KTUL is an ABC network affiliate pursuant to an affiliation agreement that expires on July 31, 2005. The Station's FCC license expires on June 1, 1998. The application for renewal of the FCC license will be submitted by February 1, 1998. Tulsa, Oklahoma is the 58th largest DMA, with approximately 468,000 television households. Because of the demographic characteristics of the Tulsa DMA, the Company believes many advertisers consider it an excellent national test market. Consequently, it believes KTUL derives incremental advertising revenues from advertisers seeking to test-market new products. The Tulsa market is served by six commercial television stations. Approximately 50% of KTUL's 24-hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

 WSET: Roanoke-Lynchburg, Virginia

  Acquired by the Company in 1996 through the Contribution, WSET is an ABC network affiliate pursuant to an affiliation agreement that expires on July 31, 2005. The Station's FCC license expires on October 1, 2004. The hyphenated central Virginia market comprised of Lynchburg, Roanoke and Danville is the 68th largest DMA, with approximately 402,000 television households. Lynchburg's economy includes high-tech manufacturing, cellular communications, nuclear energy and machinery. Danville's chief industries include textiles, tobacco processing, wood products and tire manufacturing. Roanoke is one of Virginia's largest metropolitan regions and a hub of transportation, finance and industry for the southwestern part of the state. The Lynchburg DMA is served by four commercial television stations. Approximately 52% of WSET's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

 WCIV: Charleston, South Carolina

  Acquired by the Company in 1996 through the Contribution, WCIV is an ABC affiliate pursuant to an affiliation agreement that expires on August 20, 2006. The Station's FCC license expires on December 1, 2004. Charleston, South Carolina is the 117th largest DMA, with approximately 215,000 television households. Charleston's resurgent port economy has undergone significant change during the past five years, achieving economic diversification. Spending by the Department of Defense, however, is expected to continue to represent a significant portion of the local economy. Tourism has stabilized as the largest nonmilitary related industry, with about 7.5 million visitors annually and 40,000 related jobs, followed by medical services and government. The Charleston DMA is served by five commercial television stations. Approximately 56% of WCIV's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

 WBMA-LP/WCFT/WJSU: Birmingham/Tuscaloosa/Anniston, Alabama

  The Company acquired WCFT in March 1996 and commenced programming of WJSU pursuant to the Anniston LMA in December 1995. The Anniston LMA expires on December 29, 2005. Both stations are ABC affiliates pursuant to an affiliation agreement that expires on September 1, 2006. The FCC licenses for both stations expire on April 1, 2005. The Company also owns a low power television station licensed to Birmingham, Alabama (WBMA-LP). Birmingham, Alabama is the 51st largest DMA, encompassing approximately 546,000 television households. Nielsen has given preliminary indications that it will collapse the Tuscaloosa DMA (187th largest with approximately 59,000 television households) and the Anniston DMA (201st largest with approximately 43,000 television households) into the Birmingham DMA in the Fall of 1998. The resulting DMA would be the 39th largest with approximately 627,000 television households. The combined markets of Birmingham, Tuscaloosa and Anniston are served by eight commercial television stations, accounting for the Company's stations as one station.

  In connection with the Anniston LMA, the Company entered into the Anniston Option. The cost of the Anniston Option was $15,348,000 and it is exercisable for additional consideration of $3,337,000. Exercise of the Anniston Option is subject to certain conditions, including a change in FCC rules or a waiver permitting common ownership of WCFT and WJSU. See "Legislation and Regulation."

  The Company serves the combined Birmingham/Tuscaloosa/Anniston market by simultaneously transmitting identical programming from its studio in Birmingham over both WCFT and WJSU. The stations are listed on a combined basis by Nielsen as WBMA. TV Alabama has constructed new studio facilities in Birmingham for the programming of both stations. The Company has retained a news and sales presence in both Tuscaloosa and Anniston, while at the same time maintaining its primary news and sales presence in Birmingham. Approximately 35% of TV Alabama's 24 hours of daily broadcasting time consists of programming that is either locally produced or purchased from non-network sources.

NETWORK AFFILIATION AGREEMENTS AND RELATIONSHIP

  WJLA, KATV, KTUL, WSET, WCIV, WHTM and WCFT/WJSU/WBMA-LP are ABC network affiliates: their current affiliation agreements expire October 1, 2005, July 31, 2005, July 31, 2005, July 31, 2005, August 20, 2006, January 1, 2005, and
September 1, 2006, respectively. ABC has routinely renewed the affiliation agreements with these stations; however, there can be no assurance that these affiliation agreements will be renewed in the future. See "Risk Factors-- Network Affiliation." Continuation of ABC's affiliation agreement with WCFT and WJSU is conditioned on WJSU's continuing to be programmed by ACC under the Anniston LMA for the duration of the affiliation agreement. Changes by Congress or by the FCC in the current regulatory treatment of LMA's for television stations could have a material adverse effect on the Anniston LMA which, in turn, could jeopardize the Company's ABC network affiliation in the Birmingham, Tuscaloosa and Anniston markets. See "Risk Factors--Potential FCC Regulation of Local Marketing Agreements." As one of the largest group owners of ABC network affiliates in the nation, ACC believes it enjoys excellent relations with the ABC network.

  Generally, each affiliation agreement provides the Company's stations with the right to broadcast programs transmitted by the network that includes designated advertising time the revenue from which the network retains. For every hour or fraction thereof that the station elects to broadcast network programming, the network pays the station compensation, as specified in each affiliation agreement, or as agreed upon by the network and the stations. Typically, "prime time" programming generates the highest hourly rates. Under specified conditions, rates are subject to increase or decrease by the network during the term of each affiliation agreement, with provisions for advance notice and right of termination on behalf of the station in the event of a reduction in rates.

COMPETITION

  Competition in the television industry, including each of the market areas in which the Company's stations compete, takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors material to a television station's competitive position include signal coverage and assigned frequency. The television broadcasting industry is continually faced with technological change and innovation, the possible rise or fall in popularity of competing entertainment and communications media and actions of federal regulatory bodies, including the FCC, any of which could possibly have a material adverse effect on the Company's operations.

  Audience: Stations compete for audience on the basis of program popularity, which has a direct effect on advertising rates. A majority of the Company's daily programming is supplied by ABC. In those periods, the stations are totally dependent upon the performance of the ABC network programs in attracting viewers. Non-network time periods are programmed by the station with a combination of self-produced news, public affairs and other entertainment programming, including news and syndicated programs purchased for cash, cash and barter or barter-only. Independent stations, the number of which has increased significantly over the past decade, have also emerged as viable competitors for television viewership share, particularly as the result of the availability of first-run network-quality programming from FOX.

  The development of methods of television transmission other than over-the-air broadcasting and, in particular, the growth of cable television has significantly altered competition for audience share in the television industry. These alternative transmission methods can increase competition for a broadcasting station both by bringing into its market area distant broadcasting signals not otherwise available to the station's audience and by serving as a distribution system for programming originated on the cable system. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience. To the extent cable operators elect to do so, their increased competition for local news audiences could have an adverse effect on the Company's advertising revenues.

  Other sources of competition include home entertainment systems (including video cassette recorder and playback systems, videodiscs and television game devices), multipoint distribution systems, multichannel multipoint distribution systems, wireless cable, satellite master antenna television systems and some low-power and in-home satellite services. The Company's television stations also face competition from high-powered direct broadcast satellite services, such as DIRECT-TV, which transmit programming directly to homes equipped with special receiving antennas or to cable television systems for transmission to their subscribers.

  Further advances in technology may increase competition for household audiences and advertisers. Video compression techniques, now under development for use with current cable channels, or direct broadcast satellites are expected to reduce the bandwidth required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized niche programming. This ability to reach very defined audiences is expected to alter the competitive dynamics for advertising expenditures. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations.

  Programming: Competition for programming involves negotiating with national program distributors or syndicators which sell first-run and rerun packages of programming. The Company's stations compete against in-market broadcast station competitors for off-network reruns (such as "Home Improvement") and first-run product (such as "The Oprah Winfrey Show") for exclusive access to those programs. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. Competition for exclusive news stories and features is also endemic to the television industry.

  Advertising: Advertising rates are based upon the size of the market area in which a station operates, the program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the market area served by the station, the availability of alternative advertising media in the market area, an aggressive and knowledgeable sales forces and the development of projects, features and programs that tie advertiser messages to programming. The Company's television stations compete for advertising revenues with other television stations in their respective markets as well as with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for advertising dollars in the broadcasting industry occurs primarily in individual market areas. Generally, a television broadcasting station in the market does not compete with stations in other market areas. The Company's television stations are located in highly competitive market areas.

LEGISLATION AND REGULATION

  The ownership, operation and sale of television stations are subject to the jurisdiction of the FCC under the Communications Act. Matters subject to FCC oversight include, but are not limited to, the assignment of frequency bands for broadcast television; the approval of a television station's frequency, location and operating power; the issuance, renewal, revocation or modification of a television station's FCC license; the approval of changes in the ownership or control of a television station's licensee; the regulation of equipment used by television stations and the adoption and implementation of regulations and policies concerning the ownership, operation, programming and employment practices of television stations. The FCC has the power to impose penalties, including fines or license revocations, upon a licensee of a television station for violations of the FCC's rules and regulations.

  The following is a brief summary of certain provisions of the Communications Act and of specific FCC regulations and policies affecting broadcast television. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC for further information concerning the nature and extent of FCC regulation of broadcast television stations.

  License Renewal: Broadcast television licenses generally had been granted for maximum terms of five years until the Telecommunications Act extended license terms to eight years. License terms are subject to renewal upon application to the FCC, but they may be renewed for a shorter period upon a finding by the FCC that the "public interest, convenience and necessity" would be served thereby. Under The Telecommunications Act of 1996 ("Telecommunications Act"), the FCC must grant a renewal application if it finds that the station has served the public interest, there have been no serious violations of the Communications Act or FCC rules, and there have been no other violations of the Communications Act or FCC rules by the licensee that, taken together, would constitute a pattern of abuse. If the licensee fails to meet these requirements, the FCC may either deny the license or grant it on terms and conditions as are appropriate after notice and opportunity for hearing.

  In the vast majority of cases, television broadcast licenses are renewed by the FCC even when petitions to deny or competing applications are filed against broadcast license renewal applications. However, there can be no assurance that each of the Company's broadcast licenses will be renewed in the future. All of the stations' existing licenses were renewed for full five or eight-year terms and are currently in effect. See "Risk Factors--Regulatory Matters."

  Programming and Operation: The Communications Act requires broadcasters to serve the "public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, broadcast station licensees must continue to present programming that is responsive to local community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming often will be considered by the FCC when it evaluates license renewal applications, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various FCC rules that regulate, among other things, political advertising, sponsorship identifications, the advertisements of contests and lotteries, obscene and indecent broadcasts and technical operations, including limits on radio frequency radiation. In addition, most broadcast licensees, including the Company's licensees, must develop and implement equal employment opportunity programs and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a license renewal application. The FCC also has adopted rules that place additional obligations on television station operators for maximum amounts of advertising and minimum amounts of programming specifically targeted for children as well as additional public information and reporting requirements.

  Digital Television: The FCC has adopted rules for implementing DTV service in the United States. Implementation of DTV is intended to improve the technical quality of television. Under certain circumstances, however, conversion to DTV operations may reduce a station's geographical coverage area. The FCC has allotted a second broadcast channel to each full-power commercial television station for DTV operation. Under the proposal, stations will be required to phase in their DTV operations on the second channel over a transition period and to surrender their non-DTV channel later. Implementation of DTV service may impose additional costs on television stations providing the new service, due to increased equipment costs, and may affect the competitive nature of the market areas in which the Company operates if competing stations adopt and implement the new technology before the Company's stations. The FCC has adopted standards for the transmission of DTV signals. These standards will serve as the basis for the phased conversion to digital transmission.

  Ownership Matters: The Communications Act contains a number of restrictions on the ownership and control of broadcast licenses. Together with the FCC's rules, it places limitations on alien ownership; common ownership of broadcast, cable and newspaper properties; and ownership by those persons not having the requisite "character" qualifications and those persons holding "attributable" interests in the license.

  The FCC's television national multiple ownership rules limit the audience reach of television stations in which any entity may hold an attributable interest to 35 percent of total United States audience reach. The FCC's television multiple ownership local contour overlap rule, the "Duopoly" rule, generally prohibits ownership of attributable interests by a single entity in two or more television stations which serve the same geographic market area. The Telecommunications Act directs the FCC to reevaluate its local ownership rules to consider potential modifications permitting ownership of more than one station in a market area. The FCC has proposed to redefine the market area for purposes of the Duopoly rule from a station's "Grade B" contour to its DMA so long as there is no "Grade A" overlap in signals of the two stations. The FCC also seeks comment on whether ownership of two UHF stations or a UHF/VHF combination should be permissible.

  The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. When applying its multiple ownership or cross-ownership rules, the FCC generally attributes the interests of corporate licensees to the holders of corporate interests as follows: (i) any voting interest amounting to five percent or more of the outstanding voting power of the corporate broadcast licensee generally will be attributable; (ii) in general, no minority voting stock interests will be attributable if there is a single holder of more than fifty percent of the outstanding voting power of a corporate broadcast licensee and
(iii) in general, certain investment companies, insurance companies and banks holding stock through their trust departments in trust accounts will be considered to have an attributable interest only if they hold ten percent or more of the outstanding voting power of a corporate broadcast licensee. Furthermore, corporate officers and directors and general partners and uninsulated limited partners of partnerships are personally attributed with the media interests of the corporations or partnerships of which they are officers, directors or partners. In the case of corporations controlling broadcast licenses through one or more intermediate entities, similar attribution standards generally apply to stockholders, officers and directors of such corporations.

  The FCC is conducting rulemaking proceedings to determine whether it should relax its rules to facilitate greater minority and female ownership of broadcasting facilities and whether it should modify its rules by (i) restricting the availability of the single majority shareholder exemption,
(ii) attributing certain interests such as non-voting stock, debt and holdings in limited liability companies and (iii) changing the attribution benchmarks. The Company cannot predict the outcome of these proceedings or how they will affect the Company's business. In light of the FCC's multiple ownership and cross-ownership rules, an individual or entity that acquires an attributable interest in the Company may violate the FCC's rules if that acquirer also has an attributable interest in other television or radio stations, or in cable television systems or daily newspapers, depending on the number and location of those radio or television stations, cable television systems or daily newspapers. Such an acquirer also may be restricted in the companies in which it may invest, to the extent that those investments give rise to an attributable interest. If an individual or entity with an attributable interest in the Company violates any of these ownership rules, the Company may be unable to obtain from the FCC the authorizations needed to conduct its television station business, may be unable to obtain FCC consents for certain future acquisitions, may be unable to obtain renewals of its licenses and may be subject to other material adverse consequences.

  Under its "cross-interest policy," the FCC considers certain "meaningful" relationships among competing media outlets in the same market, even if the FCC's ownership rules do not specifically prohibit these relationships. Under this policy, the FCC may consider significant equity interests combined with an attributable interest in a media outlet in the same market, joint ventures and common key employees among competitors. The cross-interest policy does not necessarily prohibit all of these interests but requires that the FCC consider whether, in a particular market, the "meaningful" relationships among competitors could have a significant adverse effect upon economic competition or program diversity. Neither the Company nor, to the best of the Company's knowledge, any officer, director or shareholder of the Company holds an interest in another radio or television station, cable television system or daily newspaper that is inconsistent with the FCC's ownership rules and policies.

  Related to the Duopoly rule, the FCC has proposed the adoption of rules that would modify the current treatment of the control and ownership attribution with respect to LMAs entered into by television stations. The FCC proposes that time brokerage of any other television station in the same market for more than fifteen percent of the brokered station's weekly broadcast hours would result in counting the brokered station toward the brokering licensee's national and local multiple ownership limits. The FCC has proposed that LMAs in existence prior to November 6, 1996 be grandfathered for the length of their terms so as not to place owners of stations in violation of the rules if such owners also program another station pursuant to such LMAs. Although the Company cannot predict the outcome of this proceeding, if the local multiple ownership rules are not relaxed as proposed, attribution could preclude television LMAs in any market where the time broker owns or has an attributable interest in another television station. Changes by the FCC in its current policy regarding LMAs for television stations could potentially have a material adverse effect on the Anniston LMA, which, in turn, could jeopardize the Company's ABC network affiliation in the Birmingham, Tuscaloosa and Anniston markets. See "Risk Factors--Potential FCC Regulation of Local Marketing Agreements."

  Additional Competition in the Video Services Industry: The Telecommunications Act also eliminates the overall ban on telephone companies offering video services and permits the ownership of cable television companies by telephone companies in their service areas (or vice versa) in certain circumstances. Telephone companies providing such video services will be regulated according to the transmission technology they use. The Telecommunications Act also permits telephone companies to hold an ownership interest in the programming carried over such systems. Although the Company cannot predict the effect of the removal of these barriers to telephone company participation in the video services industry, it may have the effect of increasing competition in the television broadcast industry in which the Company operates.

  Other Legislation: Finally, Congress and the FCC have under consideration, and in the future may consider and adopt, (i) other changes to existing laws, regulations and policies or (ii) new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's broadcast stations, result in the loss or gain of audience share and advertising revenues for the Company's stations and/or affect the ability of the Company to acquire or finance additional broadcast stations.

EMPLOYEES

  As of December 31, 1997, the Company employed in full-time positions 816 persons, including 196 at WJLA, 115 at KATV, 110 at KTUL, 106 at WHTM, 119 at WCFT/WJSU/WBMA, 87 at WSET, 70 at WCIV and 13 in its corporate office. Of the employees at WJLA, 94 are represented by three unions: the American Federation of Television and Radio Artists ("AFTRA"), the Directors Guild of America ("DGA") or the National Association of Broadcast Employees and Technicians/Communications Workers of America ("NABET/CWA"). The AFTRA contract was renegotiated effective June 1, 1996 through September 30, 1999. The DGA contract was renegotiated effective July 16, 1996 through January 16, 2000. The NABET/CWA contract expired June 1, 1995. Members of this union have been working without a contract since that time. WJLA management is in the process of negotiating a new contract and anticipates resolving the outstanding issues without any material adverse impact to the station. No employees of the Company's other owned and/or operated stations are represented by unions. The Company believes its relations with its employees are satisfactory.

PROPERTIES

  The Company maintains its corporate headquarters in Washington, D.C., occupying leased office space of approximately 9,300 square feet.

  The types of properties required to support each of the stations include offices, studios, transmitter sites and antenna sites. The stations' studios are co-located with their office space while transmitter sites and antenna sites are generally located away from the studios in locations determined to provide maximum market signal coverage.

  KATV's broadcast tower, which met non-governmental wind-loading standards when built, does not meet the current guidelines for wind-loading on broadcast towers adopted in 1992. Because standards were modified subsequent to the tower construction, KATV's tower is "grandfathered" under the prior guidelines. Engineering studies, however, indicate that the tower may be significantly overstressed under the revised guidelines, particularly at sustained winds of 70 miles per hour and at risk of failing in such sustained winds. KATV has taken steps to limit access to the area around the tower and to avoid work on the tower during windy conditions. KATV is in the process of making structural modifications to the tower and estimates that it will cost approximately $450 to bring the tower within current guidelines. The owner of KETS-TV, which has an antenna on the tower, has received a grant from the National Telecommunications and Information Administration in the Department of Commerce for matching funds to help offset the costs of tower modification. In the event the tower failed prior to completion of structural modifications, KATV would seek to continue transmission by direct fiber feeds to cable television systems and temporary leased space on another neighboring broadcast tower, although there can be no assurance that such an alternative would be available at such time.

  The following table describes the general characteristics of the Company's principal real property:

                                                              APPROXIMATE   LEASE EXPIRATION
        FACILITY              MARKET/USE        OWNERSHIP        SIZE             DATE
        --------         -------------------- ------------- --------------- ----------------
WJLA.................... Washington, D.C.
                         Office/Studio        Leased         88,828 sq. ft.        11/31/03
                         Tower/Transmitter    Joint Venture 108,000 sq. ft.             N/A
WHTM.................... Harrisburg, PA
                         Office/Studio        Owned          14,000 sq. ft.             N/A
                         Tower/Transmitter    Owned           2,801 sq. ft.             N/A
                         Adjacent Land        Leased          6,808 sq. ft.        10/31/00
KATV.................... Little Rock, AR
                         Office/Studio        Owned          20,500 sq. ft.             N/A
                         Tower/Transmitter    Owned               188 Acres             N/A
                         Annex/Garage         Owned          67,400 sq. ft.             N/A
KTUL.................... Tulsa, OK
                         Office/Studio        Owned          13,520 sq. ft.             N/A
                         Tower/Transmitter    Owned               160 acres             N/A
                         Tower                Leased                 1 acre         5/30/05
WSET.................... Lynchburg, VA
                         Office/Studio        Owned          15,500 sq. ft.             N/A
                         Tower/Transmitter    Owned           2,700 sq. ft.             N/A
WCIV.................... Mt. Pleasant, SC
                         Office/Studio        Owned          21,700 sq. ft.             N/A
                         Tower/Transmitter    Leased          2,000 sq. ft.         8/31/06
WCFT/WJSU(1)............ Birmingham, AL
                         Office/Studio        Leased          26,357 sq. ft         9/30/06
                         Satellite Dish Farm  Leased              0.5 acres         9/30/06
                         Tower/Relay-Pelham   Leased              .08 acres        10/31/01
                         Tower/Relay-Red Mtn. Owned               .21 acres             N/A
                         Tuscaloosa, AL
                         Office/Studio        Owned           9,475 sq. ft.             N/A
                         Tower-Tuscaloosa     Owned              10.5 acres             N/A
                         Tower-AmSouth        Leased            134.3 acres         4/30/06
                         Anniston, AL(2)
                         Office/Studio        Leased          7,273 sq. ft. 6 months notice
                         Tower-Blue Mtn.      Owned               1.7 acres             N/A
                         Gadsden Office       Leased          1,000 sq. ft.         Monthly
                         Tower-Bald Rock      Leased                 1 acre         8/29/16

--------
(1) TV Alabama uses the pre-existing facilities of WCFT and WJSU to operate news and sales bureaus in the Tuscaloosa and Anniston market areas.
(2) Although TV Alabama is currently programming these properties under the Anniston LMA, Flagship Broadcasting, Inc. is the owner and lessee.

LEGAL PROCEEDINGS

  The Company currently and from time to time is involved in litigation incidental to the conduct of its business, including suits based on defamation. The Company is not currently a party to any lawsuit or proceeding which, in the opinion of management, if decided adverse to the Company, would be likely to have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

ENVIRONMENTAL MATTERS

  The Company is subject to changing federal, state and local environmental standards, including those governing the handling and disposal of solid and hazardous wastes, discharges to the air and water and the remediation of contamination associated with releases of hazardous substances.

  In particular, the Company is subject to liability under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and analogous state laws for the investigation and remediation of environmental contamination at properties owned and/or operated by it and at off-site locations where it has arranged for the disposal of hazardous substances. Courts have determined that liability under these laws is, in most cases, joint and several, meaning that any responsible party could be held liable for all costs necessary for investigating and remediating a release or threatened release of hazardous substances.

  WCIV is currently involved in remediating contamination associated with releases of hazardous substances at its transmitter site. In September 1994, approximately 2,000 gallons of electric generator fuel spilled from an above-ground tank on the premises of WCIV. With the assistance of environmental consultants and under supervision of the South Carolina Department of Health and Environmental Control ("SCDHEC"), WCIV has undertaken remediation of the contamination by installing wells for recovery of free product and monitoring wells. Based upon the scope of the remediation required as determined by the environmental consultants, the Company has estimated that any remaining costs associated with the monitoring wells and related testing are nominal. However, there can be no assurance that SCDHEC will not require further remedial activities.

  In October 1994, the Pennsylvania Department of Environmental Resources (the "Pennsylvania Department") notified WHTM that it should remediate soils and groundwater believed to be adversely affected by contamination associated with an underground tank. The station's environmental consultant has advised the Pennsylvania Department that it appears that contamination remaining on WHTM's property did not emanate from its underground tank, which has been removed, but is from an offsite source and that there is no threat to human health or the environment which requires remediation. The matter remains unresolved.

  In August 1995, concentrations of certain metals including arsenic, barium, chromium and lead in the soil of a septic leach field were discovered on the property of WCFT. The Company has been advised that these concentrations are in the range of background concentrations for the area. The State of Alabama is in the process of developing cleanup standards relating to such concentrations of metal, and it is therefore uncertain what, if any, remediation will be necessary.

  Although there can be no assurance of the final resolution of these matters, the Company does not believe that the amount of its liability at these properties individually, or in the aggregate, will have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

                                  MANAGEMENT

  Executive officers and directors of ACC are as follows:

      NAME                    AGE(1) TITLE
      ----                    ------ -----
Joe L. Allbritton............   72   Chairman and Director
Barbara B. Allbritton........   60   Vice President and Director
Lawrence I. Hebert...........   51   President, Vice Chairman and Director
Robert L. Allbritton.........   28   Executive Vice President, Chief Operating
                                     Officer and Director
Frederick J. Ryan, Jr........   42   Senior Vice President, Vice Chairman and
                                     Director
Jerald N. Fritz..............   46   Vice President, Legal and Strategic
                                     Affairs, General Counsel
Henry D. Morneault...........   47   Vice President and Chief Financial Officer
Ray P. Grimes II.............   48   Vice President, Broadcast Operations,
                                     Deputy Chief Operating Officer

--------
(1) As of December 22, 1997

  Joe L. Allbritton is the founder of ACC and has been Chairman of the Board of Directors since its inception. In addition to his position with ACC, Mr. Allbritton has served as Chairman of the Board of Riggs National Corporation ("Riggs") (owner of banking operations in Washington, D.C., Maryland, Virginia, Florida and internationally) from 1981 to the present; Chairman of the Board of Riggs Bank N.A. ("Riggs Bank") since 1983 and its Chief Executive Officer since 1982; Director of Riggs Bank Europe Ltd. since 1984 and its Chairman of the Board since 1992; Chairman of the Board and owner since 1958 of Perpetual (owner of ACC and 80% owner through Allnewsco of NewsChannel 8, a Virginia-based cable programming service); Chairman of Allnewsco since its inception in 1990; Chairman of the Board and owner since 1988 of Westfield; Chairman of the Board of Houston Financial Services Ltd. since 1977; Chairman of the Board of WSET since 1974; a Manager of KATV, KTUL and WCIV since 1997; Chairman of the Board of Allfinco, Harrisburg TV and TV Alabama since 1995; Chairman of the Board of AGI and Allbritton Jacksonville, Inc. ("AJI") since 1996; and a Trustee and President of The Allbritton Foundation since 1971. Mr. Allbritton is the husband of Barbara B. Allbritton and the father of Robert L. Allbritton.

  Barbara B. Allbritton has been a Director of ACC since its inception and one of its Vice Presidents since 1980. In addition to her position with ACC, Mrs. Allbritton has been a Director of Riggs since 1991; a Director and Vice President of WSET since 1976; a Vice President and Director of Perpetual since 1978; a Director of Houston Financial Services since 1977; a Director of Allnewsco since 1990; a Trustee and Vice President of The Allbritton Foundation since 1971; a Director of Allfinco, Harrisburg TV and TV Alabama since 1995; a Manager of KATV, KTUL and WCIV since 1997; and a Director of AGI and AJI since 1996. Mrs. Allbritton is the wife of Joe L. Allbritton and the mother of Robert L. Allbritton.

  Lawrence I. Hebert has been Vice Chairman of the Board of ACC since 1983, its President since 1984 and a Director of ACC since 1981; a Director of Perpetual since 1980 and its President since 1981; President of Westfield since 1988; President and a Director of Westfield News Publishing, Inc. since 1991; a Director of WSET since 1982; a Manager of KATV, KTUL and WCIV since 1997; Vice Chairman of the Board of Houston Financial Services since 1977; a Director of Allnewsco since 1989; President and a Director of ATP since 1989; a Vice President and a Director of Allfinco since 1995; and a Director of Harrisburg TV and TV Alabama since 1995. He has been President and a Director of AGI and a Director of AJI since 1996. In addition, Mr. Hebert was Vice Chairman of the Board of Riggs from 1988 to 1993, and has been a Director of Riggs since 1988; a Director of Riggs Bank Europe Ltd. since 1987; a Director of Riggs Bank from 1981 to 1988; a Director of Allied Capital Corporation (venture capital fund) since 1989; and a Trustee of The Allbritton Foundation since 1997.

  Robert L. Allbritton has been Executive Vice President and Chief Operating Officer of ACC since 1994 and a Director of ACC since 1993. He has been a Director of Allnewsco since 1992; a Director of Riggs Bank from 1994 to 1997 and Riggs Bank Europe Ltd. since 1994; a Director of Riggs since 1994; and a Trustee and Vice President of The Allbritton Foundation since 1992. He has been a Director of Perpetual since 1993; President and Director of Allfinco and Harrisburg TV since 1995; Vice President and a Director of TV Alabama since 1995; Vice President and a Director of AGI since 1996; Vice President and a Director of AJI since 1996 and President of KTUL since 1997. He has been a Manager of KATV, KTUL and WCIV since 1997. He is the son of Joe L. and Barbara B. Allbritton.

  Frederick J. Ryan, Jr. has been Vice Chairman, Senior Vice President and a Director of ACC since January 1995. He also serves as Chairman of the ACC Acquisitions Committee. He has been Vice President of Perpetual and Florida Television, Inc. since 1996. He previously served as Chief of Staff to former President Ronald Reagan (1989-95) and Assistant to the President in the White House (1982-89). Prior to his government service, Mr. Ryan was an attorney with the Los Angeles firm of Hill, Farrer and Burrill. Mr. Ryan presently serves as a Director of Ford's Theatre, Vice Chairman of the Ronald Reagan Presidential Library Foundation and Trustee of Ronald Reagan Institute of Emergency Medicine at George Washington University. Mr. Ryan is a member of the Board of Consultants for Riggs Bank and a Director of Riggs Bank Europe Ltd. in London since 1996.

  Jerald N. Fritz has been a Vice President of ACC since 1987, serving as its General Counsel and overseeing strategic planning and governmental affairs. He also has served as a Vice President of Westfield and ATP since 1988, a Vice President of Allnewsco since 1989 and a Vice President of 78 Inc. and Allfinco since 1995. He has been a Vice President of AGI since 1996. From 1981 to 1987, Mr. Fritz held several positions with the FCC, including Chief of Staff, Legal Counsel to the Chairman and Chief of the Common Carrier Bureau's Tariff Division. Mr. Fritz practiced law with the Washington, D.C. firm of Pierson, Ball & Dowd, specializing in communications law from 1978 to 1981 and from 1980 to 1983 was on the adjunct faculty of George Mason University Law School teaching communications law and policy. Mr. Fritz began his legal career with the FCC in 1976 and began his career in broadcasting in 1973 with WGN-TV, Chicago.

  Henry D. Morneault has been a Vice President of ACC since 1992 when he joined the Company. He served as Vice President, Finance and was named Chief Financial Officer in 1994. He is also Vice President of AJI. Prior to joining ACC, Mr. Morneault was a Vice President with Chemical Bank specializing in media corporate finance. Mr. Morneault had been associated with Chemical Bank since 1979 and founded and managed its Broadcast and Cable Industries Group.

  Ray P. Grimes II has been with ACC since September 1993. He was Director of Cable Enterprises/New Business Development for ACC from April 1994 until April 1995 when he became Vice President of Broadcast Operations and Deputy Chief Operating Officer. He has also served as the Acting General Manager for WJLA from December 1994 until March 1995 and the Acting General Manager for WHTM from November 1996 until February 1997. Since 1995 he has been a Vice President of Harrisburg TV and TV Alabama. Prior to joining ACC, Mr. Grimes was associated with United Cable/United Artist/TCI Cable from 1988 through 1993.

EXECUTIVE COMPENSATION

  The following table sets forth compensation paid to the Company's Chief Executive Officer and the four most highly compensated Company executive officers for Fiscal 1997, 1996 and 1995:

                                       SUMMARY COMPENSATION TABLE (1)
                              -------------------------------------------------
          NAME AND            FISCAL                  OTHER ANNUAL  ALL OTHER
     PRINCIPAL POSITION        YEAR   SALARY   BONUS  COMPENSATION COMPENSATION
     ------------------       ------ -------- ------- ------------ ------------
Joe L. Allbritton............  1997  $550,000                      $115,500 (2)
 Chairman....................  1996   550,000                       115,500 (2)
                               1995   550,000                       104,800 (2)
Frederick J. Ryan, Jr. (3)...  1997   150,000                         4,000 (4)
 Senior Vice President.......  1996   150,000                         3,500 (4)
                               1995   109,600
Jerald N. Fritz(3) (5).......  1997   150,000 $50,000                 4,800 (4)
 Vice President, Legal.......  1996   140,000  50,000                 5,300 (4)
 and Strategic Affairs.......  1995   128,600  50,000                 3,800 (4)
Henry D. Morneault (6).......  1997   150,000  55,000                 4,900 (4)
 Chief Financial Officer.....  1996   136,000  50,000                 5,400 (4)
                               1995   126,000  50,000                 2,900 (4)
Ray P. Grimes II.............  1997   185,000  30,000 $30,200 (7)     4,700 (4)
 Deputy Chief Operating......  1996   185,000  30,000  38,400 (7)     3,800 (4)
 Officer.....................  1995   162,700  25,000  45,000 (7)     1,900 (4)

--------
(1) Lawrence I. Hebert, President of ACC, and Robert L. Allbritton, Executive Vice President and Chief Operating Officer of ACC, are paid cash compensation by Perpetual for services to Perpetual and other interests of Joe L. Allbritton, including ACC. The allocated portion of such compensation to ACC in each case is less than $100,000, and their compensation is, therefore, not included herein.
(2) Represents the imputed premium cost related to certain split dollar life insurance policies on the life of Mr. Allbritton. The annual premiums on such policies are paid by ACC. Upon the death of the insured, ACC will receive the cash value of the policies up to the amount of its investments, and the remaining proceeds will be paid to the insured's beneficiary. The imputed premium cost is calculated on the difference between the face value of the policy and the cash surrender value.
(3) Frederick J. Ryan, Jr. and Jerald N. Fritz receive additional compensation from Perpetual for services to Perpetual and other interests of Joe L. Allbritton, including the Company. This additional compensation is not allocated among these interests, and the Company does not reimburse Perpetual for any portion of this additional compensation to Mr. Ryan and Mr. Fritz. The portion of the additional compensation paid by Perpetual to Mr. Ryan and Mr. Fritz that may be attributable to their services to the Company has not been quantified. Such portion is not material to the consolidated financial condition or results of operations of the Company.
(4) These amounts reflect annual contributions by ACC to the Company's 401(k) Plan.
(5) Prior to Fiscal 1997, Jerald N. Fritz was paid compensation by ACC for services to the Company and Perpetual. Perpetual reimbursed ACC for $12,000 of Mr. Fritz's compensation in both Fiscal 1995 and 1996.
(6) Henry D. Morneault is paid compensation by ACC for services to the Company and Perpetual. Perpetual has reimbursed ACC for $33,800, $33,800 and $37,500 of Mr. Morneault's compensation in Fiscal 1995, 1996 and 1997, respectively.
(7) Represents in Fiscal 1997 the compensation related to country club fees ($18,100) and other miscellaneous items; in Fiscal 1996, the compensation related to a company provided automobile ($10,200), incentive trip ($11,600) and country club fees ($16,600); and in Fiscal 1995, commissions paid ($27,000) and other miscellaneous items.

    The Company does not have a Compensation Committee of its Board of Directors. Compensation of executive officers is determined by Joe L. Allbritton, Lawrence I. Hebert and Robert L. Allbritton. Directors of the Company are not separately compensated for membership on the Board of Directors.

                          OWNERSHIP OF CAPITAL STOCK

  The authorized capital stock of ACC consists of 20,000 shares of common stock, par value $0.05 per share (the "ACC Common Stock"), all of which is outstanding, and 1,000 shares of preferred stock, 200 shares of which have been designated for issue as Series A Redeemable Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), no shares of which are issued and outstanding.

ACC COMMON STOCK

  Joe L. Allbritton controls Perpetual. Perpetual owns 100% of the outstanding common stock of AGI, and AGI owns 100% of the outstanding ACC Common Stock. There is no established public trading market for ACC Common Stock.

  Each share of ACC Common Stock has an equal and ratable right to receive dividends when and as declared by the Board of Directors of ACC out of assets legally available therefor.

  In the event of a liquidation, dissolution or winding up of ACC, holders of ACC Common Stock are entitled to share ratably in assets available for distribution after payments to creditors and to holders of any preferred stock of ACC that may at the time be outstanding. The holders of ACC Common Stock have no preemptive rights to subscribe to additional shares of capital stock of ACC. Each share of ACC Common Stock is entitled to one vote in elections for directors and all other matters submitted to a vote of ACC's stockholder. The capital stock of Perpetual held by Joe L. Allbritton (the "Perpetual Capital Stock") has been pledged to secure indebtedness owed by him under a loan agreement with a commercial bank. Under the terms of such pledge the bank may, among other things, upon the occurrence of an event of default, sell the Perpetual Capital Stock at a public or private sale and may exercise all voting or consensual rights, subject to any required approval of the FCC. This agreement with the bank contains customary representations, warranties and default provisions, including restrictions upon his right to sell the Perpetual Capital Stock and the right of Perpetual to sell the ACC Common Stock through its ownership in AGI. Any such sale could constitute a "Change of Control" under the Company's outstanding 9 3/4% Debentures, 11 1/2% Debentures, Senior Credit Facility, and the Notes and the Exchange Notes.

                             CERTAIN TRANSACTIONS
                            (DOLLARS IN THOUSANDS)

DISTRIBUTIONS TO RELATED PARTIES

  The Company periodically makes advances in the form of distributions to Perpetual. Prior to the Contribution, WSET and WCIV made cash advances to Westfield. For Fiscal 1995, 1996 and 1997 and the three months ended December 31, 1997, the Company made cash advances to these related parties of $42,853, $52,667, $52,597 and $23,151, respectively. For Fiscal 1995, 1996 and 1997 and the three months ended December 31, 1997, these related parties made repayments on these cash advances of $14,142, $12,785, $39,693 and $13,078, respectively. In addition, during Fiscal 1995, 1996 and 1997 and the three months ended December 31, 1997, the Company (was charged for) generated a benefit from federal income taxes of ($11,930), ($836), $691 and ($2,061), respectively. The charges for federal income taxes in Fiscal 1995 and 1996 and the three months ended December 31, 1997 were paid to Perpetual under the terms of a tax sharing agreement between the companies. The income tax benefit generated in Fiscal 1997 was effectively distributed to Perpetual as such benefit will not be recognized in future years pursuant to the terms of such tax sharing agreement. In conjunction with the Contribution, WSET and WCIV declared non-cash dividends in Fiscal 1996 to Westfield totaling $18,371 which represented the cumulative net advances made to Westfield by WSET and WCIV prior to the Contribution. As a result, the net change in distributions to related parties during such periods were $16,781, $20,675, $12,904 and $8,012, respectively. The advances to these related parties are non-interest bearing and, as such, do not reflect market rates of interest-bearing loans to unaffiliated third parties.

  At present, the primary source of repayment of net advances is through the ability of the Company to pay dividends or make other distributions, and there is no immediate intent for the amounts to be repaid. Accordingly, these advances have been treated as a reduction of stockholder's investment and are described as "distributions" in the Company's Consolidated Financial Statements.

  During Fiscal 1991, the Company made a $20,000 11.06% loan to Allnewsco. This amount has been reflected in the Company's Consolidated Financial Statements on a consistent basis with other distributions to owners. The loan has stated repayment terms consisting of annual principal installments of approximately $2,200 commencing January 1997 through January 2005 and payments of interest semi-annually. During Fiscal 1997, the Company deferred the first annual principal installment payment. The Company is currently renegotiating the note to extend the maturity date to January 2008 and defer all principal installments until maturity, with the principal balance also due upon demand. Interest payments on the loan have been made in accordance with the terms of the note, and the Company expects it will continue to receive such payments on a current basis. To date, interest payments from Allnewsco have been funded by advances from Perpetual to Allnewsco. The Company anticipates that such payments will be funded in a similar manner for the foreseeable future. However, there can be no assurance that Allnewsco will have the ability to make such interest payments in the future.

  Under the terms of the Company's borrowing agreements, future advances, distributions and dividends to related parties are subject to certain restrictions. The Company anticipates that, subject to such restrictions, ACC will make distributions and loans to related parties in the future. Subsequent to December 31, 1997 and through January 31, 1998, the Company made additional net distributions to owners of approximately $4,000.

MANAGEMENT FEES

  Management fees of $180, $180, $343 and $85 were paid to Perpetual by the Company for Fiscal 1995, 1996 and 1997 and the three months ended December 31, 1997, respectively. The Company expects to continue to pay management fees to Perpetual at a monthly rate of $29 through the end of Fiscal 1998. The Company also paid executive compensation in the form of management fees to Joe L. Allbritton for each of Fiscal 1995, 1996 and 1997 in the amount of $550. Management fees of $138 were paid to Joe L. Allbritton during the three months ended December 31, 1997 and are expected to continue at a monthly rate of $46 through the end of Fiscal 1998. The Company believes that payments to Perpetual and Mr. Allbritton will continue in the future. See "Management-- Executive Compensation." Management believes that the amount of the management fees is at least as favorable to the Company as those prevailing for comparable transactions with or involving unaffiliated parties.

OTHER SERVICES

  On July 1, 1995, 78, inc., a wholly-owned subsidiary of Perpetual, was formed to provide sales, marketing and related services to both the Company and Allnewsco. Certain employees of the Company became employees of 78, inc. The Company was charged approximately $1,700 and $7,163 during Fiscal 1995 and 1996, respectively for services provided by 78, inc., which represents the Company's share of 78, inc.'s costs relating to the provision of such services, determined based on the Company's usage of such services. These costs are included in television operating expenses in the consolidated statements of operations. Effective October 1, 1996, the Company ceased utilizing 78, inc. for the provision of these services and re-established these functions internally. At September 30, 1996, the Company recorded a $1,578 receivable from 78, inc. representing expenses paid on behalf of 78, inc. by the Company during the year. On December 20, 1996, this receivable was fully repaid by 78, inc.

INCOME TAXES

  The operations of the Company are included in a consolidated federal income tax return filed by Perpetual. In accordance with the terms of a tax sharing agreement between the Company and Perpetual, the Company is required to pay to Perpetual its federal income tax liability, computed based upon statutory federal income tax rates applied to the Company's consolidated taxable income. Taxes payable to Perpetual are not reduced by losses generated in prior years by the Company. In addition, the amount payable by the Company to Perpetual under the tax sharing agreement is not reduced if losses of other members of the Perpetual group are utilized to offset taxable income of the Company for purposes of the consolidated federal income tax return.

  A District of Columbia income tax return is filed by the Company, and separate state income tax returns are filed by the Company's subsidiaries, except for WSET. The operations of WSET are included in a combined state income tax return filed with other affiliates. WSET's state income tax liability is not reduced if losses of the affiliates are used to offset the taxable income of WSET for purposes of the combined state income tax return.

  The provision for income taxes is determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires that the consolidated amount of current and deferred income tax expense for a group that files a consolidated income tax return be allocated among members of the group when those members issue separate financial statements. Perpetual, and prior to the Contribution, Westfield, allocated a portion of their respective consolidated current and deferred income tax expense to the Company as if the Company and its subsidiaries were separate taxpayers. The Company records deferred tax assets, to the extent it is considered more likely than not that such assets will be realized in future periods, and deferred tax liabilities for the tax effects of the differences between the bases of its assets and liabilities for tax and financial reporting purposes. To the extent a deferred tax asset would be recorded due to the incurrence of losses for federal income tax purposes, any such benefit recognized is effectively distributed to Perpetual as such benefit will not be recognized in future years pursuant to the tax sharing agreement.

OFFICE SPACE

  ACC leases corporate headquarters space from Riggs Bank which owns office buildings in Washington, D.C. Riggs Bank is a wholly-owned subsidiary of Riggs, approximately 36.9% of the common stock of which is deemed to be beneficially owned by Riggs' Chairman, Joe L. Allbritton. During Fiscal 1995, 1996 and 1997 and the three months ended December 31, 1997, ACC incurred expenses to Riggs Bank of $167, $192, $220 and $65, respectively for this space. ACC expects to pay approximately $260 for such space during Fiscal 1998 in its entirety. Management believes the same terms and conditions would have prevailed had they been negotiated with a nonaffiliated company.

LOCAL ADVERTISING REVENUES

  WJLA received for Fiscal 1995 and 1996 local advertising revenues from Riggs Bank of approximately $174 and $148, respectively. Although WJLA did not receive any local advertising revenues from Riggs Bank during Fiscal 1997 or the three months ended December 31, 1997, it is anticipated that Riggs Bank may advertise on WJLA in the future. The amount of advertising it may purchase is unknown. Management believes that the terms of the transactions would be substantially the same or at least as favorable to ACC as those prevailing for comparable transactions with or involving nonaffiliated companies.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITY

  The Senior Credit Facility provides for borrowings of up to $40 million. Such Senior Credit Facility will expire April 16, 2001 and interest thereunder will be payable at rates from prime to prime plus 1.25% or LIBOR plus 1% to 2.50%, depending upon certain financial operating tests. The Senior Credit Facility is secured by a pledge of all of the stock of ACC and all of the stock of ACC's subsidiaries held directly or indirectly by ACC. BankBoston, N.A., an affiliate of BancBoston Securities Inc., one of the Initial Purchasers, is the agent and a lender under the Senior Credit Facility. See '"Plan of Distribution." In addition, the Notes and the Exchange Notes will be subordinated to the prior payment in full in cash or cash equivalents of all Obligations of ACC under the Senior Credit Facility. As of December 31, 1997, the amount outstanding under the Senior Credit Facility was $22.0 million. See "Description of the Exchange Notes--Subordination."

CAPITAL LEASE FACILITY

  ACC has a $10 million line of credit available under the Capital Lease Facility with BancBoston Leasing, Inc., an affiliate of BancBoston Securities, Inc., one of the Initial Purchasers, for the purpose of financing equipment purchases, which will constitute Senior Debt to which the Exchange Notes will be subordinated. At December 31, 1997, ACC had $6.5 million outstanding thereunder. Drawings under the Capital Lease Facility are amortized over a five year period with principal and interest paid monthly, are secured by the equipment under lease and bear interest at various rates based on the lender's cost of funds. ACC leases the equipment for the duration of the lease (usually for a term of five years), and may, with the consent of the lessor, sublease the equipment to a subsidiary, and ownership of the equipment reverts to ACC or such subsidiary, as the case may be, at the end of the lease term. The unused portion of the Capital Lease Facility expires in March 1998 and is renewable on an annual basis by mutual agreement of the parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Indebtedness" and "Plan of Distribution."

11 1/2% SENIOR SUBORDINATED DEBENTURES DUE 2004

  Upon the closing of the sale of the Notes, the irrevocable notice of redemption was sent to the holders of the 11 1/2% Debentures announcing the redemption of 11 1/2% Debentures on March 3, 1998 at a redemption price of 104.75% of the aggregate principal amount thereof, together with accrued interest to such date of redemption. See "Use of Proceeds."

9 3/4% SENIOR SUBORDINATED DEBENTURES DUE 2007

  The 9 3/4% Debentures are general unsecured senior subordinated obligations of ACC, and the Notes and the Exchange Notes will rank pari passu in right of payment with the 9 3/4% Debentures. The 9 3/4% Debentures total $275 million in aggregate principal amount and mature on November 30, 2007.

  The 9 3/4% Debentures are redeemable at the option of ACC at any time on or after November 30, 2002 at redemption prices declining ratably from 103.90% of the principal amount thereof for the twelve months beginning November 30, 2002 to 100% of the principal amount thereof on and after November 30, 2005, plus, in each case, accrued and unpaid interest, if any, to the applicable date of redemption.

  The indenture pursuant to which the 9 3/4% Debentures were issued contains certain covenants including, but not limited to, covenants with respect to the following matters: (i) limitations on the incurrence of debt and issuance of preferred stock; (ii) limitations on other subordinated debt;
(iii) limitations on making restricted payments; (iv) limitations on transactions with affiliates; (v) limitations on dividend and other payment restrictions affecting subsidiaries; (vi) limitations on liens;
(vii) limitations on sale of assets and subsidiary stock; and
(viii) limitations on merger, consolidation or sale of substantially all assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Indebtedness." Issuance of the Notes did not and the Exchange Notes will not violate the covenant limiting the incurrence of debt.

                       DESCRIPTION OF THE EXCHANGE NOTES

  The Exchange Notes offered hereby will be issued as a separate series of notes pursuant to the same indenture dated January 22, 1998 (the "Indenture") between ACC and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Exchange Notes and the Notes will be substantially identical to each other, except as described below. Under the terms of the Indenture, the covenants and events of default will apply equally to the Exchange Notes and the Notes, and the Exchange Notes and the Notes will be treated as one class for all actions to be taken by the holders thereof and for determining their respective rights under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as in effect on the date of the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. The Exchange Notes are subject to all such provisions, and holders of the Notes are referred to the Indenture, which is incorporated herein by reference, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." The Notes and the Exchange Notes are sometimes referred to herein, collectively, as the "Senior Notes."

GENERAL

  The Exchange Notes will be general senior subordinated obligations of ACC and will be subordinated in right of payment to all existing and future Senior Debt of ACC and will rank pari passu in right of payment with ACC's existing 9 3/4% Debentures and, until the date of redemption thereof, the 11 1/2% Debentures. See "Use of Proceeds."

  As of the date of the Indenture, all of ACC's Subsidiaries will be Restricted Subsidiaries; however, under certain circumstances, ACC will be able to designate certain current Subsidiaries or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Exchange Notes will be limited, together with the Notes, in aggregate principal amount to $150.0 million and will mature on February 1, 2008. Interest on the Exchange Notes will accrue at the rate of 8.875% per annum and will be payable in cash, semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 1998, to Holders of record on the immediately preceding January 15 and July 15. The Exchange Notes will be issued only in registered form, with coupons, in denominations of $1,000 and integral multiples thereof. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes are transferable, at the office or agency of ACC maintained for such purpose within the City and State of New York or, at the option of ACC, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders. ACC may require the holders of the Exchange Notes to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges of the Exchange Notes. Initially, the Trustee will act as paying agent and registrar under the Indenture.

OPTIONAL REDEMPTION

  Except as set forth below, the Exchange Notes, like the Notes, will not be redeemable at ACC's option prior to February 1, 2003. Thereafter, the Senior Notes will be subject to redemption, at the option of ACC, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable date of redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

   YEAR                                                               PERCENTAGE
   ----                                                               ----------
   2003..............................................................  104.438%
   2004..............................................................  102.958
   2005..............................................................  101.479
   2006 and thereafter...............................................  100.000

  In addition, at any time on or prior to February 1, 2001, ACC will have the option to redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued at a redemption price equal to 108.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable date of redemption, with the net proceeds of one or more public offerings of ACC Common Stock; provided that at least 65% of the aggregate principal amount of the Senior Notes originally issued remains outstanding immediately after the occurrence of such redemption; and, provided further, that each such redemption shall occur within 60 days of the date of the closing of the applicable public offering.

  Furthermore, at any time prior to February 1, 2003, upon a Change of Control (as defined herein), ACC will have the option to redeem the Senior Notes, in whole or in part, within 180 days of such Change of Control, at a redemption price equal to the sum of (i) the principal amount thereof, plus (ii) accrued and unpaid interest, if any, to the applicable date of redemption, plus (iii) the Applicable Premium.

  "Applicable Premium" means, with respect to a Senior Note, the greater of
(i) 1.0% of the then outstanding principal amount of such Senior Note and (ii)
(a) the present value of all remaining required interest and principal payments due on such Senior Note and all premium payments relating thereto assuming a redemption date of February 1, 2003, computed using a discount rate equal to the Treasury Rate plus 50 basis points minus (b) the then outstanding principal amount of such Senior Note and minus (c) accrued and unpaid interest paid on the date of redemption.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for repayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining term to February 1, 2003; provided, however, that if the then remaining term to February 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to February 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

MANDATORY REDEMPTION

  ACC will not be required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

SELECTION AND NOTICE OF REDEMPTION

  If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 or less

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shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Senior
Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions of them called for redemption.

OFFERS TO PURCHASE

  Upon the occurrence of a Change of Control or certain Asset Sales, the Indenture will require, under certain circumstances, that ACC make an offer to purchase Senior Notes in the amount and at the purchase price specified therein. See "--Change of Control" and "--Certain Covenants--Limitation on Asset Sales." Any such offer will be required to remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law. No later than five Business Days after the termination of such an offer, ACC will be required to purchase the specified principal amount of the Senior Notes tendered or, if a lesser amount of the Senior Notes has been tendered, all of the tendered Senior Notes, upon the terms specified in the Indenture.

CHANGE OF CONTROL

  In the event of a Change of Control, unless irrevocable notice of redemption for all of the Senior Notes is given within 30 days after the occurrence of such Change of Control in accordance with the provisions described under "-- Optional Redemption," ACC will be required to make an offer to purchase, on the last Business Day of the fiscal quarter of ACC next following the occurrence of such Change of Control, all of the Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Prior to the commencement of any such offer, but in any event within 90 days after the occurrence of a Change of Control, ACC will (i) to the extent then required to be repaid, repay in full all outstanding Senior Debt or (ii) obtain the requisite consents, if required, under agreements governing such Senior Debt to permit the redemption of Senior Notes. In the event that a Change of Control occurs and the Holders exercise their right to require ACC to purchase Senior Notes, if such purchase constitutes a "tender offer" for the purposes of Rule 14e-1 under the Exchange Act at that time, ACC will comply with the requirements of Rule 14e-1 as then in effect with respect to such purchase.

SUBORDINATION

  The payment of principal of, premium, if any, and interest on the Senior Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of ACC in a liquidation or dissolution of ACC or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to ACC or its property, or in an assignment for the benefit of creditors or any marshalling of ACC's assets and liabilities, the holders of Senior Debt will be entitled to receive irrevocable payment in full in cash or Cash Equivalents reasonably satisfactory to such holders of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, regardless of whether such post-petition interest is allowed in such proceeding) before the Holders will be entitled to receive any payment with respect to the Senior Notes; and until all Obligations with respect to Senior Debt are irrevocably paid in full in cash or Cash Equivalents reasonably satisfactory to the holders of Senior Debt, any distribution to which the Holders would be entitled will be made to the holders of Senior Debt (except that, in either case, Holders may receive securities that are subordinated at least to the same extent as the Senior Notes to Senior Debt and any securities issued in exchange for Senior Debt that have a maturity no earlier than that of the Senior Notes).


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  ACC also may not make any payment upon or in respect of the Senior Notes
(except in such subordinated securities) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from ACC or the holders of any Designated Senior Debt. Payments on the Senior Notes may and shall be resumed
(a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

  The Indenture will further require that ACC promptly notify the holders of Senior Debt if payment of the Senior Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders may recover less ratably than creditors of ACC who are holders of Senior Debt or other creditors of ACC who are not subordinated to holders of Senior Debt. As of December 31, 1997, after giving pro forma effect to the sale of the Notes (and the application of the net proceeds thereof), the principal amount of Senior Debt outstanding would have been approximately $11.3 million. The Indenture will limit, subject to certain financial tests, the amount of additional Debt, including Senior Debt, that ACC and its Restricted Subsidiaries may incur. See "--Certain Covenants-- Limitations on Incurrence of Debt and Issuance of Preferred Stock."

  "Designated Senior Debt" means (i) so long as any Senior Bank Debt is outstanding, the Senior Bank Debt and (ii) thereafter, any other Senior Debt permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by ACC as "Designated Senior Debt."

  "Senior Bank Debt" means the Debt now or hereafter outstanding under the Senior Credit Facility, as such agreement may be restated, further amended, supplemented or otherwise modified or replaced from time to time hereafter, together with any refunding or replacement of such Debt, to the extent that any such Debt was permitted by the Indenture to be incurred.

  "Senior Debt" means (a) the Senior Bank Debt, (b) all additional Debt that is permitted under the Indenture that is not by its terms pari passu with or subordinated to the Senior Notes, (c) all Obligations of ACC with respect to the foregoing clauses (a) and (b), including post-petition interest and (d) all (including all subsequent) renewals, extensions, amendments, refinancings, repurchases or redemptions, modifications, replacements or refundings thereof (whether or not coincident therewith) that are permitted by the Indenture. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (i) any Debt of ACC to any of its Restricted Subsidiaries, (ii) any Debt incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of borrowings from banks or other financial institutions), (iii) any Debt incurred in violation of the Indenture or (iv) the 9 3/4% Debentures and, until the date of redemption thereof, the 11 1/2% Debentures, which rank pari passu in right of payment with the Senior Notes.

CERTAIN COVENANTS

  The Indenture will contain, among others, the following covenants discussed below.

 LIMITATIONS ON INCURRENCE OF DEBT AND ISSUANCE OF PREFERRED STOCK

  The Indenture will provide that ACC will not, and will not permit any of its Restricted Subsidiaries to, (i) directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Debt (including Acquired Debt) or

(ii) issue any shares of preferred stock; provided, however, that ACC may (a) issue preferred stock that is not Disqualified Stock at any time and (b) incur Debt (including Acquired Debt) or issue shares of Disqualified Stock if, in each case, the Debt to Operating Cash Flow Ratio of ACC and its Restricted Subsidiaries at the time of the incurrence of such Debt or the issuance of such shares of Disqualified Stock, after giving pro forma effect thereto, is 7:1 or less; provided further, that any such Debt incurred by ACC that is not Senior Debt shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Senior Notes.

  The foregoing limitations will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

    (i) revolving credit Debt of ACC under the Senior Credit Facility not to exceed $45.0 million at any time outstanding;

    (ii) intercompany Debt between or among ACC and any of its Wholly Owned Restricted Subsidiaries or a Majority Owned Subsidiary made pursuant to an intercompany note in the form attached as an exhibit to the Indenture which provides that any such Debt of ACC is subordinated to the Senior Notes; provided, that (x) any disposition, pledge or transfer of any such Debt to a Person (other than ACC or a Wholly Owned Restricted Subsidiary or a Majority Owned Subsidiary) will be deemed to be an incurrence of such Debt by the obligor not permitted by this clause (ii) and (y) any transaction pursuant to which any Wholly Owned Restricted Subsidiary or a Majority Owned Subsidiary that has Debt owing to ACC or any other Wholly Owned Restricted Subsidiary or a Majority Owned Subsidiary ceases to be a Wholly Owned Restricted Subsidiary or a Majority Owned Subsidiary will be deemed to be the incurrence of Debt by ACC or such other Wholly Owned Restricted Subsidiary or a Majority Owned Subsidiary that is not permitted by this clause (ii);

    (iii) Debt represented by the existing 9 3/4% Debentures and, until the date of redemption thereof, the 11 1/2% Debentures;

    (iv) Debt represented by the Senior Notes;

    (v) Debt existing on the date of the Indenture;

    (vi) other Debt incurred after the date of the Indenture by ACC in an aggregate principal amount at any time outstanding not to exceed $40.0 million less the sum of (a) the aggregate principal amount of Debt incurred plus (b) the aggregate liquidation preference of preferred stock issued by Restricted Subsidiaries pursuant to clause (vii) of this paragraph;

    (vii) Debt incurred and shares of preferred stock issued by Restricted Subsidiaries, so long as the sum of (a) the aggregate principal amount of all outstanding Debt of Restricted Subsidiaries plus (b) the aggregate liquidation preference of all outstanding preferred stock of Restricted Subsidiaries shall not exceed at any time $20.0 million less the aggregate principal amount of Debt in excess of $20.0 million incurred by ACC pursuant to clause (vi) of this paragraph;

    (viii) the incurrence by ACC or any of its Restricted Subsidiaries of Debt in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Debt was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by ACC or one of its Restricted Subsidiaries; and, provided further, that the Debt to Operating Cash Flow Ratio of ACC and its Restricted Subsidiaries after giving pro forma effect to such acquisition and such incurrence would be 7:1 or less;

    (ix) Debt in respect of interest rate protection or hedging arrangements entered into by ACC to fix the floating interest rate or float the fixed interest rate of any Debt permitted to be incurred under the Indenture; and

    (x) Debt of ACC incurred in exchange for or the proceeds of which are used to exchange, refinance or refund any of the foregoing Debt so long as
  (a) the principal amount of the Debt incurred does not exceed the principal amount (plus any premium) of the Debt so exchanged, refinanced or refunded, plus the amount of reasonable expenses incurred in connection therewith,
  (b) the Debt incurred does not have an average life shorter than the average life of the Debt being so exchanged, refinanced or refunded and (c) if applicable, the Debt incurred ranks as subordinated in right of payment to the Senior Notes as the Debt being so exchanged, refinanced or refunded.

  The Indenture will also provide that ACC will not permit any of its Unrestricted Subsidiaries to incur Debt that would be recourse to ACC or any Restricted Subsidiary or any of their respective assets.

 LIMITATIONS ON RESTRICTED PAYMENTS

  The Indenture will provide that ACC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend on, or make any payment or distribution in respect of, or purchase, redeem or retire for value any Capital Stock of ACC or any of its Restricted Subsidiaries (except Capital Stock held by ACC or a Wholly Owned Restricted Subsidiary or Majority Owned Subsidiary), other than in exchange for ACC's own Capital Stock (other than Disqualified Stock); (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, more than one year prior to a scheduled principal payment or maturity, Debt of ACC that is expressly subordinated in right of payment to the Senior Notes; or
(iii) make any Restricted Investments (such payments and other actions described in the immediately preceding clauses (i), (ii) and (iii) collectively, "Restricted Payments"), unless at the time of and after giving effect to such proposed Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing;
  and

    (b) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after June 30, 1992 (net of any Restricted Payments repaid to ACC or any of its Restricted Subsidiaries to the extent not included in clause (2) below) shall not exceed, at the date of determination, the sum of (1) an amount equal to ACC's Cumulative Operating Cash Flow from June 30, 1992 to the end of ACC's most recently ended full fiscal quarter, taken as a single accounting period, less the product of 1.4 times ACC's Cumulative Total Interest Expense from June 30, 1992 to the end of ACC's most recently ended full fiscal quarter, taken as a single accounting period, plus (2) an amount equal to the net cash proceeds received by ACC as capital contributions to ACC (other than from any of its Restricted Subsidiaries and other than from the return of advances made by Perpetual in connection with the Refinancing) after June 30, 1992, or from the issuance and sale by ACC (other than to any of its Restricted Subsidiaries) after June 30, 1992 of Capital Stock (other than Disqualified Stock), plus (3) $3.5 million.

  The foregoing provisions will not prohibit:

    (x) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (y) any transaction with an officer or director of ACC entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of ACC); and

    (z) the payment of any dividend by a Majority Owned Subsidiary to holders of its Capital Stock.

  The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of ACC's Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by ACC or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. At the conclusion of each calendar month, ACC will deliver to the Trustee an Officers' Certificate identifying the Restricted Payments made during the prior month, stating that such Restricted Payments were permitted and setting forth the amount of Restricted Payments still available to be made, which calculations may be based upon ACC's latest available financial statements.

 LIMITATIONS ON OTHER SUBORDINATED DEBT

  The Indenture will provide that ACC will not incur or permit to remain outstanding any Debt that is subordinated or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Senior Notes.

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

 LIMITATIONS ON LIENS SECURING SUBORDINATED DEBT

  The Indenture will provide that ACC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Debt that is pari passu with or subordinated in right of payment to the Senior Notes (other than Permitted Liens) upon any of its property or assets (including intercompany notes), now owned or acquired after the date of the Indenture, or any income or profits therefrom, except if the Senior Notes are directly secured equally and ratably with (or prior to, in the case of Liens with respect to Debt that is subordinated in right of payment to the Senior Notes) the obligation or liability secured by such Lien.

 LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

  The Indenture will provide that ACC will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, amend or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to ACC or the relevant Restricted Subsidiary than those that would be obtained in a comparable transaction with an unrelated Person and (ii) ACC delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of ACC's Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of ACC's Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing. Notwithstanding the foregoing, each of the following shall be deemed not to be an Affiliate Transaction: (1) any transaction with an officer or director of ACC entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of ACC), (2) any transaction entered into by ACC or any of its Restricted Subsidiaries with another Restricted Subsidiary of ACC, (3) transactions in existence on the date of the Indenture, (4) payments made by ACC substantially in conformity with past practices to reimburse Perpetual for any group insurance policies purchased by Perpetual to the extent that the coverage of such policies includes ACC, its Restricted Subsidiaries and their respective operations, (5) payments by ACC to Perpetual in respect of tax liabilities pursuant to the terms of the Tax Sharing Agreement, as amended to and in effect on the date of the Indenture or thereafter amended to the extent such subsequent amendment is not disadvantageous to ACC or its Subsidiaries, and (6) Restricted Payments permitted under the covenant described above under the caption "--Limitations on Restricted Payments" and any Permitted Investment.

 LIMITATIONS ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

  The Indenture will provide that ACC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to ACC or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Debt owed to ACC or any of its Restricted Subsidiaries, (ii) make loans or advances to ACC or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to ACC or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) Debt existing on the date of the Indenture, (B) Debt permitted to be incurred pursuant to clauses (vi) or
(vii) of the second paragraph of the covenant described above under the caption "--Limitations on Incurrence of Debt and Issuance of Preferred Stock" or (C) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the agreements governing such Debt as in effect on the date of the Indenture.

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

 LIMITATIONS ON ASSET SALES

  The Indenture will provide that ACC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any Asset Sale unless (i) ACC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Capital Stock issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by ACC or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that ACC (or the Restricted Subsidiary, as the case may be) may receive Permitted Asset Sale Consideration in lieu of cash or Cash Equivalents if ACC and its Restricted Subsidiaries could incur, on a pro forma basis after giving effect to such Asset Sale and receipt of such Permitted Asset Sale Consideration as if the same had occurred at the beginning of the most recent four full fiscal quarters ending immediately prior to the date of such Asset Sale, at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the covenant described above under the caption "--Limitations on Incurrence of Debt and Issuance of Preferred Stock." Within one year after the receipt of any Net Proceeds from any Asset Sale, ACC (or the Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option, (a) to retire Senior Debt,
(b) to the purchase of a controlling interest in another business or to the purchase of capital assets, in each case, in the same line of business as ACC was engaged in on the date of the Indenture or (c) to redeem 9 3/4% Debentures in accordance with the provisions of the indenture governing the 9 3/4% Debentures.

  When the aggregate amount of Excess Proceeds exceeds $5.0 million, ACC will be required to make an offer to all Holders of Senior Notes and, to the extent required by the terms thereof, the holders of Pari Passu Debt (an "Asset Sale Offer"), to purchase the maximum principal amount of Senior Notes and any such Pari Passu Debt that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or accreted value, as applicable) thereof, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing Pari Passu Debt, as applicable. To the extent that the aggregate amount of Senior Notes and Pari Passu Debt tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, ACC may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes and Pari Passu Debt surrendered exceeds the amount of Excess Proceeds, the Trustee will be required to select the Senior Notes and Pari Passu Debt to be purchased on a pro rata basis, based upon the principal amount (or accreted value, as applicable) thereof surrendered in such Asset Sale Offer. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero.

 LIMITATIONS ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

  The Indenture will provide that ACC may not consolidate or merge with or into any other Person (whether or not ACC is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for ACC and its Restricted Subsidiaries) in one or more related transactions, to another corporation, Person or entity (other than the merger of a Wholly Owned Restricted Subsidiary of ACC into another Wholly Owned Restricted Subsidiary of ACC or into ACC) unless (i) ACC is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than ACC) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than ACC) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of ACC under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) ACC or the entity or Person formed by or surviving any such consolidation or merger (if other than ACC), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of ACC immediately preceding the transaction and (B) will, at the time of such

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

transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the covenant described above under the caption "--Limitations on Incurrence of Debt and Issuance of Preferred Stock."

EVENTS OF DEFAULT

  The Indenture will provide that each of the following constitutes an Event of Default: (i) the failure by ACC to pay interest on any of the Senior Notes when the same becomes due and payable and the continuance of any such failure for 30 days (whether or not prohibited by the subordination provisions of the Indenture); (ii) the failure to pay principal of or premium, if any, on any of the Senior Notes when and as the same shall become due and payable at maturity, upon acceleration, optional or mandatory redemption, required repurchase or otherwise (whether or not prohibited by the subordination provisions of the Indenture); (iii) the failure by ACC to comply with any of the provisions described above under the captions "--Limitations on Incurrence of Debt and Issuance of Preferred Stock," "--Limitations on Restricted Payments" and "--Limitations on Merger, Consolidation or Sale of Substantially All Assets" and continuance of such failure for 30 days after written notice is given to ACC by the Trustee or to ACC and the Trustee by the Holders of 25% in aggregate principal amount of the Senior Notes then outstanding; (iv) the failure by ACC to comply with any of its other agreements or covenants in the Senior Notes or the Indenture and continuance of such failure for 60 days after written notice is given to ACC by the Trustee or to ACC and the Trustee by the Holders of 25% in aggregate principal amount of the Senior Notes then outstanding; (v) an event of default occurs under any mortgage, indenture or other instrument governing any Debt of ACC or any of its Restricted Subsidiaries for borrowed money, whether such Debt now exists or shall hereafter be created, if (a) such event of default results from the failure to pay at maturity $5.0 million or more in principal amount of such Debt or (b) as a result of such event of default the maturity of $5.0 million or more in principal amount of such Debt has been accelerated prior to its stated maturity; (vi) any final judgments aggregating $5.0 million or more are rendered against ACC or any of its Restricted Subsidiaries that remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days; (vii) certain events of bankruptcy, insolvency or reorganization of ACC or any of its Restricted Subsidiaries; and (viii) any failure by ACC to redeem the 11 1/2% Debentures within 60 days of the sale of the Notes. The Indenture will provide that the Trustee must, within 90 days after the occurrence of a Default or Event of Default, give to the Holders of the Senior Notes notice of all uncured Defaults or Events of Defaults known to it; provided that, except in the case of a Default or Event of Default in payment on any Senior Note, the Trustee may withhold such notice if a committee of its Responsible Officers in good faith determines that the withholding of such notice is in the interest of the Holders. The Indenture will provide that ACC is required to furnish annually to the Trustee a certificate as to its compliance with the terms of the Indenture.

RIGHTS UPON DEFAULT

  The Trustee or the Holders of not less than 25% in aggregate principal amount of Senior Notes then outstanding will be authorized, upon the happening of any Event of Default specified in the Indenture, to declare (a "Declaration") due and payable all unpaid principal of, premium, if any, and accrued and unpaid interest, if any, on all Senior Notes issued under the Indenture then outstanding (the "Default Amount"). Upon any such Declaration, the Default Amount shall become immediately due and payable. If an Event of Default arises from certain events of bankruptcy or insolvency, all outstanding Senior Notes will become due and payable without further action or notice.

  The Holders of not less than a majority in principal amount of the then outstanding Senior Notes by notice to the Trustee are authorized to waive any Default or Event of Default and rescind any Declaration if the Event of Default is cured or waived, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Senior Note held by a non-consenting Holder, or a Default or Event of Default with respect to a provision which cannot be modified or amended without the consent of the Holder of each outstanding Senior Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity

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satisfactory to it against any loss, liability or expense. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in principal amount of the Senior Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to February 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to February 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

  A Holder of a Senior Note may pursue a remedy with respect to the Indenture or the Senior Notes only if (i) the Holder of a Senior Note gives to the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in principal amount of the then outstanding Senior Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders of Senior Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;
(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and (v) during such 60-day period the Holders of a majority in principal amount of the then outstanding Senior Notes do not give the Trustee a direction inconsistent with the request.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

  No past, present or future director, officer, employee, incorporator, stockholder or other Affiliate of ACC, as such, shall have any liability for any obligations of ACC under the Senior Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting an Exchange Note waives and releases all such liability; such waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and ACC may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither ACC nor the Registrar is required to transfer or exchange any Senior Note selected for redemption or any Senior Note for a period of 15 Business Days before a selection of such Senior Note to be redeemed. The registered Holder of a Senior Note will be treated as the owner of it for all purposes under the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Senior Notes).

  The Indenture will contain provisions permitting ACC and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Senior Notes then outstanding, to amend or

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supplement the Indenture or any supplemental indenture or the rights of the
Holders of Senior Notes; provided that no such modification may, without the consent of each Holder of such Senior Notes affected thereby; (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or extend the time for payment of interest on any Senior Note; (iii) reduce the principal of or extend the fixed maturity of any Senior Note or alter the optional or mandatory redemption provisions (including the purchase price specified for any offers to purchase Senior Notes pursuant to the "Limitations on Asset Sales" covenant or the "Change of Control" covenant requiring redemption) with respect thereto; (iv) waive a Default in the payment of the principal of, premium, if any, or interest on any Senior Note; (v) make any Senior Note payable in money other than that stated in any Senior Note; or (vi) make a change in certain waiver, payment and amendment provisions of the Indenture.

  Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, ACC and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of ACC's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  ACC may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) ACC's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and ACC's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, ACC may, at its option and at any time, elect to have the obligations of ACC released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) ACC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity date or on the applicable redemption date, as the case may be, and ACC must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, ACC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) ACC has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, ACC shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not

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

occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which ACC or any of its Restricted Subsidiaries is a party or by which ACC or any of its Restricted Subsidiaries is bound; (vi) ACC must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) ACC must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by ACC with the intent of preferring the Holders of Senior Notes over the other creditors of ACC with the intent of defeating, hindering, delaying or defrauding other creditors of ACC; (viii) ACC must deliver to the Trustee an opinion of counsel to the effect that the trust described above will not be subject to the subordination provisions of the Indenture; and (ix) ACC must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

REPORTS

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, ACC, at its expense, will furnish to each Holder (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if ACC was required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by ACC's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if ACC was required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, ACC will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, ACC has agreed that, for so long as any Senior Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of ACC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of their own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM


  The Exchange Notes will initially be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for the Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co., or such other nominee as DTC may designate. The Global Exchange Note will be subject to certain restrictions on transfer set forth therein and in the Indenture.

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

  DTC has advised ACC as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Upon the issuance of the Global Exchange Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Exchange Note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC or its nominee is the registered owner or holder of the Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Exchange Note represented by such Global Exchange Note for all purposes under the Indenture and the Exchange Notes. Beneficial owners of Exchange Notes evidenced by the Global Exchange Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners through such Participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them. No beneficial owners of an interest in the Global Exchange Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

  Payments of the principal of, premium, if any, and interest on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither ACC, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in, the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  ACC expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Exchange Note, as shown on the records of DTC or its nominee. ACC also expects that payments by participants to owners of beneficial interests in the Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If an owner of Exchange Notes requires physical delivery of certificated Exchange Notes for any reason,

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including to sell Exchange Notes to persons in states that require such delivery of such Exchange Notes or to pledge such Exchange Notes, such owner must transfer its interest in the Global Exchange Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.


  Neither ACC nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Subject to certain conditions, any person having a beneficial interest in the Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in certificated form ("Certificated Exchange Notes"). Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by ACC within 90 days, ACC will issue Certificated Exchange Notes in exchange for the Global Exchange Note.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "ACC Common Stock" means the common stock of ACC, par value $.05 per share.

  "Acquired Debt" of any specified Person means Debt of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Debt incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary of such specified Person.

  "Affiliate" means a Person (a) that directly or indirectly through one or more intermediaries controls, is controlled by or is under direct or indirect common control with ACC or any Restricted Subsidiary, (b) that directly or indirectly through one or more intermediaries beneficially owns or holds 5% or more of any class of voting stock of ACC or any Restricted Subsidiary or (c) 5% or more of the voting stock (or in the case of a Person that is not a corporation, 5% or more of the equity interests) of which is beneficially owned or held by ACC or any Restricted Subsidiary. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  "AGI" means Allbritton Group, Inc.

  "Asset Sale" means (a) any sale, lease, conveyance or other disposition of assets by ACC or a Restricted Subsidiary (including by way of a sale and leaseback transaction other than a Capitalized Lease Obligation) and (b) any sale or issuance of Equity Interests of a Restricted Subsidiary, in each case, in one or more related transactions involving assets having a fair market value, or that result in aggregate proceeds, of $2.5 million or more; provided, however, that (i) Permitted Asset Swaps and (ii) sales of obsolete equipment in the ordinary course of business will not be deemed to be Asset Sales.

  "Broadcast Related Business" means any business, the majority of whose revenues are derived from, or whose assets are used or useful in, the broadcast of television or radio programming and any ancillary businesses relating thereto.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in the common or preferred equity (however designated) of such Person, including, without limitation, partnership interests (whether general or limited) and membership interests, but excluding convertible debt securities.

  "Capitalized Lease Obligation" means, with respect to any Person for any period, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting

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purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount shown on the balance sheet of such Person as determined in accordance with GAAP.

  "Cash Equivalents" means (a) direct obligations of the United States of America or any agency thereof, or obligations guaranteed by the United States of America; provided that in each case such obligations mature within one year from the date of acquisition thereof, (b) certificates of deposit maturing within one year from the date of creation thereof issued by (i) any U.S. national or state banking institution having capital, surplus and undivided profits aggregating at least $250,000,000 and rated at least A by Standard & Poor's Corporation and A by Moody's Investors Service, Inc. or (ii) Riggs Bank N.A., (c) commercial paper maturing within 270 days after the issuance thereof that has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc., (d) Riggs National Corporation Master Notes, each with a stated maturity the duration of which shall not exceed two years,
(e) Riggs Bank N.A. Eurodollar Deposits, each with a stated maturity the duration of which shall not exceed two years, (f) Riggs Bank N.A. Repurchase Agreements, each with a stated maturity the duration of which shall not exceed two years, (g) Riggs Bank N.A. Bankers Acceptances, each with a stated maturity the duration of which shall not exceed two years, (h) Riggs Bank N.A. Eurodollar Certificates of Deposit, each with a stated maturity the duration of which shall not exceed two years, (i) Riggs AP Bank Ltd. Certificates of Deposit, each with a stated maturity the duration of which shall not exceed two years and (j) Riggs AP Bank Ltd. Cash Eurodollar Deposits, each with a stated maturity the duration of which shall not exceed two years.

  "Change of Control" means (a) any transaction (including a merger or consolidation) the result of which is that any Person or Group (as defined in Rule 13d-5 of the Exchange Act) other than the Principals acquires, directly or indirectly, more than 50% of the total voting power of all classes of voting stock of ACC, (b) any transaction (including a merger or consolidation) the result of which is that any Person or Group (as defined in Rule 13d-5 of the Exchange Act) other than the Principals has a sufficient number of its or their nominees elected to the board of directors of ACC or any entity directly or indirectly controlling ACC such that such nominees so elected (whether new or continuing as directors) shall constitute a majority of the board of directors of ACC or such entity, as the case may be, or (c) the sale of all or substantially all of the Capital Stock or assets of ACC to any Person or Group (as defined in Rule 13d-5 of the Exchange Act) other than to the Principals as an entirety or substantially as an entirety in one transaction or a series of related transactions or (d) the sale of the broadcasting property known as of the date of the Indenture as WJLA-TV.

  "Consolidated Net Income" means, for any fiscal period, the consolidated net earnings or loss of ACC and its Restricted Subsidiaries as the same would appear on a consolidated statement of earnings of ACC for such fiscal period prepared in accordance with GAAP; provided that (a) any extraordinary gain (but not loss) and any gain (but not loss) on sales of assets outside the ordinary course of business, in each case together with any related provision for taxes, realized during such period shall be excluded, (b) the results of operations of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (c) net income attributable to any Person other than a Restricted Subsidiary of ACC shall be included only to the extent of the amount of cash dividends or distributions actually paid to ACC or a Restricted Subsidiary of ACC during such period.

  "Consolidated Net Worth" with respect to any Person means the equity of the common and preferred stockholders of such Person and its Subsidiaries (excluding any redeemable preferred stock and any cumulated foreign currency translation adjustment), as determined on a consolidated basis and in accordance with GAAP.

  "Cumulative Operating Cash Flow" means, with respect to ACC and its Restricted Subsidiaries, as of any date of determination, Operating Cash Flow from June 30, 1992 to the end of ACC's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

  "Cumulative Total Interest Expense" means, with respect to ACC and its Restricted Subsidiaries, as of any date of determination, Total Interest Expense from June 30, 1992 to the end of ACC's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

  "Debt" of any Person as of any date means and includes, without duplication,
(a) all indebtedness of such Person, contingent or otherwise, in respect of borrowed money, including all interest, fees and expenses owed

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with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments, or representing the deferred and unpaid balance of the purchase price of any property or interest therein, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, (b) all Capitalized Lease Obligations of such Person, (c) all Obligations of such Person in respect of letters of credit or letter of credit reimbursement (whether or not such items would appear on the balance sheet of such Person),
(d) all Obligations of such Person in respect of interest rate protection and foreign currency hedging arrangements and (e) all Guarantees by such Person of items that would constitute Debt under this definition (whether or not such items would appear on such balance sheet); provided, however, that the term Debt shall not include any Obligations of ACC and its Restricted Subsidiaries with respect to Film Contracts entered into in the ordinary course of business. The amount of Debt of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum determinable liability of any contingent Obligations referred to in clause (e) above at such date. The Debt of ACC and its Restricted Subsidiaries shall not include any Obligations of Unrestricted Subsidiaries.

  "Debt to Operating Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the aggregate principal amount of all outstanding Debt of ACC and its Restricted Subsidiaries as of such date on a consolidated basis, plus the aggregate liquidation preference of all outstanding preferred stock of the Restricted Subsidiaries of ACC as of such date on a consolidated basis (excluding any such preferred stock held by ACC or a Wholly Owned Restricted Subsidiary of ACC), plus the aggregate liquidation preference or redemption amount of all Disqualified Stock of ACC (excluding any such Disqualified Stock held by ACC or a Wholly Owned Restricted Subsidiary of ACC) outstanding as of such date to (b) the Operating Cash Flow of ACC and its Restricted Subsidiaries on a consolidated basis for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by ACC and its Restricted Subsidiaries from the beginning of such four-quarter period through such date of determination as if such acquisition or disposition had occurred at the beginning of such four-quarter period.

  "Default" means any event that is, or with the passing of time or giving of notice or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the earlier of the maturity date of the Exchange Notes or the date on which no Exchange Notes remain outstanding.

  "11 1/2% Debentures" means the $125,000,000 in aggregate principal amount of 11 1/2% Senior Subordinated Debentures due August 15, 2004 of ACC outstanding on the date of the Indenture.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

  "Excess Proceeds" means any Net Cash Proceeds from any Asset Sale that are not applied or invested as provided under the caption titled "--Certain Covenants--Limitations on Asset Sales."

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "fair market value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.


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  "Film Contracts" means contracts with suppliers that convey the right to broadcast specified films, video-tape motion pictures, syndicated television programs or sports or other programming.

  "GAAP" means, as of any date, generally accepted accounting principles in the United States and not including any interpretations or regulations that have been proposed but that have not become effective.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

  "Investments" of any Person means all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Capital Stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Lien" means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

  "Majority Owned Subsidiary" means a Restricted Subsidiary (a) the majority of the Equity Interests of which are owned, directly or indirectly, by ACC and
(b) the remainder of the Equity Interests of which are owned by an RLA Trust.

  "Net Cash Proceeds" means the aggregate proceeds in the form of cash or Cash Equivalents received by ACC or any of its Restricted Subsidiaries in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of Permitted Asset Sale Consideration, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

  "9 3/4% Debentures" means the $275,000,000 in aggregate principal amount of 9 3/4% Senior Subordinated Debentures due November 30, 2007 of ACC outstanding on the date of the Indenture.

  "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

  "Operating Cash Flow" means, with respect to ACC and its Restricted Subsidiaries for any period, the Consolidated Net Income of ACC and its Restricted Subsidiaries for such period, plus (a) extraordinary net losses and net losses on sales of assets outside of the ordinary course of business to the extent that such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits, to the extent such provision for taxes was included in computing such Consolidated Net Income, and any provision for taxes utilized in computing the net losses under clause (a) hereof, plus (c) Total Interest Expense of ACC and its Restricted Subsidiaries for such period, plus (d) depreciation, amortization and all other non-cash charges, to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income (including amortization of goodwill and other intangibles). Notwithstanding the foregoing, in the case of (a) extraordinary net losses and net losses on sales of assets outside of the ordinary course of business, (b) provisions for taxes based on income or profits, (c) Total Interest Expense and (d) depreciation, amortization and other non-cash charges, in each case, of Restricted Subsidiaries of ACC that are not Wholly Owned Restricted Subsidiaries of ACC, only such portion of such items as corresponds to the percentage of the common equity of such Restricted Subsidiary that is owned, directly or indirectly, by ACC

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

shall be added to the Consolidated Net Income of ACC and its Restricted Subsidiaries in determining Operating Cash Flow of ACC and its Restricted Subsidiaries.

  "Pari Passu Debt" means Debt that ranks pari passu in right of payment with the Exchange Notes.

  "Permitted Asset Sale Consideration" means up to an aggregate of $50.0 million in Fair Market Value of marketable, publicly traded equity or debt securities (other than Cash Equivalents) received by ACC and its Restricted Subsidiaries in connection with all Asset Sales effected since the date of the Indenture. The Fair Market Value of any Permitted Asset Sale Consideration shall be determined by ACC's Board of Directors and shall cease to be counted towards the aggregate limitations referred to above to the extent such consideration is reduced to cash or Cash Equivalents. In no event shall the amount of outstanding Permitted Asset Sale Consideration be reduced by the value of any security or other instrument that has been written off by ACC or any of its Restricted Subsidiaries.

  "Permitted Asset Swap" means a disposition by ACC or any Restricted Subsidiary of the broadcast operations of a television station (excluding
WJLA) for like kind broadcast assets (or a controlling interest in the Capital Stock of a Person owning like kind broadcast assets); provided that (i) ACC's Board of Directors shall have approved such disposition and exchange and determined the fair market value of the assets subject to such transaction as evidenced by a board resolution evidenced in an Officers' Certificate or such fair market value has been determined by a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction contemplated thereby and (ii) after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, ACC would be permitted to incur $1.00 of additional Debt (other than Permitted
Debt) under the covenant described above under the caption "--Certain Covenants--Limitations on Incurrence of Debt and Issuance of Preferred Stock."

  "Permitted Investments" means (a) any Investments in ACC or in a Wholly Owned Restricted Subsidiary or a Majority Owned Subsidiary, (b) loans up to an aggregate of $1.5 million outstanding at any one time to employees pursuant to benefits available to the employees of ACC or any Restricted Subsidiary from time to time in the ordinary course of business, (c) any Investments in the Senior Notes, (d) any Investments in Cash Equivalents, (e) Investments by ACC or any Restricted Subsidiary in a Person, if as a result of such Investment
(i) such Person becomes a Wholly Owned Restricted Subsidiary or a Majority Owned Subsidiary, or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, ACC or a Wholly Owned Restricted Subsidiary or Majority Owned Subsidiary, (f) any Investment the sole consideration for the acquisition of which is ACC Common Stock, (g) any Investments in a Wholly Owned Restricted Subsidiary or a Majority Owned Subsidiary engaged in a Broadcast Related Business; provided that at the time of and after giving pro forma effect to such Investment as if the same had occurred at the beginning of the applicable four-quarter period, ACC would be permitted to incur $1.00 of additional Debt (other than Permitted Debt) under the covenant described above under the caption "--Certain Covenants--Limitations on Incurrence of Debt and Issuance of Preferred Stock," and (h) other Investments that do not exceed $10.0 million in the aggregate at any time outstanding (measured as of the date made, and without giving effect to subsequent changes in value).

  "Permitted Liens" means (a) Liens securing any Senior Debt permitted to be incurred under the Indenture, (b) Liens in favor of ACC, (c) Liens on property of a Person existing at the time such Person is merged or consolidated with ACC or any Restricted Subsidiary, (d) Liens on property existing at the time of acquisition thereof by ACC or any Restricted Subsidiary, (e) purchase money Liens incurred to secure all or any part of the purchase price of property, which Liens shall not cover any property other than that being acquired, purchased, improved or constructed, and shall not cover property purchased, acquired, constructed or improved more than one year before the creation of such Lien, (f) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (g) Liens existing on the date of the Indenture, (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly

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

instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (i) Liens incidental to the conduct of the business of ACC or any Restricted Subsidiary that are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by ACC or such Restricted Subsidiary, and
(j) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by any Liens referred to in the foregoing clauses
(a) through (i) above, provided that, in the case of clauses (c), (d), (e) and
(g), such Lien is limited to all or part of the specific property securing the original Lien and the principal amount of such Debt is not increased except as permitted under the provisions of the Indenture.

  "Perpetual" means Perpetual Corporation, the indirect corporate parent of ACC.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

  "Principals" means (a) Joe L. Allbritton, (b) all other Persons to whom Joe
L. Allbritton is related by blood, adoption or marriage, (c) all trusts solely for the benefit of one or more of the Persons described in the foregoing clauses (a) and (b), (d) all charitable trusts or not-for-profit corporations formed by Joe L. Allbritton under and described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and (e) all other Persons of which Persons described in the foregoing clauses (a) through (d) collectively own more than 50% of the voting stock, partnership interests, membership interests or other voting equity interests.

  "Registration Rights Agreement" means the Registration Rights Agreement dated as of January 22, 1998 by and among ACC and the other parties named on the signature pages thereto, as such agreement may be amended, modified or supplemented from time to time.

  "Refinancing" shall have the meaning specified in the indenture governing the 11 1/2% Debentures, as in effect on the date of the Indenture.

  "Restricted Investment" means any Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means a Subsidiary of ACC other than an Unrestricted Subsidiary.

  "RLA Trust" means either of the Robert Lewis Allbritton 1984 Trust or the RLA Revocable Trust, in each case for the benefit of Robert L. Allbritton, or any other trust for the benefit of Robert L. Allbritton, Chief Operating Officer and a director of ACC.

  "Senior Credit Facility" means the senior secured revolving credit facility dated as of April 16, 1996 between ACC and BankBoston N.A. (as successor to The First National Bank of Boston), as restated, amended, refinanced, supplemented or otherwise modified or replaced from time to time.

  "Subsidiary" of any Person means a corporation or other entity a majority of whose Capital Stock with voting power, under ordinary circumstances, entitling holders of such Capital Stock to elect the Board of Directors or other governing body, is at the time, directly or indirectly, owned by such Person and/or a Subsidiary or Subsidiaries of such Person.

  "Tax Sharing Agreement" means that certain Tax Sharing Agreement between ACC and Perpetual dated as of September 30, 1979.

  "Total Interest Expense" means, for any period, the interest expense (net of interest income) of ACC and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP,

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

whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments and the interest component of capital leases, but excluding amortization of debt issuance costs and exchangeable preferred stock issuance costs).

  "Unrestricted Subsidiary" means (a) any Subsidiary of ACC that at the time of determination shall have been designated an Unrestricted Subsidiary by ACC's Board of Directors, as provided below, and (b) any Subsidiary of an Unrestricted Subsidiary. ACC's Board of Directors may designate any Subsidiary of ACC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that (x) the Subsidiary to be so designated
(i) has total assets with a fair market value at the time of such designation of $1,000 or less or (ii) is being so designated simultaneously with the acquisition by ACC of such Subsidiary by merger or consolidation with an Unrestricted Subsidiary and (y) immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. ACC's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, including, without limitation, under the covenants described above under the captions "--Limitations on Incurrence of Debt and Issuance of Preferred Stock" and "--Limitations on Liens Securing Subordinated Debt," assuming the incurrence by ACC and its Restricted Subsidiaries at the time of such designation of all existing Debt and Liens of the Unrestricted Subsidiary to be so designated as a Restricted Subsidiary. Any such designation by ACC's Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of ACC's Board of Directors giving effect to such designation and a certificate certifying that such designation complied with the foregoing conditions. Notwithstanding the foregoing or any other provision of the Indenture to the contrary, no assets of the broadcasting operations known as of the date of the Indenture as WJLA, KTUL, KATV, WSET, WCIV, WHTM, WCFT, WJSU and WBMA may be held at any time by Unrestricted Subsidiaries, other than assets transferred to Unrestricted Subsidiaries in the ordinary course of business that in the aggregate are not material to such broadcasting operations.

  "Weighted Average Life to Stated Maturity" means, as of the date of determination with respect to any Debt, the quotient obtained by dividing
(i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary all of the outstanding shares of voting stock of which are owned, directly or indirectly, by ACC.

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

                          CERTAIN TAX CONSIDERATIONS

  The following is a summary of certain U.S. federal income tax considerations relevant to Holders of the Senior Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations, which may affect the tax consequences described herein. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to the Senior Notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, or investors who have hedged the risk of owning Senior Notes, may be subject to special rules. In addition, this discussion is limited to persons that will hold the Senior Notes as "capital assets" within the meaning of section 1221 of the Code.

  PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, EXCHANGE AND DISPOSITION OF THE SENIOR NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

  As used herein, the term "U.S. Holder" means an individual that is a citizen or resident of the United States (including certain former citizens and former long-term residents), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a Holder who is not a U.S. Holder.

EXCHANGE

  The issuance of the Exchange Notes to Holders of the Notes pursuant to the terms set forth in this prospectus should not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss should be recognized by Holders of the Notes upon receipt of the Exchange Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Notes exchanged therefor. Holders should be considered to have held the Exchange Notes from the time of their original acquisition of the Notes.

INTEREST INCOME

  Interest on the Senior Notes will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued in accordance with such Holder's regular method of accounting. Because the issue price of the Notes equaled their stated principal amount with a de minimis discount, the Notes were not issued with original issue discount ("OID") and consequently the Exchange Notes should not have any OID.

MARKET DISCOUNT

  Under the market discount rules, if a U.S. Holder of a Senior Note (other than a Holder who purchased the Note upon original issuance) purchases the Senior Note at a market discount (i.e., at a price below its stated principal amount) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Senior Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount in a Senior Note may be taxable to a U.S. Holder to the extent of appreciation in the value of the Senior Note at the time of certain otherwise non-taxable transactions (e.g., gifts). Absent an election to include market discount in income as it accrues, a

U.S. Holder of a market discount Senior Note may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Senior Note until the U.S. Holder disposes of the Senior Note in a taxable transaction.

  Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Senior Note, unless the U.S. Holder elects to accrue on a constant interest method. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

AMORTIZABLE BOND PREMIUM

  A U.S. Holder that purchases a Senior Note for an amount in excess of the principal amount will be considered to have purchased the Senior Note at a "Premium," equal to such excess and may elect to amortize the premium over the remaining term of the Senior Note on a constant yield method. However, if the Senior Note is purchased at a time when the Senior Note may be optionally redeemed by the Company for an amount that is in excess of its principal amount, special rules may apply that could result in a deferral of the amortization of bond premium until later in the term of the Senior Note. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Senior Note. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the Senior Note by the premium amortized. Bond premium on a Senior Note held by a U.S. Holder that does not make such election will decrease the gain or increase the loss otherwise recognized on disposition of the Senior Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE OR RETIREMENT OF THE SENIOR NOTES

  Each U.S. Holder of a Senior Note generally will recognize gain or loss on the sale, exchange, redemption, retirement or other disposition of the Senior Note measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the U.S. Holder's adjusted tax basis in the Senior Note (generally, the cost of the Senior Note plus any market discount previously included in income by the U.S. Holder, less amortized bond premium and any principal payments received by the U.S. Holder). Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Senior Note should be capital gain or loss (except as discussed under "Market Discount" above), and would be long-term capital gain or loss if the Senior Note had been held for more than one year at the time of the sale or exchange. If the Senior Note had been held by a noncorporate taxpayer for more than 18 months, such capital gain generally may be subject to tax at a lower tax rate. The deduction of capital losses is subject to certain limitations. U.S. Holders of Senior Notes should consult tax advisors regarding the treatment of capital gains and losses.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  A U.S. Holder of Senior Notes may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the Senior Notes. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to properly report interest or (iv) fails to provide a certified statement, signed under penalties of perjury, that the TIN

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

furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the Holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations ("exempt recipients"), provided their exemptions from backup withholding are properly established.

  The amount of any "reportable payments," including interest, made to the record U.S. Holders of Senior Notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. Holders and to the IRS for each calendar year.

NON-U.S. HOLDERS

  The following discussion is a summary of certain United States federal income tax and estate tax consequences to a Non-U.S. Holder that holds a Senior Note. No United States federal withholding tax will be imposed with respect to the payment by the Company or its paying agent of principal, premium, if any, or interest on a Senior Note owned by a Non-U.S. Holder (the "Portfolio Interest Exception"), provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to the United States that is related to the Company actually or constructively through stock ownership and
(ii) the Company, its paying agent or the person who would otherwise be required to withhold tax receives either (A) a statement, which may be provided on a Form W-8 or substitute form (an "Owner's Statement") signed under penalties of perjury by the beneficial owner of the Senior Note in which the owner certifies that the owner is not a United States person, or, in the case of an individual, that he is neither a citizen nor a resident of the United States, and which provides the owner's name and address, or (B) a statement signed under penalties of perjury by the Financial Institution holding the Senior Note on behalf of the beneficial owner, together with a copy of the Owner's Statement. As used herein, the term "Financial Institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a Senior Note on behalf of the owner of the Senior Note. A Non-U.S. Holder who does not qualify for the "portfolio interest" exception, would, under current law, generally be subject to U.S. federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments. However, a Non-U.S. Holder will not be subject to the 30% withholding tax if such Non-U.S. Holder provides the Company with an IRS Form 4224 (or substitute form) stating that the interest paid on the Senior Notes is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

  In general, gain recognized by a Non-U.S. Holder upon the redemption, retirement, sale, exchange or other disposition of a Senior Note (including any gain representing accrued market discount) will not be subject to United States federal income tax unless such gain or loss is effectively connected with a trade or business in the United States. However, a Non-U.S. Holder may be subject to United States federal income tax at a flat rate of 30% (unless exempt by an applicable treaty) on any such gain if the Non-U.S. Holder is an individual present in the U.S. for 183 days or more during the taxable year of the disposition of the Senior Note and certain other requirements are met.

  Backup withholding and information reporting requirements do not apply to payments of interest made by the Company or a paying agent to Non-U.S. Holder if the Owner's Statement described above is received, provided that the payor does not have actual knowledge that the Holder is a U.S. Holder. If any payments of principal and interest are made to the beneficial owner of a Senior Note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker" (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Senior Note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States unless the broker has no documentary evidence in its records that the Holder is a Non-U.S. Holder and certain other conditions are met or the Holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the Holder certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption.

  Recently issued Treasury regulations modify certain of the certification requirements described above. These modifications will become generally effective for interest payments made beginning January 1, 1999. The Company or its paying agent may request new withholding exemption forms from Holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective. For example, under recently issued Treasury regulations, a Non-U.S. Holder will be required to provide a Form W-8 (or substitute form) to the withholding agent on which such Holder provides its name, address and taxpayer identification number and states, under penalty of perjury, that the interest paid on a Senior Note and the gain on the sale, exchange or other disposition of a Senior Note is not effectively connected with such Holder's United States trade or business in order to obtain an exemption from withholding tax on payments made beginning January 1, 1999.

  If a Non-U.S. Holder is engaged in a trade or business in the United States and if interest on a Senior Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from United States federal withholding tax as discussed above, will be subject to United States federal income tax on such interest and on gain realized on the sale, exchange or other disposition of a Senior Note on a net income basis in the same manner as if the holder were a U.S. Holder. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% or applicable lower tax treaty rate of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Senior Note will be included in such foreign corporation's effectively connected earnings and profits.

  Subject to applicable estate tax treaty provisions, Senior Notes held at the time of death (or Senior Notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder's will not be included in such Non-U.S. Holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the Senior Notes in connection with a United States trade or business.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. ACC has agreed that, for a period of 120 days after the date of this Prospectus, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition until        , 1998, all dealers effecting
transactions in the Exchange Notes may be required to deliver a prospectus.

  ACC will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 120 days after the date of this Prospectus, ACC will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. ACC has agreed to pay certain expenses incident to the Exchange Offer, but excluding the commissions or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from ACC of the happening of any event that makes any statement in the Prospectus untrue in any material respect or that requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice ACC agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until ACC has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer. If ACC shall give any such notice to suspend the use of the Prospectus, it shall extend the 120-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon for ACC by Fulbright & Jaworski L.L.P., Washington, D.C., counsel to the Company.

                                    EXPERTS

  The consolidated financial statements of Allbritton Communications Company as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       ALLBRITTON COMMUNICATIONS COMPANY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants........................................   F-2
Consolidated Balance Sheets as of September 30, 1996 and 1997 and
 December 31, 1997 (unaudited)...........................................   F-3
Consolidated Statements of Operations and Retained Earnings for the Years
 Ended September 30, 1995, 1996 and 1997 and for the Three Months Ended
 December 31, 1996 and 1997 (unaudited)..................................   F-4
Consolidated Statements of Cash Flows for the Years Ended September 30,
 1995, 1996 and 1997 and for the Three Months Ended December 31, 1996 and
 1997 (unaudited)........................................................   F-5
Notes to Consolidated Financial Statements...............................   F-6
Financial Statement Schedule for the Years Ended September 30, 1995, 1996
 and 1997
 II-Valuation and Qualifying Accounts and Reserves.......................  F-16

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder
Allbritton Communications Company

  In our opinion, the accompanying consolidated financial statements, including the financial statement schedule, listed in the index on page F-1 present fairly, in all material respects, the financial position of Allbritton Communications Company (an indirectly wholly-owned subsidiary of Perpetual Corporation) and its subsidiaries at September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Washington, D.C.
November 25, 1997

                       ALLBRITTON COMMUNICATIONS COMPANY

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT SHARE INFORMATION)

                                                 SEPTEMBER 30,      DECEMBER 31,
                                              --------------------  ------------
                                                1996       1997         1997
                                              ---------  ---------  ------------
                                                                    (UNAUDITED)
                   ASSETS
Current assets
  Cash and cash equivalents.................  $  12,108  $   7,421   $   4,776
  Accounts receivable, less allowance for
   doubtful accounts of $1,385, $1,618 and
   $1,684...................................     29,219     34,569      43,428
  Program rights............................     16,298     15,244      11,360
  Deferred income taxes.....................      1,473      2,617       2,619
  Receivable from related party.............      1,578        --          --
  Interest receivable from related party....        492        492       1,045
  Other.....................................      1,795      2,405       3,074
                                              ---------  ---------   ---------
    Total current assets....................     62,963     62,748      66,302
Property, plant and equipment, net..........     52,333     51,921      51,372
Intangible assets, net......................    150,187    150,493     149,079
Deferred financing costs and other..........     11,780     10,477      10,038
Deferred income taxes.......................         76        --          --
Cash surrender value of life insurance......      3,787      4,674       4,887
Program rights..............................        652        664         583
                                              ---------  ---------   ---------
                                              $ 281,778  $ 280,977   $ 282,261
                                              =========  =========   =========
  LIABILITIES AND STOCKHOLDER'S INVESTMENT
Current liabilities
  Current portion of long-term debt.........  $     806  $   1,320   $   1,282
  Accounts payable..........................      6,091      3,620       4,689
  Accrued interest payable..................     10,724     10,765       7,706
  Program rights payable....................     20,199     19,718      16,491
  Accrued employee benefit expenses.........      3,043      3,728       2,537
  Other accrued expenses....................      4,822      5,079       7,198
                                              ---------  ---------   ---------
    Total current liabilities...............     45,685     44,230      39,903
Long-term debt..............................    402,187    414,402     423,813
Program rights payable......................      1,391        966         507
Deferred rent and other.....................      3,201      3,067       3,110
Accrued employee benefit expenses...........      1,706      1,836       1,870
Deferred income taxes.......................        --       2,039       2,610
                                              ---------  ---------   ---------
    Total liabilities.......................    454,170    466,540     471,813
                                              ---------  ---------   ---------
Commitments and contingent liabilities (Note
 10)
Stockholder's investment
  Preferred stock, $1 par value, 800 shares
   authorized, none issued..................        --         --          --
  Common stock, $.05 par value, 20,000
   shares authorized, issued and
   outstanding..............................          1          1           1
  Capital in excess of par value............      6,955      6,955       6,955
  Retained earnings.........................     45,102     44,835      48,858
  Distributions to owners, net (Note 8).....   (224,450)  (237,354)   (245,366)
                                              ---------  ---------   ---------
    Total stockholder's investment..........   (172,392)  (185,563)   (189,552)
                                              ---------  ---------   ---------
                                              $ 281,778  $ 280,977   $ 282,261
                                              =========  =========   =========

          See accompanying notes to consolidated financial statements.

                       ALLBRITTON COMMUNICATIONS COMPANY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                         THREE MONTHS ENDED
                           YEARS ENDED SEPTEMBER 30,        DECEMBER 31,
                           ----------------------------  --------------------
                             1995      1996      1997      1996       1997
                           --------  --------  --------  ---------  ---------
                                                             (UNAUDITED)
Operating revenues, net... $138,151  $155,573  $172,828  $  47,792  $  51,320
                           --------  --------  --------  ---------  ---------
Television operating
 expenses, excluding
 depreciation and
 amortization.............   75,199    92,320   105,630     26,404     27,589
Depreciation and
 amortization.............    4,752    10,257    19,652      4,294      4,802
Corporate expenses........    3,753     5,112     4,382        974      1,062
                           --------  --------  --------  ---------  ---------
                             83,704   107,689   129,664     31,672     33,453
                           --------  --------  --------  ---------  ---------
Operating income..........   54,447    47,884    43,164     16,120     17,867
Nonoperating income
 (expense)
  Interest income
   Related party..........    2,212     2,212     2,212        553        553
   Other..................      126     1,032       221         58         75
  Interest expense........  (22,708)  (35,222)  (42,870)   (10,659)   (11,058)
  Other, net..............     (233)   (1,101)   (1,193)      (391)      (297)
                           --------  --------  --------  ---------  ---------
Income before income
 taxes, minority interest
 and extraordinary item...   33,844    14,805     1,534      5,681      7,140
Provision for income
 taxes....................   13,935     7,812     1,110      2,487      3,117
                           --------  --------  --------  ---------  ---------
Income before minority
 interest and
 extraordinary item.......   19,909     6,993       424      3,194      4,023
Minority interest in net
 losses of consolidated
 subsidiaries.............      --      1,300       --         --         --
Extraordinary loss on
 early repayment of debt,
 net of income tax benefit
 of $5,387................      --      7,750       --         --         --
                           --------  --------  --------  ---------  ---------
Net income................   19,909       543       424      3,194      4,023
Retained earnings,
 beginning of year........   43,077    62,940    45,102     45,102     44,835
Dividend from WSET and
 WCIV to Westfield (Note
 8).......................      --    (18,371)      --         --         --
Tax benefit distributed...      (46)      (10)     (691)       --         --
                           --------  --------  --------  ---------  ---------
Retained earnings, end of
 year..................... $ 62,940  $ 45,102  $ 44,835  $  48,296  $  48,858
                           ========  ========  ========  =========  =========


          See accompanying notes to consolidated financial statements.

                       ALLBRITTON COMMUNICATIONS COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS
                                                                   ENDED
                               YEARS ENDED SEPTEMBER 30,       DECEMBER 31,
                              -----------------------------  ------------------
                                1995      1996       1997      1996      1997
                              --------  ---------  --------  --------  --------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
 Net income.................  $ 19,909  $     543  $    424  $  3,194  $  4,023
                              --------  ---------  --------  --------  --------
 Adjustments to reconcile
  net income to net cash
  provided by (used in) op-
  erating activities:
 Depreciation and amortiza-
  tion......................     4,752     10,257    19,652     4,294     4,802
 Minority interest in net
  losses of consolidated
  subsidiaries..............       --      (1,300)      --        --        --
 Other noncash charges......       427        997     1,182       297       298
 Noncash tax benefit dis-
  tributed..................       --         --       (691)      --        --
 Extraordinary loss on
  early repayment of debt...       --       7,750       --        --        --
 Provision for doubtful ac-
  counts....................       755        752       576       121       147
 (Gain) loss on disposal of
  assets....................      (190)        90        28        58        (4)
 Changes in assets and lia-
  bilities:
  (Increase) decrease in
   assets:
   Accounts receivable......    (4,566)    (1,130)   (5,926)   (8,940)   (9,006)
   Program rights...........    (1,856)    (1,240)    1,042     4,327     3,965
   Receivable from related
    party...................       --      (1,578)    1,578       553      (553)
   Other current assets.....     1,104         21      (342)     (553)     (669)
   Other noncurrent assets..    (1,075)    (1,370)     (545)     (131)      (34)
   Deferred income taxes....      (113)     1,686       971       825       569
  Increase (decrease) in
   liabilities:
   Accounts payable.........      (393)     3,483    (2,471)   (1,263)    1,069
   Accrued interest pay-
    able....................        59      6,249        41    (2,870)   (3,059)
   Program rights payable...     3,718      1,589      (906)   (3,155)   (3,686)
   Accrued employee benefit
    expenses................      (246)       547       815      (713)   (1,157)
   Other accrued expenses...      (274)       887       257       954     2,119
   Deferred rent and other
    liabilities.............       134        137      (134)     (547)       43
                              --------  ---------  --------  --------  --------
    Total adjustments.......     2,236     27,827    15,127    (6,743)   (5,156)
                              --------  ---------  --------  --------  --------
    Net cash provided by
     (used in) operating ac-
     tivities...............    22,145     28,370    15,551    (3,549)   (1,133)
                              --------  ---------  --------  --------  --------
Cash flows from investing
 activities:
 Capital expenditures.......    (2,777)   (20,838)  (12,140)   (1,874)   (2,561)
 Purchase of option to ac-
  quire assets of WJSU......       --     (10,000)   (5,348)      --        --
 Proceeds from disposal of
  assets....................       234         85       125        12        18
 Acquisitions, net of cash
  acquired..................       --    (135,656)      --        --        --
 Minority interest invest-
  ment in consolidated sub-
  sidiaries.................       --       1,300       --        --        --
                              --------  ---------  --------  --------  --------
    Net cash used in invest-
     ing activities.........    (2,543)  (165,109)  (17,363)   (1,862)   (2,543)
                              --------  ---------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from issuance of
  debt......................       --     285,725       --        --        --
 Deferred financing costs...       --      (7,605)      --        --        --
 Prepayment penalty on early
  repayment of debt.........       --     (12,934)      --        --        --
 Draws (repayments) under
  lines of credit, net......       500     (5,000)   10,600     5,500     9,300
 Principal payments on long-
  term debt and capital
  leases....................    (2,222)   (80,365)     (571)      (62)     (257)
 Distributions to owners,
  net of certain charges....   (30,923)   (47,397)  (52,597)  (17,420)  (21,090)
 Repayments of distributions
  to owners.................    14,142     12,785    39,693    10,620    13,078
 Other......................       (46)      (178)      --        --        --
                              --------  ---------  --------  --------  --------
    Net cash (used in) pro-
     vided by financing ac-
     tivities...............   (18,549)   145,031    (2,875)   (1,362)   (1,031)
                              --------  ---------  --------  --------  --------
Net increase (decrease) in
 cash and cash equivalents..     1,053      8,292    (4,687)   (6,773)   (2,645)
Cash and cash equivalents,
 beginning of year..........     2,763      3,816    12,108    12,108     7,421
                              --------  ---------  --------  --------  --------
Cash and cash equivalents,
 end of year................  $  3,816  $  12,108  $  7,421  $  5,335  $  4,776
                              ========  =========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                       ALLBRITTON COMMUNICATIONS COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                                 IS UNAUDITED)
                            (DOLLARS IN THOUSANDS)

NOTE 1--THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  Allbritton Communications Company (the Company) is an indirectly wholly-owned subsidiary of Perpetual Corporation (Perpetual), a Delaware corporation, which is controlled by Mr. Joe L. Allbritton. The Company owns and operates seven ABC network affiliate television stations which include:

  Station                Market
  -------                ------
  WJLA                   Washington, D.C.
  WHTM                   Harrisburg/York/Lancaster/Lebanon, Pennsylvania
  WBMA/WCFT              Birmingham/Tuscaloosa, Alabama
  KATV                   Little Rock, Arkansas
  KTUL                   Tulsa, Oklahoma
  WSET                   Lynchburg, Virginia
  WCIV                   Charleston, South Carolina

  The Company also programs WJSU in Anniston, Alabama under a local marketing agreement (LMA) and engages in various activities relating to the production and distribution of television programming.

  Consolidation--The consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries after elimination of all significant intercompany accounts and transactions. Minority interest represents a minority owner's 20% share of the net losses of two of the Company's subsidiaries, to the extent of the minority interest investment.

  Use of estimates and assumptions--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

  Revenue recognition--Revenues are generated principally from sales of commercial advertising and are recorded as the advertisements are broadcast net of agency and national representative commissions and music license fees. For certain program contracts which provide for the exchange of advertising time in lieu of cash payments for the rights to such programming, revenue is recorded as advertisements are broadcast at the estimated fair value of the advertising time given in exchange for the program rights.

  Cash and cash equivalents--The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

  Program rights--The Company has entered into contracts for the rights to television programming. Payments related to such contracts are generally made in installments over the contract period. Program rights which are currently available and the liability for future payments under such contracts are reflected in the consolidated balance sheets. Program rights are amortized primarily using the straight-line method over the twelve month rental period. Certain program rights with lives greater than one year are amortized using accelerated methods. Program rights expected to be amortized in the succeeding year and amounts payable within one year are classified as current assets and liabilities, respectively. The program rights are reflected in the consolidated balance sheets at the lower of unamortized cost or estimated net realizable value based on management's expectation of the net future cash flows to be generated by the programming.

  Property, plant and equipment--Property, plant and equipment are recorded at cost and depreciated over the estimated useful lives of the assets. Maintenance and repair expenditures are charged to expense as incurred

                       ALLBRITTON COMMUNICATIONS COMPANY

                            (DOLLARS IN THOUSANDS)

and expenditures for modifications and improvements which increase the expected useful lives of the assets are capitalized. Depreciation expense is computed using the straight-line method for buildings and straight-line and accelerated methods for furniture, machinery and equipment. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets. The useful lives of property, plant and equipment for purposes of computing depreciation and amortization expense are:

   Buildings............................................................... 15-40 years
   Leasehold improvements..................................................  5-32 years
   Furniture, machinery and equipment and equipment under capital leases...  3-20 years

  Intangible assets--Intangible assets consist of values assigned to broadcast licenses and network affiliations, favorable terms on contracts and leases and the option to acquire the assets of WJSU (the Option) (see Note 3). The amounts assigned to intangible assets were based on the results of independent valuations and are amortized on a straight-line basis over their estimated useful lives. Broadcast licenses and network affiliations are amortized over 40 years, the premiums for favorable terms on contracts and leases are amortized over the terms of the related contracts and leases (19 to 25 years), and the Option is amortized over the term of the Option and the associated LMA (10 years). The Company assesses the recoverability of intangible assets on an ongoing basis by evaluating whether amounts can be recovered through undiscounted cash flows over the remaining amortization period.

  Deferred financing costs--Costs incurred in connection with the issuance of long-term debt are deferred and amortized to other nonoperating expense on a straight-line basis over the term of the underlying financing agreement. This method does not differ significantly from the effective interest rate method.

  Deferred rent--Rent concessions and scheduled rent increases in connection with operating leases are recognized as adjustments to rental expense on a straight-line basis over the associated lease term.

  Concentration of credit risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of certain cash and cash equivalents and receivables from advertisers. The Company invests its excess cash with high-credit quality financial institutions and at September 30, 1997 had an overnight repurchase agreement with a financial institution for $6,560. Concentrations of credit risk with respect to receivables from advertisers are limited as the Company's advertising base consists of large national advertising agencies and high-credit quality local advertisers. As is customary in the broadcasting industry, the Company does not require collateral for its credit sales which are typically due within thirty days.

  Income taxes--The operations of the Company are included in a consolidated federal income tax return filed by Perpetual. In accordance with the terms of a tax sharing agreement between the Company and Perpetual, the Company is required to pay to Perpetual its federal income tax liability, computed based upon statutory federal income tax rates applied to the Company's consolidated taxable income. Taxes payable to Perpetual are not reduced by losses generated in prior years by the Company. In addition, the amount payable by the Company to Perpetual under the tax sharing agreement is not reduced if losses of other members of the Perpetual group are utilized to offset taxable income of the Company for purposes of the Perpetual consolidated federal income tax return.

  Prior to the Contribution (see Note 2), the operations of WSET and WCIV were included in a consolidated federal income tax return filed by Westfield News Advertiser, Inc. (Westfield), an affiliate of the Company which is 100% owned by Mr. Joe L. Allbritton. In accordance with the terms of tax sharing agreements between Westfield and WSET and WCIV, federal income tax liabilities of WSET and WCIV were paid to Westfield and

                       ALLBRITTON COMMUNICATIONS COMPANY

                            (DOLLARS IN THOUSANDS)

were computed based upon statutory federal income tax rates applied to each entity's taxable income. For periods subsequent to the Contribution, the operations of WSET and WCIV are included in the consolidated federal income tax return filed by Perpetual in accordance with the tax sharing agreement between the Company and Perpetual.

  A District of Columbia income tax return is filed by the Company, and separate state income tax returns are filed by the Company's subsidiaries, except for WSET. The operations of WSET are included in a combined state income tax return filed with other affiliates. WSET's state income tax liability is not reduced if losses of the affiliates are used to offset the taxable income of WSET for purposes of the combined state income tax return.

  The provision for income taxes is determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires that the consolidated amount of current and deferred income tax expense for a group that files a consolidated income tax return be allocated among members of the group when those members issue separate financial statements. Perpetual, and prior to the Contribution, Westfield, allocate a portion of their respective consolidated current and deferred income tax expense to the Company as if the Company and its subsidiaries were separate taxpayers. The Company records deferred tax assets, to the extent it is more likely than not that such assets will be realized in future periods, and deferred tax liabilities for the tax effects of the differences between the bases of its assets and liabilities for tax and financial reporting purposes. To the extent a deferred tax asset would be recorded due to the incurrence of losses for federal income tax purposes, any such benefit recognized is effectively distributed to Perpetual as such benefit will not be recognized in future years pursuant to the tax sharing agreement.

  Fair value of financial instruments--The carrying amount of the Company's cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and program rights payable approximate fair value due to the short maturity of those instruments. The Company estimates the fair value of its long-term debt using either quoted market prices or by discounting the required future cash flows under its debt using borrowing rates currently available to the Company, as applicable.

  Earnings per share--Earnings per share data are not presented since the Company has only one shareholder.

  New pronouncements--Statements of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" were issued during the year ended September 30, 1997. These statements, which become effective during the Company's fiscal year 1999, address presentation and disclosure matters and will have no impact on the Company's financial position or results of operations.

  Unaudited interim financial data--The interim financial data are unaudited; however, in the opinion of management, the interim data include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. The results of operations for the three months ended December 31, 1997 are not necessarily indicative of the results that can be expected for the entire fiscal year ending September 30, 1998.

NOTE 2--CONTRIBUTION OF WSET AND WCIV

  The common stock of WSET and WCIV, which was formerly held by Westfield, was contributed to the Company on March 1, 1996 (the Contribution). Since the Contribution represents a transfer of assets between entities under common control, the amounts transferred were recorded at historical cost. Further, as the Company, WSET and WCIV were indirectly owned by Mr. Joe L. Allbritton for all periods in which the consolidated financial statements are presented, the Company's consolidated financial statements have been retroactively restated to reflect the Contribution (See Note 8).

                       ALLBRITTON COMMUNICATIONS COMPANY

                            (DOLLARS IN THOUSANDS)


NOTE 3--ACQUISITIONS, LOCAL MARKETING AGREEMENT AND ASSOCIATED OPTION

  In March 1996, the Company acquired an 80% interest in the assets and certain liabilities of WHTM and WCFT for approximately $135,656. The acquisitions were accounted for as purchases and accordingly, the cost of the acquired entities was assigned to the identifiable tangible and intangible assets acquired and liabilities assumed based on their fair values at the respective dates of the purchases. The results of operations of WHTM and WCFT are included in the Company's consolidated financial statements for the periods subsequent to the acquisitions.

  In December 1995, the Company, through an 80%-owned subsidiary, entered into a ten-year LMA with the owner of WJSU, a television station operating in Anniston, Alabama. The LMA provides for the Company to supply program services to WJSU and to retain all revenues from advertising sales. In exchange, the Company pays all station operating expenses and certain management fees to the station's owner. The operating revenues and expenses of WJSU are therefore included in the Company's consolidated financial statements since December 1995. In connection with the LMA, the Company entered into the Option to acquire the assets of WJSU. The cost of the Option totaled $15,348, of which $10,000 was paid in December 1995 and $5,348 was paid in January 1997. The Option is exercisable, subject to certain conditions, for additional consideration of $3,337.

  The following pro forma summary presents the unaudited consolidated results of operations of the Company for the years ended September 30, 1995 and 1996 as if the offering of the Debentures (see Note 6) and the application of the net proceeds thereof (including the above acquisitions and LMA) had occurred at the beginning of fiscal year 1995. The results presented in the pro forma summary do not necessarily reflect the results that would have actually been obtained if the offering, acquisitions and LMA had occurred at the beginning of each year.

                                                      YEARS ENDED SEPTEMBER 30,
                                                      -------------------------
                                                          1995         1996
                                                      ------------ ------------
                                                             (UNAUDITED)
      Operating revenues, net........................ $    162,300 $    164,933
      Income before extraordinary item...............        9,679        4,204
      Net income (loss)..............................        1,929       (3,546)

NOTE 4--PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
      Buildings and leasehold improvements.................. $ 19,538  $ 20,391
      Furniture, machinery and equipment....................   89,503    97,685
      Equipment under capital leases........................    4,727     7,277
                                                             --------  --------
                                                              113,768   125,353
      Less accumulated depreciation.........................  (64,868)  (78,353)
                                                             --------  --------
                                                               48,900    47,000
      Land..................................................    2,517     2,508
      Construction-in-progress..............................      916     2,413
                                                             --------  --------
                                                             $ 52,333  $ 51,921
                                                             ========  ========

  Depreciation and amortization expense was $3,771, $6,723 and $14,155 for the years ended September 30, 1995, 1996 and 1997, respectively, which includes amortization of equipment under capital leases.

                       ALLBRITTON COMMUNICATIONS COMPANY

                            (DOLLARS IN THOUSANDS)


NOTE 5--INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
      Broadcast licenses and network affiliations........... $149,788  $150,243
      Option to purchase the assets of WJSU.................   10,000    15,348
      Other intangibles.....................................    7,648     7,648
                                                             --------  --------
                                                              167,436   173,239
      Less accumulated amortization.........................  (17,249)  (22,746)
                                                             --------  --------
                                                             $150,187  $150,493
                                                             ========  ========

  Amortization expense was $981, $3,534 and $5,497 for the years ended September 30, 1995, 1996 and 1997, respectively. The Company does not separately allocate amounts between broadcast licenses and network affiliations.

NOTE 6--LONG-TERM DEBT

  Outstanding debt consists of the following:

                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
   Senior Subordinated Debentures, due November 30, 2007
    with interest payable semi-annually at 9 3/4%.........  $275,000  $275,000
   Senior Subordinated Debentures, due August 15, 2004
    with interest payable semi-annually at 11 1/2%, manda-
    tory sinking fund payment of $60,500 and $62,500 due
    August 15, 2003 and 2004, respectively................   123,000   123,000
   Senior Credit Facility, maximum amount of $40,000, ex-
    piring April 16, 2001, secured by the outstanding
    stock of the Company and its subsidiaries, interest
    payable quarterly at various rates from prime to prime
    plus 1.25% or LIBOR plus 1% to 2.5%, depending on cer-
    tain financial operating tests (10,000 at 8.22% and
    $2,700 at 9.75% at September 30, 1997)................     2,100    12,700
   Master Lease Finance Agreement, maximum amount of
    $10,000, secured by the assets acquired, interest pay-
    able monthly at variable rates as determined on the
    acquisition date for each asset purchased (8.41%-8.93%
    at September 30, 1997) (See Note 10)..................     4,466     6,444
                                                            --------  --------
                                                             404,566   417,144
   Less unamortized discount..............................    (1,573)   (1,422)
                                                            --------  --------
                                                             402,993   415,722
   Less current maturities................................      (806)   (1,320)
                                                            --------  --------
                                                            $402,187  $414,402
                                                            ========  ========

  On February 6, 1996, the Company completed a $275,000 offering of its 9 3/4% Senior Subordinated Debentures due 2007 (the Debentures) at a discount of $1,375. A portion of the proceeds of the offering were used to finance the acquisitions of WHTM, WCFT and the Option and to repay amounts outstanding under certain previously existing financing facilities. A prepayment penalty on the early repayment of one of the

                       ALLBRITTON COMMUNICATIONS COMPANY

                             (DOLLARS IN THOUSANDS)

facilities and the accelerated amortization of the related unamortized deferred financing costs totaled approximately $13,137 before applicable income tax benefit of approximately $5,387. This loss was reflected as an extraordinary loss of $7,750 in the consolidated statements of operations for the year ended September 30, 1996.

  Unamortized deferred financing costs of $9,916 and $8,935 at September 30, 1996 and 1997, respectively, are included in deferred financing costs and other noncurrent assets in the consolidated balance sheets. Amortization of the deferred financing costs for the years ended September 30, 1995, 1996 and 1997 was $385, $835 and $1,031, respectively, which is included in other nonoperating expenses.

  Under the existing financing agreements, the Company agrees to abide by restrictive covenants which place limitations upon payments of cash dividends, issuance of capital stock, investment transactions, incurrence of additional obligations and transactions with Perpetual and other related parties. In addition, the Company must maintain specified levels of operating cash flow and/or working capital and comply with other financial covenants. The Company is also required to pay a commitment fee of .375% per annum based on any unused portion of the Senior Credit Facility.

  Future principal maturities, excluding payments under the Master Lease Finance Agreement, during the next five years include $12,700 due in 2001.

  The Company estimates the fair value of its Senior Subordinated Debentures and amounts outstanding under its Senior Credit Facility to be approximately $397,900 and $416,800 at September 30, 1996 and 1997, respectively.

NOTE 7--INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                                    YEARS ENDED SEPTEMBER 30,
                                                   ----------------------------
                                                     1995       1996     1997
                                                   ---------  -------- --------
      Current
        Federal................................... $  11,749  $  5,297 $   (691)
        State.....................................     2,299       812      830
                                                   ---------  -------- --------
                                                      14,048     6,109      139
                                                   ---------  -------- --------
      Deferred
        Federal...................................      (143)      215    1,443
        State.....................................        30     1,488     (472)
                                                   ---------  -------- --------
                                                        (113)    1,703      971
                                                   ---------  -------- --------
                                                   $  13,935  $  7,812 $  1,110
                                                   =========  ======== ========

  A prepayment penalty on the early repayment of a financing facility during the year ended September 30, 1996 resulted in an extraordinary loss (see Note
6). This extraordinary loss of $7,750 is presented net of the applicable income tax benefit in the accompanying statement of operations. The $5,387 benefit for income taxes arising from the extraordinary loss consisted of a $4,598 benefit for federal income tax purposes at the statutory rate of 35% and a $789 benefit for local income tax purposes, net of the federal effect.

                       ALLBRITTON COMMUNICATIONS COMPANY

                            (DOLLARS IN THOUSANDS)


  The components of deferred income tax assets (liabilities) are as follows:

                                                                SEPTEMBER 30,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
      Deferred income tax assets:
        State and local operating loss carryforwards.......... $ 2,637  $ 2,924
        Deferred rent.........................................   1,063    1,118
        Accrued employee benefits.............................   1,015    1,134
        Allowance for accounts receivable.....................     549      653
        Other.................................................     415      657
                                                               -------  -------
                                                                 5,679    6,486
        Less: valuation allowance.............................  (1,908)  (1,675)
                                                               -------  -------
                                                                 3,771    4,811
                                                               -------  -------
      Deferred income tax liabilities:
        Depreciation and amortization.........................  (2,222)  (4,233)
                                                               -------  -------
      Net deferred income tax assets.......................... $ 1,549  $   578
                                                               =======  =======

  The Company has approximately $55,482 in state and local operating loss carryforwards in certain jurisdictions available for future use for state and local income tax purposes. Of these operating loss carryforwards, $2,761 expire between 1999 and 2000, $11,943 expire between 2004 and 2007, and $40,778 expire between 2009 and 2012. The change in the valuation allowance for deferred tax assets of $(379), $1,020 and $(233) during the years ended September 30, 1995, 1996 and 1997, respectively, principally resulted from management's evaluation of the recoverability of the loss carryforwards.

  The following table reconciles the statutory federal income tax rate to the Company's effective income tax rate for income before extraordinary loss:

                                                  YEARS ENDED SEPTEMBER 30,
                                                 -----------------------------
                                                   1995      1996      1997
                                                 --------  --------  ---------
      Statutory federal income tax rate.........     35.0%     35.0%      34.0%
      State income taxes, net of federal income
       tax benefit..............................      5.2       4.8       20.2
      Non-deductible expenses, principally
       amortization of certain intangible
       assets, insurance premiums and meals and
       entertainment............................      1.8       4.5       33.2
      Change in valuation allowance.............     (1.1)      6.9      (15.2)
      Other, net................................      0.3       1.6        0.2
                                                 --------  --------  ---------
      Effective income tax rate.................     41.2%     52.8%      72.4%
                                                 ========  ========  =========

NOTE 8--TRANSACTIONS WITH OWNERS AND RELATED PARTIES

  In the ordinary course of business, the Company makes cash advances in the form of distributions to Perpetual. Prior to the Contribution, WSET and WCIV made cash advances to Westfield. At present, the primary source of repayment of the net advances from the Company is through the ability of the Company to pay dividends or make other distributions. There is no immediate intent for these amounts to be repaid. Accordingly, such amounts have been treated as a reduction of stockholder's investment and described as "distributions" in the Company's consolidated balance sheets.

                       ALLBRITTON COMMUNICATIONS COMPANY

                            (DOLLARS IN THOUSANDS)


  The following summarizes these and certain other transactions with related parties:

                                                                  THREE MONTHS
                                    YEARS ENDED SEPTEMBER 30,        ENDED
                                    ----------------------------  DECEMBER 31,
                                      1995      1996      1997        1997
                                    --------  --------  --------  ------------
                                                                  (UNAUDITED)
   Distributions to owners,
    beginning of year.............. $186,994  $203,775  $224,450    $237,354
   Cash advances...................   42,853    52,667    52,597      23,151
   Repayment of cash advances......  (14,142)  (12,785)  (39,693)    (13,078)
   (Charge) benefit for federal
    income taxes...................  (11,884)     (826)      691      (2,061)
   Dividends declared by WSET and
    WCIV...........................      --    (18,371)      --          --
   Tax benefit distributed.........      (46)      (10)     (691)        --
                                    --------  --------  --------    --------
   Distributions to owners, end of
    year........................... $203,775  $224,450  $237,354    $245,366
                                    ========  ========  ========    ========
   Weighted average amount of non-
    interest bearing advances
    outstanding during the year.... $178,761  $197,205  $218,026    $226,230
                                    ========  ========  ========    ========

  Subsequent to December 31, 1997 and through January 31, 1998, the Company made additional net distributions to owners of approximately $4,000.

  In connection with the transactions by which the Contribution was consummated, WSET and WCIV declared non-cash dividends to Westfield in the amount of $18,371 which represented the cumulative net advances made from WSET and WCIV to Westfield as of the date of the Contribution. The dividend has therefore been reflected as a reduction to retained earnings and distributions to owners during the year ended September 30, 1996.

  Included in distributions to owners is a $20,000 loan made in 1991 by the Company to ALLNEWSCO, Inc. (Allnewsco), an affiliate of the Company which is owned by Mr. Joe L. Allbritton. This amount has been included in the consolidated financial statements on a consistent basis with other cash advances to related parties. The $20,000 note receivable from Allnewsco has stated repayment terms consisting of annual principal installments approximating $2,220 commencing January 1997 through January 2005. During the year ended September 30, 1997, the Company deferred the first annual principal installment payment. The Company is currently renegotiating the note to extend the maturity to January 2008 and defer all principal installments until maturity, with the principal balance also due upon demand. The note has a stated interest rate of 11.06% and interest is payable semi-annually. During each of the years ended September 30, 1995, 1996 and 1997, the Company earned interest income from this note of approximately $2,200. At September 30, 1996 and 1997, interest receivable from Allnewsco under this note totaled $492. Allnewsco is current on its interest payments.

  Management fees of $180, $180 and $343 were paid to Perpetual by the Company for the years ended September 30, 1995, 1996 and 1997, respectively. The Company also paid management fees to Mr. Joe L. Allbritton in the amount of $550 for each of the years ended September 30, 1995, 1996 and 1997. Management fees are included in corporate expenses in the consolidated statements of operations and management believes such charges to be reasonable.

  Charitable contributions of approximately $283 and $685 were paid to the Allbritton Foundation by the Company for the years ended September 30, 1995 and 1996, respectively.

  The Company maintains banking relationships with and leases certain office space from Riggs Bank N.A. (Riggs). Riggs is a wholly-owned subsidiary of Riggs National Corporation, of which Mr. Joe L. Allbritton is the Chairman of the Board of Directors and a significant stockholder. The majority of the Company's cash and cash equivalents was on deposit with Riggs at September 30, 1996 and 1997. Additionally, the Company incurred

                       ALLBRITTON COMMUNICATIONS COMPANY

                            (DOLLARS IN THOUSANDS)

$167, $192 and $220 in rental expense related to office space leased from Riggs for the years ended September 30, 1995, 1996 and 1997, respectively.

  On July 1, 1995, 78, Inc., also a wholly-owned subsidiary of Perpetual, was formed to provide sales, marketing and related services to both the Company and Allnewsco. Certain employees of the Company became employees of 78, Inc. The Company was charged approximately $7,163 during the year ended September 30, 1996 for services provided by 78, Inc., which represents the Company's share of 78, Inc.'s costs relating to the provision of such services, determined based on the Company's usage of such services. These costs are included in television operating expenses in the consolidated statements of operations. Effective October 1, 1996, the Company ceased utilizing 78, Inc. for the provision of these services and re-established these functions internally. At September 30, 1996, the Company recorded a $1,578 receivable from 78, Inc. representing expenses paid on behalf of 78, Inc. by the Company. This receivable was fully repaid by 78, Inc. during the year ended September 30, 1997.

NOTE 9--RETIREMENT PLANS

  A defined contribution savings plan is maintained for eligible employees of the Company and certain of its affiliates who have been employed for at least one year and have completed 1,000 hours of service. Under the plan, employees may contribute a portion of their compensation subject to Internal Revenue Service limitations and the Company contributes an amount equal to 50% of the contribution of the employee not to exceed 6% of the compensation of the employee. The amounts contributed to the plan by the Company on behalf of its employees totaled approximately $509, $602 and $691 for the years ended September 30, 1995, 1996 and 1997, respectively.

  The Company also contributes to certain other multi-employer union pension plans on behalf of certain of its union employees. The amounts contributed to such plans totaled approximately $182, $308 and $316 for the years ended September 30, 1995, 1996 and 1997, respectively.

NOTE 10--COMMITMENTS AND CONTINGENT LIABILITIES

  The Company leases office and studio facilities and machinery and equipment under operating and capital leases expiring in various years through 2004. Certain leases contain provisions for renewal and extension. Future minimum lease payments under operating and capital leases which have remaining noncancelable lease terms in excess of one year as of September 30, 1997 are as follows:

                                                              OPERATING CAPITAL
                                                               LEASES   LEASES
                                                              --------- -------
      Year ending September 30,
        1998.................................................  $ 3,084  $ 1,791
        1999.................................................    3,408    1,779
        2000.................................................    3,439    1,764
        2001.................................................    3,232    1,478
        2002.................................................    3,090      659
        2003 and thereafter..................................    5,015      --
                                                               -------  -------
                                                               $21,268    7,471
                                                               =======
      Less: amounts representing imputed interest............            (1,027)
                                                                        -------
                                                                          6,444
      Less: current portion..................................            (1,320)
                                                                        -------
      Long-term portion of capital lease obligations.........           $ 5,124
                                                                        =======

                       ALLBRITTON COMMUNICATIONS COMPANY

                            (DOLLARS IN THOUSANDS)

  Rental expense under operating leases aggregated approximately $2,600, $2,700 and $2,900 for the years ended September 30, 1995, 1996 and 1997, respectively.

  The Company has entered into contractual commitments in the ordinary course of business for the rights to television programming which is not yet available for broadcast as of September 30, 1997. Under these agreements, the Company must make specific minimum payments approximating the following:

      Year ending September 30,
        1998........................................................... $ 1,453
        1999...........................................................  15,888
        2000...........................................................  14,590
        2001...........................................................   7,139
        2002...........................................................   5,029
                                                                        -------
                                                                        $44,099
                                                                        =======

  The Company has entered into various employment contracts. Future payments under such contracts as of September 30, 1997 approximate $3,596, $1,791, $667, and $267 for the years ending September 30, 1998, 1999, 2000, and 2001, respectively.

  The Company has entered into various deferred compensation agreements with certain employees. Under these agreements, the Company is required to make payments aggregating approximately $2,456 during the years 2000 through 2012. At September 30, 1996 and 1997, the Company has recorded a deferred compensation liability of approximately $912 and $1,035, respectively, which is included as a component of noncurrent accrued employee benefit expenses in the consolidated balance sheets.

  The Company currently and from time to time is involved in litigation incidental to the conduct of its business, including suits based on defamation. The Company is not currently a party to any lawsuit or proceeding which, in the opinion of management, if decided adverse to the Company, would be likely to have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.

NOTE 11--SUPPLEMENTARY CASH FLOW INFORMATION

  Cash paid for interest totaled $22,481, $28,973 and $42,829 during the years ended September 30, 1995, 1996 and 1997, respectively. Cash paid for state income taxes totaled $2,148, $679 and $792 during the years ended September 30, 1995, 1996 and 1997, respectively. Non-cash investing and financing activities consist of entering into capital leases totaling $1,127, $3,554 and $2,549 during the years ended September 30, 1995, 1996 and 1997, respectively, and declaring a non-cash dividend from WSET and WCIV to Westfield of $18,371 during the year ended September 30, 1996.

NOTE 12--SUBSEQUENT EVENT (UNAUDITED)

  On January 22, 1998, the Company completed a $150,000 offering of its 8 7/8% Senior Subordinated Notes due 2008. The cash proceeds of the offering, net of offering expenses, of approximately $146,000 will be used to redeem the Company's 11 1/2% Debentures with the balance used to repay certain amounts outstanding under the Company's Senior Credit Facility. A notice of redemption has been issued for the redemption of the 11 1/2% Debentures on March 3, 1998. The Company will incur a loss, net of the related income tax effect, of approximately $5,400 on the early extinguishment of the 11 1/2% Debentures.

                                                                     SCHEDULE II

                       ALLBRITTON COMMUNICATIONS COMPANY

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                             (DOLLARS IN THOUSANDS)

                          BALANCE AT   CHARGED                                BALANCE AT
                          BEGINNING    TO COSTS     CHARGED TO                  END OF
     CLASSIFICATION        OF YEAR   AND EXPENSES OTHER ACCOUNTS DEDUCTIONS      YEAR
     --------------       ---------- ------------ -------------- ----------   ----------
Year ended September 30,
 1995:
  Allowance for doubtful
   accounts.............    $  757      $  755         --          $(444)(2)    $1,068
                            ======      ======         ===         =====        ======
  Valuation allowance
   for deferred income
   tax assets...........    $1,267         --          --          $(379)(3)    $  888
                            ======      ======         ===         =====        ======
Year ended September 30,
 1996:
  Allowance for doubtful
   accounts.............    $1,068      $  752         --          $(435)(2)    $1,385
                            ======      ======         ===         =====        ======
  Valuation allowance
   for deferred income
   tax assets...........    $  888      $1,750(1)      --          $(730)(3)    $1,908
                            ======      ======         ===         =====        ======
Year ended September 30,
 1997:
  Allowance for doubtful
   accounts.............    $1,385      $  576         --          $(343)(2)    $1,618
                            ======      ======         ===         =====        ======
  Valuation allowance
   for deferred income
   tax assets...........    $1,908      $  574(1)      --          $(807)(3)    $1,675
                            ======      ======         ===         =====        ======

--------
(1) Represents valuation allowance established related to certain net operating loss carryforwards and other deferred tax assets for state income tax purposes.
(2) Write-off of uncollectible accounts, net of recoveries and collection fees.
(3) Represents net reduction of valuation allowance relating to certain net operating loss carryforwards.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") and Article Sixth of ACC's Certificate of Incorporation provide for indemnification of ACC's directors and officers in a variety of circumstances which may include liabilities under the Securities Act of 1933. Article Sixth provides that unless otherwise determined by the Board of Directors of ACC, ACC shall indemnify to the full extent permitted by the laws of Delaware as from time to time in effect, the persons described in Section 145 of DGCL. In addition, Article Sixth authorizes ACC and the Board of Directors to provide additional rights of indemnity.

  The general effect of the provisions in ACC's Certificate of Incorporation and DGCL is to provide that ACC shall indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of ACC. With respect to legal proceedings by or in the right of ACC in which a director or officer is adjudged liable for improper performance of his duty to ACC or another enterprise which such person served in a similar capacity at the request of ACC, indemnification is limited by such provisions to that amount which is permitted by the court.

  Pursuant to authority granted the Board of Directors under Article VII,
Section 2 of the By-Laws, ACC maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of ACC may incur in such capacities.

  Reference is made to the Purchase Agreement filed as Exhibit 1 which provides for indemnification of the directors and officers of ACC signing the Registration Statement and certain controlling persons of ACC against certain liabilities, including those arising under the Securities Act in certain instances, of the Initial Purchasers.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  (A) EXHIBITS

  1.   Purchase Agreement dated January 14, 1998 by and among ACC, Merrill
       Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
       BancBoston Securities Inc. and CIBC Oppenheimer Corp.
  3.1 Certificate of Incorporation of ACC (Incorporated by reference to Exhibit 3.1 of Company's Registration Statement on Form S-4, No. 333-
       02302, dated March 12, 1996).
  3.2  Bylaws of ACC (Incorporated by reference to Exhibit 3.2 of Registrant's
       Registration Statement on Form S-4, No. 333-02302, dated March 12,
       1996).
  4.1 Indenture dated as of January 22, 1998 between ACC and State Street Bank and Trust Company, as Trustee, relating to the Notes.
  4.2  Indenture dated as of February 6, 1996 between ACC and The First
       National Bank of Boston, as Trustee, relating to 9 3/4% Senior
       Subordinated Debentures due 2007 (Incorporated by reference to Exhibit
       4.1 of Company's Registration Statement on Form S-4, No. 333-02302, dated March 12, 1996).
  4.3  Form of 8 7/8% Series B Senior Subordinated Notes due 2008.
  4.4  Revolving Credit Agreement dated as of April 16, 1996 by and among
       Allbritton Communications Company, certain Banks, and The First National
       Bank of Boston, as agent (Incorporated by reference to Exhibit 4.4 of Company's Quarterly Report on Form 10-Q, No. 333-02302, dated August 14,
       1996).

    4.5  Modification No. 1 dated as of June 19, 1996 to Revolving Credit
         Agreement (Incorporated by reference to Exhibit 4.5 of Company's
         Quarterly Report on Form 10-Q, No. 333-02302, dated May 15, 1997).
    4.6  Modification No. 2 dated as of December 20, 1996 to Revolving Credit
         Agreement (Incorporated by reference to Exhibit 4.6 of Company's
         Quarterly Report on Form 10-Q, No. 333-02302, dated May 15, 1997).
    4.7  Modification No. 3 dated as of May 14, 1997 to Revolving Credit
         Agreement (Incorporated by reference to Exhibit 4.7 of Company's
         Quarterly Report on Form 10-Q, No. 333-02302, dated May 15, 1997).
    4.8  Modification No. 4 dated as of September 30, 1997 to Revolving Credit
         Agreement (Incorporated by reference to Exhibit 4.8 of Company's Form
         10-K, No. 333-02302, dated December 22, 1997).
    5.1 Opinion of Fulbright & Jaworski L.L.P., as to the validity of the Notes. *
    8.1  Opinion of Fulbright & Jaworski L.L.P., as to certain tax matters.*
   10.1  Registration Rights Agreement by and among ACC, Merrill Lynch & Co.,
         Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston
         Securities Inc. and CIBC Oppenheimer dated January 22, 1998.


   10.2  Network Affiliation Agreement (Harrisburg Television, Inc.)
         (Incorporated by reference to Exhibit 10.3 of Company's Pre-effective
         Amendment No. 1 to Registration Statement on Form S-4, dated April 22,
         1996).
   10.3 Network Affiliation Agreement (First Charleston Corp.) (Incorporated by reference to Exhibit 10.4 of Company's Pre-effective Amendment No.
         1 to Registration Statement on Form S-4, dated April 22, 1996).
   10.4 Network Affiliation Agreement (WSET, Incorporated) (Incorporated by reference to Exhibit 10.5 of Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-4, dated April 22, 1996).
   10.5  Network Affiliation Agreement (WJLA-TV) (Incorporated by reference to
         Exhibit 10.6 of Company's Pre-effective Amendment No. 1 to
         Registration Statement on Form S-4, dated April 22, 1996).
   10.6 Network Affiliation Agreement (KATV Television, Inc.) (Incorporated by reference to Exhibit 10.7 of Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-4, dated April 22, 1996).
   10.7 Network Affiliation Agreement (KTUL Television, Inc.) (Incorporated by reference to Exhibit 10.8 of Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-4, dated April 22, 1996).
   10.8 Network Affiliation Agreement (TV Alabama, Inc.) (Incorporated by reference to Exhibit 10.9 of Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-4, dated April 22, 1996).
   10.9  Tax Sharing Agreement effective as of September 30, 1991 by and among
         Perpetual Corporation, Inc., ACC and Allnewsco, Inc., as amended
         (Incorporated by reference to Exhibit 10.11 of Company's Registration
         Statement on Form S-4, No. 333-02302, dated March 12, 1996).
   10.10 Time Brokerage Agreement dated as of December 21, 1995 by and between
         RKZ Television, Inc. and ACC (Incorporated by reference to Exhibit
         10.11 of Company's Registration Statement on Form S-4, No. 333-02302, dated March 12, 1996).

   10.11 Option Agreement dated December 21, 1995 by and between ACC and RKZ
         Television, Inc. (Incorporated by reference to Exhibit 10.12 of
         Company's Registration Statement on Form S-4, No. 333-02302, dated
         March 12, 1996).
   10.12 Amendment dated May 2, 1996 by and among TV Alabama, Inc., RKZ
         Television, Inc. and Osborn Communications Corporation to Option
         Agreement dated December 21, 1995 by and between ACC and RKZ
         Television, Inc. (Incorporated by reference to Exhibit 10.13 of
         Company's Form 10-K, No. 333-02302, dated December 30, 1996).
   10.13 Master Lease Finance Agreement dated as of August 10, 1994 between
         BancBoston Leasing, Inc. and ACC, as amended (Incorporated by reference to Exhibit 10.16 of Company's Registration Statement on Form
         S-4, No. 333-02302, dated March 12, 1996).
   10.14 Amendment to Network Affiliation Agreement (TV Alabama, Inc.) dated
         January 23, 1997 (Incorporated by reference to Exhibit 10.15 to the
         Company's Form 10-Q, No. 333-02302, dated February 14, 1997).
   10.15 Pledge of Membership Interests Agreement dated as of September 30,
         1997 by and among ACC; KTUL, LLC; KATV, LLC; WCIV, LLC; and
         BankBoston, N.A. as Agent (Incorporated by reference to Exhibit 10.16 of Company's Form 10-K, No. 333-02302, dated December 22, 1997).
   12.   Statement of Computation of Ratios.
   21.   Subsidiaries of ACC.
   23.1  Consent of Price Waterhouse LLP.
   23.2  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).*
   23.3  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 8.1).*
   24.   Powers of Attorney.
   25.   Statement of Form T-1 of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of State Street Bank and Trust Company, as
         Trustee under the Indenture, relating to the 8 7/8% Series B Senior
         Subordinated Notes 2008.
   99.1  Letter of Transmittal.
   99.2  Notice of Guaranteed Delivery.

  (B) CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

         (ii) Valuation and Qualifying Accounts and Reserves (see page F-16).

--------
 * To be filed by amendment.

ITEM 22. UNDERTAKINGS.

  The Registrant hereby undertakes:


    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN WASHINGTON, D.C. ON FEBRUARY 9, 1998.

                                         Allbritton Communications Company
                                          (Registrant)


                                         By       /s/ Henry D. Morneault
                                           -----------------------------------
                                                   HENRY D. MORNEAULT
                                                CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


                NAME                          TITLE                         DATE
                ----                          -----                         ----
       /s/ Joe L. Allbritton           Chairman, Principal              February 9, 1998
------------------------------------
           JOE L. ALLBRITTON*           Executive Officer and
                                        Director

     /s/ Barbara B. Allbritton         Vice President and               February 9, 1998
------------------------------------
         BARBARA B. ALLBRITTON*         Director

      /s/ Robert L. Allbritton         Executive Vice President,        February 9, 1998
------------------------------------
          ROBERT L. ALLBRITTON*         Chief Operating Officer
                                        and Director

       /s/ Lawrence I. Hebert          Vice Chairman, President         February 9, 1998
------------------------------------
           LAWRENCE I. HEBERT           and Director

     /s/ Frederick J. Ryan, Jr.        Vice Chairman, Senior Vice       February 9, 1998
------------------------------------
         FREDERICK J. RYAN, JR.*        President and Director

       /s/ Henry D. Morneault          Vice President and Chief         February 9, 1998
------------------------------------
           HENRY D. MORNEAULT           Financial Officer

       /s/ Stephen P. Gibson           Vice President and Principal     February 9, 1998
------------------------------------
           STEPHEN P. GIBSON            Accounting Officer

        *BY ATTORNEY-IN-FACT

        /s/ Jerald N. Fritz
------------------------------------
            JERALD N. FRITZ

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.     Purchase Agreement dated January 14, 1998 by and among ACC, Merrill
         Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
         BancBoston Securities Inc. and CIBC Oppenheimer Corp.
  3.1    Certificate of Incorporation of ACC (Incorporated by reference to
         Exhibit 3.1 of Company's Registration Statement on Form S-4, No. 333-
         02302, dated March 12, 1996).
  3.2    Bylaws of ACC (Incorporated by reference to Exhibit 3.2 of
         Registrant's Registration Statement on Form S-4, No. 333-02302, dated
         March 12, 1996).
  4.1    Indenture dated as of January 22, 1998 between ACC and State Street
         Bank and Trust Company, as Trustee, relating to the Notes.
  4.2    Indenture dated as of February 6, 1996 between ACC and The First
         National Bank of Boston, as Trustee, relating to 9 3/4% Senior
         Subordinated Debentures due 2007 (Incorporated by reference to Exhibit
         4.1 of Company's Registration Statement on Form S-4, No. 333-02302,
         dated March 12, 1996).
  4.3    Form of 8 7/8% Series B Senior Subordinated Notes due 2008.
  4.4    Revolving Credit Agreement dated as of April 16, 1996 by and among
         Allbritton Communications Company, certain Banks, and The First
         National Bank of Boston, as agent (Incorporated by reference to
         Exhibit 4.4 of Company's Quarterly Report on Form 10-Q, No. 333-02302,
         dated August 14, 1996).
  4.5    Modification No. 1 dated as of June 19, 1996 to Revolving Credit
         Agreement (Incorporated by reference to Exhibit 4.5 of Company's
         Quarterly Report on Form 10-Q, No. 333-02302, dated May 15, 1997).
  4.6    Modification No. 2 dated as of December 20, 1996 to Revolving Credit
         Agreement (Incorporated by reference to Exhibit 4.6 of Company's
         Quarterly Report on Form 10-Q, No. 333-02302, dated May 15, 1997).
  4.7    Modification No. 3 dated as of May 14, 1997 to Revolving Credit
         Agreement (Incorporated by reference to Exhibit 4.7 of Company's
         Quarterly Report on Form 10-Q, No. 333-02302, dated May 15, 1997).
  4.8    Modification No. 4 dated as of September 30, 1997 to Revolving Credit
         Agreement (Incorporated by reference to Exhibit 4.8 of Company's Form
         10-K, No. 333-02302, dated December 22, 1997).
  5.1    Opinion of Fulbright & Jaworski L.L.P., as to the validity of the
         Notes. *
  8.1    Opinion of Fulbright & Jaworski L.L.P., as to certain tax matters.*
 10.1    Registration Rights Agreement by and among ACC, Merrill Lynch & Co.,
         Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston
         Securities Inc. and CIBC Oppenheimer dated January 22, 1998.
 10.2    Network Affiliation Agreement (Harrisburg Television, Inc.)
         (Incorporated by reference to Exhibit 10.3 of Company's Pre-effective
         Amendment No. 1 to Registration Statement on Form S-4, dated April 22,
         1996).
 10.3    Network Affiliation Agreement (First Charleston Corp.) (Incorporated
         by reference to Exhibit 10.4 of Company's Pre-effective Amendment No.
         1 to Registration Statement on Form S-4, dated April 22, 1996).
 10.4    Network Affiliation Agreement (WSET, Incorporated) (Incorporated by
         reference to Exhibit 10.5 of Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-4, dated April 22, 1996).

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.5    Network Affiliation Agreement (WJLA-TV) (Incorporated by reference to
         Exhibit 10.6 of Company's Pre-effective Amendment No. 1 to
         Registration Statement on Form S-4, dated April 22, 1996).
 10.6    Network Affiliation Agreement (KATV Television, Inc.) (Incorporated by
         reference to Exhibit 10.7 of Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-4, dated April 22, 1996).
 10.7    Network Affiliation Agreement (KTUL Television, Inc.) (Incorporated by
         reference to Exhibit 10.8 of Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-4, dated April 22, 1996).
 10.8    Network Affiliation Agreement (TV Alabama, Inc.) (Incorporated by
         reference to Exhibit 10.9 of Company's Pre-effective Amendment No. 1 to Registration Statement on Form S-4, dated April 22, 1996).
 10.9    Tax Sharing Agreement effective as of September 30, 1991 by and among
         Perpetual Corporation, Inc., ACC and Allnewsco, Inc., as amended
         (Incorporated by reference to Exhibit 10.11 of Company's Registration
         Statement on Form S-4, No. 333-02302, dated March 12, 1996).
 10.10   Time Brokerage Agreement dated as of December 21, 1995 by and between
         RKZ Television, Inc. and ACC (Incorporated by reference to Exhibit
         10.11 of Company's Registration Statement on Form S-4, No. 333-02302,
         dated March 12, 1996).
 10.11   Option Agreement dated December 21, 1995 by and between ACC and RKZ
         Television, Inc. (Incorporated by reference to Exhibit 10.12 of
         Company's Registration Statement on Form S-4, No. 333-02302, dated
         March 12, 1996).
 10.12   Amendment dated May 2, 1996 by and among TV Alabama, Inc., RKZ
         Television, Inc. and Osborn Communications Corporation to Option
         Agreement dated December 21, 1995 by and between ACC and RKZ
         Television, Inc. (Incorporated by reference to Exhibit 10.13 of
         Company's Form 10-K, No. 333-02302, dated December 30, 1996).
 10.13   Master Lease Finance Agreement dated as of August 10, 1994 between
         BancBoston Leasing, Inc. and ACC, as amended (Incorporated by reference to Exhibit 10.16 of Company's Registration Statement on Form
         S-4, No. 333-02302, dated March 12, 1996).
 10.15   Amendment to Network Affiliation Agreement (TV Alabama, Inc.) dated
         January 23, 1997 (Incorporated by reference to Exhibit 10.15 to the
         Company's Form 10-Q, No. 333-02302, dated February 14, 1997).
 10.16   Pledge of Membership Interests Agreement dated as of September 30,
         1997 by and among ACC; KTUL, LLC; KATV, LLC; WCIV, LLC; and
         BankBoston, N.A. as Agent (Incorporated by reference to Exhibit 10.16 of Company's Form 10-K, No. 333-02302, dated December 22, 1997).
 12.     Statement of Computation of Ratios.
 21.     Subsidiaries of ACC.
 23.1    Consent of Price Waterhouse LLP.
 23.2    Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).*
 23.3    Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 8.1).*
 24.     Powers of Attorney.
 25.     Statement of Form T-1 of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of State Street Bank and Trust Company, as
         Trustee under the Indenture, relating to the 8 7/8% Series B Senior
         Subordinated Notes 2008.

 EXHIBIT
   NO.       DESCRIPTION OF EXHIBIT
 -------     ----------------------
 99.1    Letter of Transmittal.
 99.2    Notice of Guaranteed Delivery.

--------
 * To be filed by amendment.